As Filed With the Securities and Exchange Commission On December 12, 2003

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6720	23-2195389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Penn Square

Lancaster, Pennsylvania 17602

717-291-2411

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Rufus A. Fulton, Jr.

Chairman and Chief Executive Officer

One Penn Square

Lancaster, Pennsylvania 17602

717-291-2411

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Paul G. Mattaini, Esquire Kimberly J. Decker, Esquire Barley, Snyder, Senft & Cohen, LLC 126 East King Street Lancaster, Pennsylvania 17604-2893	T. Richard Litton, Jr., Esquire Jeffrey A. D. Cohen, Esquire Kaufman & Canoles, P.C. 150 West Main Street Norfolk, VA 23510

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount Of Registration Fee

Common Stock, par value $2.50 per share (and associated stock purchase rights)(4)	9,495,927	$31.35	$202,970,810	$16,421

(1)	Based on the maximum number of shares of the Registrant’s common stock that may be issued in connection with the proposed merger of Resource Bankshares Corporation with and into the Registrant. Does not include 238,000 shares of Resource common stock owned by Fulton which will be canceled in the merger. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.

(2)	Estimated solely for purposes of calculating the registration fee.

(3)	Computed in accordance with Rule 457(f)(1), on the basis of the average of the closing bid and asked prices reported by NASDAQ for the common stock of Resource Bankshares Corporation on December 8, 2003 of $31.35 and based on 5,776,327 shares of Resource Bankshares Corporation common stock to be exchanged in the merger and unexercised options to purchase 698,021 shares of Resource Bankshares Corporation common stock.

(4)	Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement/ Prospectus

RESOURCE BANKSHARES CORPORATION

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

Nasdaq National Market Symbol: RBKV

FULTON FINANCIAL CORPORATION

PROSPECTUS FOR

9,495,927 SHARES OF FULTON FINANCIAL COMMON STOCK

Nasdaq National Market Symbol: FULT

This document constitutes a proxy statement of Resource Bankshares Corporation in connection with the solicitation of proxies by the board of directors of Resource for use at the special meeting of shareholders to be held at the Sheraton Oceanfront Hotel, 36th Street and Atlantic Avenue, Virginia Beach, VA 23451, on                                   ,             , at 9:30 a.m., local time. At the special meeting, Resource shareholders will be asked to consider and vote on the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated August 25, 2003, as amended, between Resource and Fulton Financial Corporation which provides, among other things, for the merger of Resource with and into Fulton and the conversion of each share of common stock of Resource outstanding immediately prior to the merger into 1.4667 shares (subject to adjustment) of Fulton common stock, plus cash in lieu of any fractional share interest;

2. To adjourn the special meeting if necessary to allow Resource time to solicit more votes in favor of the merger agreement; and

3. To transact such other business as may properly be brought before the special meeting.

This document also constitutes a prospectus of Fulton filed as part of a registration statement filed with the Securities and Exchange Commission relating to up to 9,495,927 shares of Fulton common stock being registered for this transaction. On                       ,             the closing price of Fulton’s common stock was $            , making the value of 1.4667 shares of Fulton common stock equal to $             on that date. The closing price of Resource’s common stock on that date was $            . These prices will fluctuate between now and the closing of the merger, but the exchange ratio in the merger will remain fixed despite these fluctuations. This document does not cover any resale of the Fulton stock being registered for this transaction by any shareholders deemed to be affiliates of Fulton or Resource. Resource and Fulton have not authorized any person to make use of this document in connection with any such resale.

Resource and Fulton provided all information related to their respective companies.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

All investors should review the Risk Factors beginning on page 56.

The date of this document is                                              . This document was first sent to shareholders on or about                                   .

You should rely only on the information contained in this document or to which this document has referred you. Resource and Fulton have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of the document.

The document incorporates important business and financial information about Fulton and Resource that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to the following persons at either Resource or Fulton:

George R. Barr, Jr., Secretary Fulton Financial Corporation One Penn Square Lancaster, PA 17602 717-291-2411	Debra C. Dyckman, Secretary Resource Bankshares Corporation 3720 Virginia Beach Boulevard Virginia Beach, VA 23452 757-463-2265

To obtain timely delivery of requested documents, you must request the information no later than                                     .

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting to be held on                             .

Q2:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q3:	If my shares are held in an IRA, who votes those shares?

A. You vote shares held by you in an IRA as though you held those shares directly.

Q4:	Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q5:	Should I send in my stock certificates now?

A: No. Shortly after the merger is completed, Fulton will send you written instructions for exchanging your stock certificates. Fulton will request that you return your Resource stock certificates at that time.

Q6:	When do you expect to merge?

A: Fulton and Resource expect to complete the merger no later than the second quarter of 2004. In addition to the approval of Resource shareholders, Fulton must also obtain regulatory approvals. Fulton and Resource expect to receive all necessary approvals no later than the second quarter of 2004.

Q7:	Who should I call with questions or to obtain additional copies of this document?

A: You should call either:

Debra C. Dyckman, Secretary	George R. Barr, Jr., Secretary
Resource Bankshares Corporation	Fulton Financial Corporation
3720 Virginia Beach Boulevard	One Penn Square
Virginia Beach, VA 23452	Lancaster, PA 17602
757-463-2265	717-291-2411

SUMMARY

This summary highlights selected information from this document. Because this is a summary, it does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire document and the attached exhibits. See “Where You Can Find More Information” on page 56 for reference to additional information available to you regarding Fulton and Resource.

Agreement to Merge (See page 20)

Fulton and Resource entered into a merger agreement on August 25, 2003, and the merger agreement was amended on August 28, 2003. The merger agreement provides that each share of Resource common stock outstanding on the effective date of the merger will be exchanged for 1.4667 shares (subject to adjustment) of Fulton common stock, and Resource will merge with Fulton. A copy of the merger agreement is attached to this document as Exhibit A and is incorporated herein by reference. On August 4, 2003, Resource declared a 3 for 2 stock split in the form of a 50% stock dividend, payable on September 5, 2003, to shareholders of record on August 15, 2003. All amounts relating to Resource common stock and the exchange ratio in this document have been restated to reflect this stock dividend.

Each Resource Share Will Be Exchanged For 1.4667 Shares Of Fulton Common Stock (See page 33)

If the merger is completed, you will receive 1.4667 shares of Fulton common stock for each share of Resource common stock you own. Fulton will not issue any fractional shares, and therefore, you will receive a cash payment for any fractional shares based on the market price of Fulton common stock during a period leading up to completion of the merger. On                                         , the closing price of Fulton common stock was $            , making the value of 1.4667 shares of Fulton common stock equal to $             on that date. Because the market price of Fulton stock fluctuates, you will not know when you vote at the special meeting what the shares will be worth when issued in the merger. The market prices of both Fulton and Resource common stock will fluctuate prior to the merger, but the exchange ratio in the merger will remain fixed despite these fluctuations. You should obtain current market quotations for Fulton common stock and Resource common stock.

Comparative Per Share Data

Fulton and Resource have summarized below the per share information for each company on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports and other documents Fulton and Resource have filed with the SEC or attached to this document. See “Where You Can Find More Information” on page 56. The Fulton pro forma information gives effect to the merger, assuming that 1.4667 shares of Fulton common stock are issued for each outstanding share of Resource common stock.

Selected Historical and Pro Forma

Combined Per Share Data (A)

Fulton	As of or for the Year Ended December 31, 2002	As of or for the Nine Months Ended September 30, 2003
Historical Per Common Share:
Average Shares Outstanding (Basic)	107,767,800	106,412,000
Average Shares Outstanding (Diluted)	108,474,450	107,189,000
Book Value	$8.14	$8.54
Cash Dividends	$0.558	$0.463
Net Income (Basic)	$1.23	$0.96
Net Income (Diluted)	$1.23	$0.96

Fulton, Resource Combined
Pro Forma Per Common Share:
Average Shares Outstanding (Basic)	114,548,667	114,758,422
Average Shares Outstanding (Diluted)	115,672,754	116,074,420
Book Value	$9.39	$9.57
Cash Dividends	$0.558	$0.463
Net Income (Basic)	$1.22	$0.97
Net Income (Diluted)	$1.21	$0.96

(A)	The above combined pro forma per share information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. Financial information reflects the acquisition of Resource accounted for under the purchase method of accounting applied to historical financial information as of September 30, 2003, and for the year and nine months ended December 31, 2002 and September 30, 2003, respectively. Per share dividends reflect Fulton’s historic payment history. Net income utilized in the calculation of income per share does not reflect any anticipated expense savings, revenue enhancements or capital restructuring anticipated by Fulton as a result of the merger.

Selected Historical and Pro Forma

Per Share Equivalent Data (A)

Resource	As of or for the Year Ended December 31, 2002	As of or for the Nine Months Ended September 30, 2003
Historical Per Common Share:
Average Shares Outstanding (Basic)	4,623,213	5,690,613
Average Shares Outstanding (Diluted)	4,907,823	6,058,103
Book Value	$7.08	$9.46
Cash Dividends	$0.37	$0.34
Net Income (Basic)	$1.37	$1.53
Net Income (Diluted)	$1.29	$1.44

Equivalent Pro Forma Per Common Share:
Book Value	$13.78	$14.04
Cash Dividends	$0.819	$0.679
Net Income (Basic)	$1.79	$1.42
Net Income (Diluted)	$1.77	$1.41

(A)	The above pro forma per share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. The equivalent pro forma per common share information is derived by applying the exchange ratio of 1.4667 shares of Fulton common stock, $2.50 par value per share, for each share of Resource common stock, $1.50 per share par value per share, to the Fulton, Resource combined pro forma per common share information.

Selected Financial Data

The following tables show selected historical consolidated summary financial data for both Fulton and Resource. This information is derived from the consolidated financial statements of Fulton and Resource incorporated by reference in this document. See “Where You Can Find More Information” on page 56.

Fulton Financial Corporation

Selected Historical Financial Data

(In thousands, except per share data)

FOR THE YEAR	2002	2001	2000	1999	1998
Interest income	$469,288	$518,680	$519,661	$465,221	$450,195
Interest expense	158,219	227,962	243,874	199,128	199,430

Net interest income	311,069	290,718	275,787	266,093	250,765
Provision for loan losses	11,900	14,585	15,024	9,943	6,848
Other income	115,783	102,744	76,980	68,002	65,999
Other expenses	225,536	218,921	186,472	177,026	173,274

Income before income taxes	189,416	159,956	151,271	147,126	136,642
Income taxes	56,468	46,367	44,437	42,499	41,635

Net income	$132,948	$113,589	$106,834	$104,627	$95,007

PER SHARE DATA
Net income (basic)	$1.23	$1.05	$1.00	$0.97	$0.88
Net income (diluted)	1.23	1.04	1.00	0.96	0.88
Cash dividends	0.558	0.505	0.452	0.406	0.366

AT YEAR END
Total assets	$8,387,778	$7,770,711	$7,364,804	$6,787,424	$6,433,612
Loans, Net of Unearned Income	5,317,068	5,373,020	5,374,659	4,882,606	4,420,481
Deposits	6,245,528	5,986,804	5,502,703	5,051,512	5,048,924
Long-term debt	535,555	456,802	559,503	460,573	358,696
Shareholders’ equity	863,742	811,454	731,171	662,749	654,070

AVERAGE BALANCES
Shareholders’ equity	$838,213	$779,014	$673,971	$663,841	$633,056
Total assets	7,900,500	7,520,071	7,019,523	6,533,632	6,093,496

Fulton Financial Corporation

Selected Historical Financial Data

(In thousands, except per share data)

	Nine Months Ended September 30
FOR THE PERIOD	2003	2002
Interest income	$323,257	$353,842
Interest Expense	99,470	120,116

Net interest income	223,787	233,726
Provision for loan losses	7,515	9,830
Other income	103,712	84,802
Other expenses	173,497	168,005

Income before income taxes	146,487	140,693
Income taxes	44,000	41,652

Net income	$102,487	$99,041

PER SHARE DATA
Net income (basic)	$0.96	$0.92
Net income (diluted)	0.96	0.91
Cash dividends	0.463	0.415

AT PERIOD END
Total assets	$9,280,289	$8,103,690
Net loans	5,844,788	5,329,501
Deposits	6,834,167	6,259,204
Long-term debt	594,841	450,896
Shareholders’ equity	927,476	853,193

AVERAGE BALANCES
Average shareholders’ equity	$884,400	$834,431
Average total assets	8,576,394	7,808,880

Resource Bankshares Corporation

Selected Historical Financial Data

(In thousands, except for per share data)

FOR THE YEAR	2002	2001	2000	1999	1998
Interest income	$35,798	$32,692	$28,413	$21,381	$19,746
Interest expense	19,425	21,659	18,975	12,435	11,336

Net interest income	16,373	11,033	9,437	8,946	8,410
Provision for loan losses	1,550	195	1,100	4,667	150
Other income	24,176	20,144	11,890	6,811	7,943
Other expenses	30,312	24,521	14,109	12,168	11,565

Income before income taxes	8,687	6,461	6,118	(1,078)	4,638
Income taxes	2,358	1,918	1,886	(387)	1,591

Net income	$6,329	$4,543	$4,233	$(691)	$3,047

PER SHARE DATA
Net income (basic)	$1.37	$1.05	$1.09	$(.18)	$.83
Net income (diluted)	1.29	.99	1.04	(.18)	.75
Cash dividends	.37	.32	.28	.27	.16

AT YEAR END
Total assets	$715,167	$564,850	$404,494	$306,690	233,460
Loans, net of unearned income	432,744	344,936	288,513	255,671	188,522
Deposits	516,449	411,504	330,645	260,469	206,219
Long-term debt	110,200	80,200	39,500	23,700	14,500
Shareholders’ equity	32,167	28,779	19,672	15,870	17,789

AVERAGE BALANCES
Shareholders’ equity	$29,367	$24,252	$17,544	$17,733	$16,749
Total assets	615,577	476,490	349,998	272,516	240,668

Resource Bankshares Corporation

Selected Historical Financial Data

(In thousands, except per share data)

	Nine Months Ended September 30,
FOR THE PERIOD	2003	2002
Interest income	$31,035	$26,160
Interest expense	13,476	14,631

Net interest income	17,559	11,529
Provision for loan losses	150	975
Other income	25,583	17,043
Other expenses	30,479	21,439
Income before income taxes	12,513	6,158
Income taxes	3,087	1,817

Net income	$8,706	$4,341

PER SHARE DATA
Net income (basic)	$1.53	$.93
Net income (diluted)	1.44	.88
Cash dividends	.34	.28

AT PERIOD END
Total assets	$851,436	647,361
Loans, net of unearned income	537,227	421,246
Deposits	637,605	464,725
Long-term debt	100,200	107,200
Shareholders’ equity	56,912	30,736

AVERAGE BALANCES
Average shareholders’ equity	$48,268	$29,047
Average total assets	788,486	595,591

No Federal Income Tax On Shares Received In Merger (See page 42)

Resource shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of Fulton common stock they receive in the merger. Fulton’s attorneys have issued a legal opinion to this effect, which is included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. Resource shareholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. Fulton and Resource urge you to contact your own tax advisor to understand fully how the merger will affect you.

Share Information And Market Prices

Fulton common stock trades on the National Market System of the Nasdaq Stock Market under the symbol “FULT”. Resource common stock trades on the National Market System of the Nasdaq Stock Market under the trading symbol “RBKV”. The table below shows the last sale prices of Fulton common stock, Resource common stock and the equivalent price per share of Resource common stock based on the exchange ratio on August 22, 2003 and                                                            .

On August 22, 2003, the last full trading day before public announcement of the merger agreement, the per share closing price for Fulton common stock was $20.47. Based on such closing price for such date and the conversion ratio of 1.4667 shares of Fulton common stock for each share of Resource common stock, the pro forma value of the shares of Fulton common stock to be received in exchange for each share of Resource common stock was $30.02.

On August 22, 2003, the last full trading day before public announcement of the merger agreement, the per share closing price for Resource common stock was $25.10.

The foregoing historical and pro forma equivalent per share market information is summarized in the following table.

	Historical Price Per Share	Pro Forma Equivalent Price Per Share (1)
Fulton Common Stock
Closing Price on August 22, 2003	20.47	N/A
Closing Price on		N/A

Resource Common Stock
Closing Price on August 22, 2003	25.11	30.02
Closing Price on

(1)	Based upon the product of the conversion ratio (1.4667) and the closing price of Fulton common stock.

Exchange Ratio Is Fair From A Financial Point Of View According To Resource’s Financial Advisors (See page 23)

Ryan Beck & Co. and Scott & Stringfellow, Inc. have each given an opinion to Resource’s board of directors that, as of both August 22, 2003 and                                              , the exchange ratio in the merger is fair from a financial point of view to Resource’s shareholders. The full text of these opinions are attached as Exhibit C to this document. Fulton and Resource encourage you to read these opinions carefully. Pursuant to separate engagement letters between Resource and each of the financial advisors, in exchange for their services, each financial advisor has received a non-refundable retainer of $100,000 and will receive a fee of $950,000 that is contingent on and payable at the merger closing. Resource has also agreed to indemnify the financial advisors, their subsidiaries, their affiliates and each of their officers, directors, employees, agents, and security holders, against liabilities, including liabilities under federal securities laws, incurred in connection with their services to Resource, except for liabilities resulting from the gross negligence or willful misconduct of these individuals and entities.

No Dissenters’ Rights Of Appraisal (See page 44)

Resource’s shareholders are not entitled to exercise dissenters’ rights under the provisions of Section 13.1-730 of the Virginia Stock Corporation Act, as amended.

Your Rights As Shareholders Will Change After The Merger (See page 53)

Upon completion of the merger, you will become a shareholder of Fulton. Fulton’s Articles of Incorporation and Bylaws and Pennsylvania law determine the rights of Fulton’s shareholders. The rights of shareholders of Fulton differ in certain respects from the rights of shareholders of Resource. The most significant of these differences include:

•	Resource shareholders may call a special meeting while Fulton shareholders may not;

•	Resource shareholders may act by unanimous written consent while Fulton shareholders may not;

•	Major transactions may be approved by a majority of Resource’s shares but need the affirmative vote of two-thirds of Fulton’s shares; and

•	Fulton has a shareholders rights plan. Resource does not.

The Companies (See page 46 for Fulton, page 51 for Resource)

Fulton Financial Corporation

One Penn Square

Lancaster, Pennsylvania 17602

717-291-2411

Fulton Financial Corporation is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton engages in general commercial and retail banking and trust business, and also in related financial businesses, through its 21 directly-held bank and nonbank subsidiaries. Fulton’s bank subsidiaries currently operate 134 banking offices in Pennsylvania, 16 banking offices in Maryland, 12 banking offices in Delaware, and 36 banking offices in New Jersey. As of September 30, 2003, Fulton had consolidated total assets of approximately $9.3 billion.

The principal assets of Fulton are its eleven wholly-owned bank subsidiaries:

•	Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System;

•	Lebanon Valley Farmers Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

•	Swineford National Bank, a national banking association which is a member of the Federal Reserve System;

•	Lafayette Ambassador Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

•	FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System;

•	Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System;

•	Delaware National Bank, a national banking association which is a member of the Federal Reserve System;

•	The Bank, a New Jersey bank which is not a member of the Federal Reserve System;

•	The Peoples Bank of Elkton, a Maryland bank which is not a member of the Federal Reserve System;

•	Skylands Community Bank, a New Jersey bank which is not a member of the Federal Reserve System; and

•	Premier Bank, a Pennsylvania bank which is a member of the Federal Reserve System.

In addition, Fulton has ten wholly-owned nonbank direct subsidiaries:

•	Fulton Financial Realty Company, which leases to Fulton its corporate headquarters and primary operation center as well as three unaffiliated tenants at the corporate headquarters property;

•	Fulton Reinsurance Company, LTD, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by Fulton’s bank subsidiaries;

•	Central Pennsylvania Financial Corp., which owns two inactive non-banking subsidiaries, as well as limited partnership interests in partnerships invested in low and moderate income housing projects for Community Reinvestment Act purposes;

•	FFC Management, Inc., which owns equity investments in various financial institutions, mostly commercial banks, and corporate owned life insurance policies;

•	Fulton Financial Advisors, National Association, a limited purpose national banking association with trust powers;

•	Fulton Insurance Services Group, Inc., an insurance agency;

•	FFC Penn Square, Inc., which holds approximately $44 million of trust preferred securities issued by an affiliate;

•	Drovers Capital Trust I, which has issued and outstanding approximately $7.5 million of trust preferred securities;

•	Premier Capital Trust II, which has issued and outstanding approximately $15.0 Million of trust preferred securities; and

•	PBI Capital Trust, which has issued and outstanding approximately $10.0 Million of trust preferred securities.

Resource Bankshares Corporation

3720 Virginia Beach Boulevard

Virginia Beach, VA 23452

757-463-2265

Resource, a Virginia corporation, is the financial holding company for Resource Bank, a Virginia state chartered bank. At September 30, 2003, Resource had total consolidated assets of approximately $851.4 million, deposits of approximately $637.6 million and shareholders’ equity of approximately $56.9 million. Resource Bank has six branches located in Virginia Beach, Chesapeake, Newport News, Richmond and Herndon, Virginia. Resource Bank is engaged principally in the business of taking deposits and making commercial loans, residential mortgage loans, consumer loans and home equity and property improvement loans. Resource has the following wholly-owned non-bank subsidiaries:

•	Resource Capital Trust I, Resource Capital Trust II, and Resource Capital Trust III, each of which was formed for the purposes of issuing trust preferred securities; and

•	Virginia Financial Services, LLC, which provides management consulting services.

Resource also owns a 9.9% interest in Old Dominion Investors, LP, which owns five moderate income housing developments.

Resource Bank has the following wholly-owned subsidiaries:

•	CW and Company of Virginia, a title abstract and real estate closing company;

•	Dominion Investment Group, LLC, which sells non-deposit investment products;

•	Resource Service Corporation, a non-operating subsidiary; and

•	PRC Title, LLC, a title agency.

Resource Bank also owns a 5.5% interest in Bankers Investments, LLC, which sells non-deposit investment products and a 3.31% membership in Bankers Insurance, LLC, which sells insurance products.

Resource Service Corporation owns 49% of Financial Planners Mortgage, LLP and 51% of Homebanc, LLP, each of which is a limited partnership that participates in residential one to four family loan production.

Resource Board Recommends Shareholder Approval (See page 22)

The Resource Board believes that the merger is in the best interests of Resource and its shareholders and recommends that you vote “FOR” approval of the merger agreement.

Vote Required To Approve Merger Agreement (See page 20)

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of Resource’s outstanding common stock. The directors and executive officers of Resource and their affiliates together own about         % of Resource’s outstanding common stock as of                                 . The directors and executive officers of Resource have signed voting agreements with Fulton pursuant to which they have agreed to vote their shares in favor of the merger.

Brokers who hold shares of Resource common stock as nominees will not have authority to vote those shares with respect to the merger unless shareholders provide them with voting instructions.

The merger does not require the approval of Fulton’s shareholders.

Special Meeting To Be Held                                  (See page 18)

Resource will hold its special meeting of shareholders on                  ,                     , at 9:30 a.m., local time, at the Sheraton Oceanfront Hotel, 36th Street and Atlantic Avenue, Virginia Beach, Virginia 23451.

At the special meeting, you will vote on a proposal to approve the merger agreement under which Resource would merge with Fulton, to adjourn the special meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, and any other business that properly arises at the special meeting.

Record Date Set At [record date]; Voting (See page 19)

You are entitled to vote at the special meeting if you owned shares of Resource common stock at the close of business on [record date], the record date. On [record date], there were                      shares of Resource common stock outstanding. You will have one vote on all matters at the special meeting for each share of Resource common stock you owned on [record date].

Conditions That Must Be Satisfied For The Merger To Occur (See page 34)

The following conditions must be met for Fulton and Resource to complete the merger in addition to other customary conditions:

•	approval of the merger by Resource’s shareholders;

•	the absence of legal restraints that prevent the completion of the merger;

•	receipt of a legal opinion from Fulton’s legal counsel that the merger will be tax-free to Resource shareholders, except for any cash received in lieu of fractional shares;

•	the continuing accuracy of the parties’ representations in the merger agreement;

•	no material adverse change having occurred to Resource or Fulton;

•	receipt of all required regulatory approvals; and

•	the continuing effectiveness of the registration statement filed with the SEC.

Regulatory Approvals Required (See page 41)

Fulton and Resource cannot complete the merger unless Fulton obtains the approvals of the Federal Reserve Board and the Virginia Bureau of Financial Institutions. Fulton has filed the required applications and notices seeking approval of the merger. Although Fulton and Resource believe regulatory approvals will be received in a timely manner, Fulton and Resource cannot be certain when or if they will be obtained.

Termination And Amendment Of The Merger Agreement (See page 40)

Resource and Fulton can mutually agree at any time to terminate the merger agreement without completing the merger. Either party can also terminate the merger agreement in the following circumstances:

•	if any condition precedent to a party’s obligations under the merger agreement is unsatisfied on June 30, 2004, through no fault of its own, provided that this date may be extended until September 30, 2004, if closing has not occurred because regulatory approval has not then been received; or

•	if the other party has materially breached a representation, warranty or covenant and has not cured such breach within thirty days of receiving written notice of the breach.

In addition, Fulton may terminate the merger agreement if Resource’s board of directors exercises its fiduciary duty with respect to a proposed acquisition of Resource by someone other than Fulton.

Fulton and Resource can agree to amend the merger agreement in any way, except that after the shareholders’ special meeting they cannot decrease the consideration you will receive in the merger. Either party can waive any of the requirements of the other party in the merger agreement, except that neither party can waive any required regulatory approval.

Fulton To Continue As Surviving Corporation (See page 32)

Fulton will continue as the surviving corporation after the merger. The boards of directors and executive officers of Fulton and its subsidiaries will not change as a result of the merger, except that:

•	Fulton will appoint to its board of directors one of Resource’s current directors;

•	All of Resource Bank’s current directors are expected to remain on the board of directors of Resource Bank following the merger.

Warrant Agreement Makes Third Party Offers For Resource More Expensive (See page 38)

In connection with the merger agreement, Resource granted Fulton a warrant to purchase up to 1,485,000 shares of Resource common stock at an exercise price of $25.106 per share. The warrant acts to discourage other companies from acquiring Resource by making third party offers for Resource more expensive. It also provides compensation to Fulton in the event that the merger fails to close because another party gains control of Resource. Generally, Fulton may exercise this warrant only if another party seeks to gain control of Resource. Fulton and Resource do not believe that any of the events which would permit Fulton to exercise the warrant have occurred as of the date of this document.

The warrant agreement and warrant are attached to this document as Exhibit B.

Financial Interests of Management In The Merger (See page 44)

When considering the recommendation of Resource’s board of directors, you should be aware that some directors and executive officers have interests in the merger which may conflict with their interests as shareholders. These interests include:

•	The following current executive officers of Resource have entered into new employment agreements with Resource Bank that will become effective upon completion of the merger: Lawrence N. Smith, T. A. Grell, Jr., Harvard R. Birdsong, II, Debra C. Dyckman and James M. Miller. These employment agreements will replace existing employment agreements that each of these officers have with Resource;

•	Executive officers and directors hold options to purchase Resource stock that will convert into options to purchase Fulton stock. As of , the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors of Resource, which represents the economic value of the options, was approximately $ ;

•	As of , 2003, Resource’s executive officers and directors owned, in the aggregate, shares of common stock of Resource. Consequently, these executive officers and directors will receive, in the aggregate, shares of Fulton common stock in the merger;

•	Following the merger, Fulton will indemnify, and provide liability insurance to, officers and directors of Resource; and

•	Following the merger, the current members of Resource’s board of directors will remain directors of Resource Bank, and the compensation for non-employee directors of Resource Bank will remain unchanged for three years following the effective time of the merger.

Forward-Looking Information

This document contains and incorporates some “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding intent, belief or current expectations about matters including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include, by their nature:

•	the effects of changing economic conditions in Fulton’s and Resource’s market areas and nationally;

•	credit risks of commercial, real estate, consumer and other lending activities;

•	significant changes in interest rates;

•	changes in federal and state banking laws and regulations which could impact operations;

•	funding costs;

•	other external developments which could materially affect the business and operations of Fulton and Resource;

•	the ability of Fulton to assimilate Resource after the merger; and

•	other risks detailed from time to time in Resource’s and Fulton’s SEC filings, including Forms 10-Q and 10-K.

If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 2003 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

RISK FACTORS

An investment in Fulton common stock in connection with the merger involves the risks described below. In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

RISK FACTORS RELATED TO THE MERGER

Fluctuations in the Market Price of Fulton Common Stock May Cause the Value of the Merger Consideration to Decrease and Resource’s Board of Directors Does Not Have the Ability to Abandon the Merger as a Result of Such a Decrease.

Upon completion of the merger, your shares of Resource common stock will be converted into shares of Fulton common stock. While the merger consideration has been structured to provide that Resource shareholders will receive 1.4667 shares of Fulton common stock for each of their shares of Resource common stock, the value of 1.4667 shares of Fulton common stock at the time of the merger is uncertain. Stock price changes may result from a variety of factors that are beyond the control of Fulton, including, among other things, changes in Fulton’s business, operations and prospects, regulatory considerations and general market and economic conditions.

The aggregate market value of the Fulton common stock that you will receive in the merger is not fixed, and Resource will not have the right to terminate the merger agreement and abandon the merger before the closing due to a decrease in the market value of Fulton’s common stock.

The price of Fulton common stock may vary from its price on the date of this document, the date of the Resource special meeting and the date of closing. Because the date the merger is completed will be later than the date of the special meeting, the price of the Fulton common stock on the date of the special meeting may be different than the price on the date the merger is completed.

You Will Have Less Influence as a Shareholder of Fulton Than as a Shareholder of Resource.

As a Resource shareholder, you currently have the right to vote in the election of the board of directors of Resource and on other matters affecting Resource. The merger will transfer control of Resource to Fulton and to the shareholders of Fulton. When the merger occurs, you will become a shareholder of Fulton with a percentage ownership of Fulton that is significantly smaller than your percentage ownership of Resource. Because of this, you will have less influence on the management and policies of Fulton than you now have on the management and policies of Resource.

Future Results for Fulton Could Differ Materially from its Historical Results or Forward-Looking Statements in its Filings with the SEC.

Fulton’s filings with the Securities and Exchange Commission include descriptions of a number of factors affecting its performance which shareholders of Resource should consider. Resource shareholders should review these filings with these factors in mind. Fulton believes the most material of these factors can be summarized as follows:

•	If market interest rates remain at historically low levels, Fulton’s earnings may be negatively affected. Net interest income is the most significant component of Fulton’s net income, accounting for approximately 75% of total revenues both in 2002 and for the nine months ended September 30, 2003. The ability to manage net interest income over a variety of interest rate and economic environments is important to the success of a financial institution. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin. Fulton’s net interest income has been impacted by a series of reductions to short-term interest rates enacted by the Federal Reserve Board (“FRB”) over the past two years. These rate reductions resulted in significant decreases to Fulton’s prime lending rate as well as a decline in the general interest rate environment. The rate reductions initially had a negative impact on Fulton’s net interest income and net interest margin as its assets, particularly floating rate loans, repriced to lower rates more quickly than its time deposits. During 2002, however, Fulton’s longer-term liabilities repriced to lower rates resulting in an increase to Fulton’s net interest margin. The positive impact of the time deposit repricing on the net interest margin peaked in mid-2002. Rate cuts by the FRB in late 2002 and 2003 contributed to a downward trend in the margin over the last quarter of 2002 and during 2003. However, Fulton’s average prime lending rate decreased from 4.75% in the third quarter of 2002 to 4.00% in the third quarter of 2003 as a result of the FRB reducing short-term interest rates in November, 2002 and June, 2003. These reductions in an already low interest rate environment negatively impacted Fulton’s net interest margin as average yields on earning-assets decreased further than the average cost of deposits. The average yield on earning assets decreased 128 basis points (a 20.3% decline) during the period while the cost of interest-bearing liabilities decreased 75 basis points (a 28.4% decline). This resulted in a 71 basis point decrease (from 4.33% to 3.62%) in net interest margin compared to the same period in 2002. If rates remain low in the future, the net interest margin may continue to trend lower.

•

Market Conditions and the Composition of Fulton’s Loan Portfolios Could Increase the Risk in its Loan Portfolio and Require a Higher Loan Loss Allowance. The credit risk associated with lending activities is accounted for by Fulton through its allowance and provision for loan losses. The provision is the expense recognized in the income statement to adjust the allowance to its proper balance, as determined through the application of Fulton’s allowance methodology procedures. These procedures include the evaluation of the risk characteristics of the portfolio and documentation in accordance with applicable accounting standards. Management of Fulton believes that the allowance balance at September 30, 2003 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards. However, trends that could indicate the need for a higher provision include the general national and regional economies and the continued growth in Fulton’s commercial loan and commercial mortgage portfolios, which are inherently more risky.

•	Fulton’s Investment in Equity Securities Exposes It To Negative Movements in the Stock Prices of the Companies Whose Stock It Owns. Equity market price risk is the risk that changes in the values of equity investments could have a material impact on the financial position or results of operations of Fulton. Fulton’s equity investments consist primarily of common stocks of publicly traded financial institutions. Although the carrying value of equity investments accounted for only 1.0% of Fulton’s total assets, the unrealized gains on the portfolio represent a potential source of revenue and, if values were to decline significantly, this revenue source could be lost. Management of Fulton continuously monitors the fair value of its equity investments and evaluates current market conditions and operating results of the companies. Periodic sale and purchase decisions are made based on this monitoring process. Certain of Fulton’s equity investments have shown negative returns in tandem with the general performance of equity markets. Fulton has evaluated, based on current accounting guidance, whether the decreases in value of any of these investments constitute “other than temporary” impairment which would require a write-down through a charge to earnings. In the first and third quarters of 2003, Fulton recorded a write-down for specific equity securities which were deemed to exhibit “other than temporary” impairment in value. If the performance of certain equity securities does not improve over the next twelve months, additional impairment charges may be necessary. In addition to its equity portfolio, Fulton’s investment management and trust services could be impacted by fluctuations in the securities markets. A portion of Fulton’s trust revenue is based on the value of the underlying investment portfolios. If securities markets contract, Fulton’s revenue could be negatively impacted. In addition, the ability of Fulton to sell its brokerage services is dependent, in part, upon consumers’ level of confidence in the outlook for rising securities prices.

•	Fulton May Not Be Able to Supplement Its Growth With Acquisitions in the Future and Future Evaluations of Goodwill Recorded in Connection With Acquisitions May Require Write-Downs. Fulton has historically supplemented its internal growth with strategic acquisitions of banks, branches and other financial services companies. There can be no assurance that Fulton will be able to effect future acquisitions on favorable terms or that Fulton will be able to assimilate acquired institutions successfully. Applicable accounting standards adopted recently require that the purchase method of accounting be used for all business combinations and eliminated the use of pooling of interests for transactions initiated subsequent to June 30, 2001. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of the company’s net assets, the excess is carried on the acquiror’s balance sheet as goodwill. Goodwill is to be evaluated for impairment at least annually. Writedowns of the amount of any impairment, if necessary, are to be charged to the results of operations in the period in which the impairment is determined. Based on tests of goodwill impairment conducted to date, Fulton has concluded that there has been no impairment, and no write-downs have been recorded. There can be no assurance that the future evaluations of goodwill will not result in findings of impairment and write-downs.

•	The Level of Some of Fulton’s Non-Interest Expenses is Beyond Its Control and Could Adversely Affect Its Earnings. Fulton strives to control its level of non-interest expenses. However, some of these expenses are beyond Fulton’s control. For example, Fulton’s defined benefit plan expense increased 83.2% in 2002. This trend continued into 2003, with an increase of % for the nine months ended September 30, 2003. This expense is greatly impacted by the return realized on invested plan assets. With the recent turndown in the equity markets, these returns have lagged the growth in the projected benefit obligation, resulting in an increase in expense. If this trend continues, Fulton’s expense may continue to grow.

•	The Competition Fulton Faces is Increasing and May Have a Negative Impact on Fulton’s Performance. The banking and financial services industries are highly competitive. Within its geographical region, Fulton’s subsidiaries face direct competition from other commercial banks, varying in size from local community banks to larger regional and national banks, and credit unions. With the growth in electronic commerce and distribution channels, Fulton’s banks also face competition from banks not physically located in Fulton’s geographic markets.

The competition in the industry has also increased as a result of the passage of various legislation. Under such legislation, banks, insurance companies or securities firms may affiliate under a financial holding company structure, allowing expansion into non-banking financial services activities that were previously restricted. These include a full range of banking, securities and insurance activities, including securities and insurance underwriting, issuing and selling annuities and merchant banking activities. While Fulton does not currently engage in all of these activities, the ability to do so without separate approval from the Federal Reserve Board enhances the ability of Fulton — and financial holding companies in general — to compete more effectively in all areas of financial services.

As a result of this legislation, there is more competition for customers who were traditionally served by the banking industry. While the legislation increased competition, it also provided opportunities for Fulton to expand its financial services offerings. Fulton also competes through the variety of products that it offers and the quality of service that it provides to its customers. However, there is no guarantee that these efforts will insulate Fulton from competitive pressure which could impact its pricing decisions for loans, deposits and other services and ultimately impact financial results.

•	The Supervision and Regulation to Which Fulton is Subject Can be a Competitive Disadvantage. Fulton is a registered financial holding company and its subsidiary banks are depository institutions whose deposits are insured by the Federal Deposit Insurance Corporation. Fulton and its subsidiaries are subject to various regulations and examinations by regulatory authorities. In general, various statutes establish the corporate governance and eligible business activities of Fulton, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, among other regulations. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk and compliance with such statutes increases Fulton’s expense, requires management’s attention and can be a disadvantage from a competitive standpoint with respect to non-regulated competitors.

•	Monetary and Fiscal Policy May Affect Fulton’s Earnings and Are Not Predictable. Fulton and its subsidiary banks are affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, which regulates the national money supply in order to manage recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits. The effect of monetary policies on the earnings of Fulton cannot be predicted.

THE SPECIAL MEETING

The board of directors of Resource is providing this document to holders of Resource common stock to solicit your proxy for use at the special meeting of Resource shareholders and any adjournments or postponements of the special meeting.

Time, Date and Place

The special meeting of Resource’s shareholders will be held at 9:30 a.m., local time, on               ,                                 , at the Sheraton Oceanfront Hotel, located at 36th Street and Atlantic Avenue, Virginia Beach, Virginia 23451.

Matters to be Considered

The purposes of the special meeting are to consider, approve and adopt the merger agreement, if necessary, to approve a proposal to adjourn the special meeting if more time is needed to solicit proxies, and to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At this time, Resource’s board of directors is unaware of any other matters that may be presented for action at the special meeting.

A vote for approval of the merger agreement is a vote for approval of the merger of Resource into Fulton and for the exchange of Resource common stock for Fulton common stock. If the merger is completed, Resource common stock will be cancelled and you will receive 1.4667 shares (subject to adjustment for stock splits, stock dividends and similar matters) of Fulton common stock in exchange for each share of Resource common stock that you hold. Fulton will pay cash in lieu of issuing any fractional share interests to you.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on [record date] has been fixed by Resource’s board of directors as the record date for the determination of holders of Resource common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date,                      shares of Resource common stock were outstanding and entitled to vote. Each share of Resource common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to the Secretary of Resource prior to the special meeting a written notice of revocation addressed to Debra C. Dyckman, Corporate Secretary, Resource Bankshares Corporation, 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452;

•	delivering to Resource prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to Resource (and not revoked) by the holder of Resource common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted FOR approval and adoption of the merger agreement, FOR adjournment of the special meeting if necessary to allow Resource time to solicit more votes in favor of the merger agreement and, as to any other proposal properly brought before the special meeting, in their discretion.

At this time, Resource’s board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the special meeting to permit additional solicitation of proxies in favor of approval and adoption of the merger agreement.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Resource common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal. On all matters to come before the special meeting, each share of common stock is entitled to one vote.

Under Resource’s Articles of Incorporation, the affirmative vote of a majority of the outstanding shares of Resource common stock, in person or by proxy, is necessary to approve and adopt the merger agreement on behalf of Resource.

Resource intends to count shares of Resource common stock present in person at the special meeting but not voting, and shares of Resource common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as “present” at the special meeting for purposes of determining whether a quorum exists. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Resource common stock, such nonvoting shares and abstentions will not be counted in determining whether or not the required number of shares have been voted to approve and adopt the merger agreement. Therefore, they will effectively act as a vote against the merger. In addition, under applicable rules, brokers who hold shares of Resource common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger agreement without specific instructions to that effect from such customers. Accordingly, shares held by customers who fail to provide instructions with respect to their shares of Resource common stock to their broker will not be voted for or against the merger. However, failing to vote effectively acts as a vote against the merger agreement. Such “broker non-votes,” if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business at the special meeting or any adjournment or postponement thereof.

The directors and executive officers of Resource collectively owned approximately         % of the outstanding shares of Resource common stock as of the record date for the special meeting (inclusive of stock options exercisable within 60 days). Resource’s directors and executive officers have entered into voting agreements with Fulton pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Solicitation of Proxies

Resource will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors with the exception of printing this document, the cost of which will be paid by Fulton. In addition to solicitation by mail, the directors, officers and employees of Resource and its subsidiaries may solicit proxies from shareholders of Resource in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by Resource for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Resource common stock held of record by such persons, and Resource will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. You should not send in your stock certificates with your proxy card. As described below under the caption “The Merger – Exchange of Resource Stock Certificates” on page 33, you will receive materials for exchanging shares of Resource common stock shortly after the merger.

THE MERGER

The following information is intended to summarize the material aspects of the merger agreement. This description is only a summary. We have attached the full merger agreement and the warrant agreement to this document as Exhibits A and B, and we incorporate each in this document by reference. We urge you to read the merger agreement carefully.

The merger agreement provides that:

•	Resource will merge into Fulton; and

•	You, as a shareholder of Resource, will receive 1.4667 shares (subject to adjustment for stock splits, stock dividends and similar events) of Fulton common stock for each share of Resource common stock that you own, if the merger is completed.

The board of directors of Resource has unanimously approved and adopted the merger agreement and believes the merger is in your best interests. Resource’s board of directors recommends that you vote FOR the merger agreement.

Background of Merger

In early July 2003, Resource engaged Ryan Beck & Co. and Scott & Stringfellow, Inc. on an informal basis to survey the market with respect to specific opportunities available to Resource as either an acquiror or acquiree. Based on those discussions, the financial advisors kept Resource apprised of potential acquisition opportunities for Resource, and prepared an information memorandum relating to Resource which was distributed to several potential acquirors, including Fulton.

Based on a favorable initial response received by the financial advisors from Fulton, a meeting between representatives of Resource and Fulton was held on August 7, 2003, in Virginia Beach, Virginia. Rufus Fulton and Scott Smith, CEO and President of Fulton, respectively, and Lawrence Smith and Ted Grell, CEO and President of Resource, respectively, attended the meeting. Jacob Savage of Scott & Stringfellow also attended the meeting. During the meeting, the parties discussed the potential merger, including pricing, in general terms.

From August 8, 2003 through August 12, 2003, there were several telephone discussions between Resource and the financial advisors and, in turn, between the financial advisors and representatives of Fulton relating to a potential offer by Fulton to purchase Resource.

On August 12, 2003, Fulton delivered to the financial advisors a formal non-binding offer to acquire Resource in a stock merger with a proposed exchange ratio of 1.42 shares of Fulton common stock for each outstanding share of Resource common stock.

On August 13, 2003, a meeting of Resource’s board of directors was held during which Resource’s management advised the board of Fulton’s offer. During the meeting, representatives of the financial advisors provided a detailed analysis of Fulton’s offer and provided the board with background information concerning Fulton. A representative of Kaufman & Canoles, P.C., Resource’s outside legal counsel, was also present at the meeting and answered the board’s legal questions concerning the Fulton offer. After a lengthy discussion, the board authorized Resource’s management, the financial advisors and Kaufman & Canoles to continue the negotiations and to counteroffer with an exchange ratio of 1.4667. Immediately after the discussion with Resource’s board of directors, the financial advisors contacted Fulton with Resource’s counteroffer, and Fulton accepted the revised terms and agreed to move forward with its due diligence of Resource.

From August 14, 2003 though August 18, 2003, there were a series of due diligence conference calls and telephone discussions among the parties, including Kaufman & Canoles and the financial advisors, concerning due diligence and the potential merger.

On August 19, 2003 and August 20, 2003, representatives of Resource, the financial advisors, and Kaufman & Canoles traveled to Lancaster, Pennsylvania to conduct due diligence regarding Fulton’s operations and to discuss the draft merger agreement which had been proposed by Fulton on August 15, 2003. During this visit, on August 20, 2003, a mutual confidentiality agreement was entered into by Resource and Fulton.

On August 21, 2003 and August 22, 2003, representatives of Fulton traveled to Virginia Beach, Virginia to conduct due diligence with regard to Resource.

On August 15, 2003, the initial draft of the proposed merger agreement was provided to Resource by Fulton and Barley Snyder, Senft, and Cohen, LLC, outside counsel to Fulton. From August 17, 2003 through August 25, 2003, Kaufman & Canoles, in consultation with Resource and the financial advisors, negotiated the terms and conditions of the merger agreement with Fulton and its outside counsel.

On August 22, 2003, Resource’s board of directors held a special meeting to discuss the merger agreement, with representatives of the financial advisors and Kaufman & Canoles attending the meeting. A representative of Kaufman & Canoles presented in detail each section of the merger agreement and related documents, pointed out provisions that were still under final negotiation and answered questions raised by members of Resource’s board. Representatives of each of the financial advisors presented their financial analyses and each delivered their opinion that the exchange ratio agreed to by Resource and Fulton was fair to Resource shareholders from a financial point of view. Representatives of the financial advisors then provided their general analysis of the transaction and answered questions raised by members of Resource’s board of directors regarding the presentation. At the conclusion of the presentations, Resource’s board of directors approved the transaction with Fulton, and approved the form of merger agreement that had been presented to the board.

From August 23 through August 25, 2003 there was continued due diligence, negotiation and execution of various employment agreements and other documents related to the merger agreement, and finalization of the merger agreement. On August 25, 2003, the parties executed the merger agreement and various collateral agreements, including an agreement signed by each member of Resource’s board of directors and each of Resource’s executive officers agreeing not to transfer his or her shares of Resource common stock and agreeing to vote such shares in favor of the merger.

On August 25, 2003, Resource and Fulton each issued a press release announcing the potential merger and the execution by the parties of the merger agreement.

Recommendation of the Resource Board of Directors and Reasons for the Merger

After careful consideration, Resource’s board of directors determined that the merger is fair to, and in the best interests of, Resource and its shareholders. Accordingly, the Resource board of directors unanimously approved the merger agreement and unanimously recommends that Resource shareholders vote FOR approval and adoption of the merger agreement.

In approving the merger agreement, the Resource board consulted with Ryan Beck & Co. and Scott and Stringfellow, Inc., Resource’s financial advisors, with respect to the financial aspects and fairness of the exchange ratio from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Resource board also considered all material factors, including the following:

•	The relationship of the consideration to be received in the merger to recent historical market prices for Resource’s common stock. Resource’s board of directors also considered the form of consideration to be paid to Resource shareholders, taking into account that Resource shareholders will participate in the future prospects of the combined businesses of Resource and Fulton.

•

Presentations from and the opinions delivered by each of Ryan Beck & Co. and Scott & Stringfellow, Inc. dated August 22, 2003, that, based upon and subject to the considerations and assumptions as stated in the opinions, the consideration to be received by Resource shareholders in the merger is fair, from a financial point of view, to Resource shareholders. A copy of the opinions of Resource’s financial advisors are attached to this document as Exhibit C, and incorporated herein by reference. You should read these opinions in their entirety. Resource’s board of directors was aware that the financial advisors would become entitled to certain fees in connection with the merger.

•	The current and historical financial condition and results of operations of Resource, as well as the prospects and strategic objectives of Resource, including the risks involved in achieving those prospects and objectives, and the current and expected conditions of the financial services industry in which Resource’s businesses operate.

•	The current and historical financial condition and results of operations of Fulton, as well as the prospects and strategic objectives of Fulton, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the financial services industry in which Fulton’s businesses operate.

•	The fact that the combination of the businesses of Resource and Fulton is expected to lead to potential cost saving and other synergies.

•	The presentation of Resource’s management and its financial advisors, and the view of Resource’s board of directors, with respect to trends in the industry in which Resource’s businesses operate and the strategic alternatives available to it, including Resource remaining an independent company, the possibility of acquisitions or mergers with other companies in this industry and other transactions, as well as the risk and uncertainties associated with the strategic alternatives available to Resource.

•	The anticipated timing and consummation of the transactions contemplated by the merger agreement.

•	The obligations of Resource and Fulton to consummate the merger being subject to customary conditions.

•	The likelihood of obtaining required regulatory approvals without undue conditions or delay.

•	The generally tax-free nature of the merger.

The discussion and factors considered by Resource’s board of directors are not intended to be exhaustive, but include all material factors considered. In approving the merger agreement, Resource’s board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. All of the material factors concerning the proposed merger that the Resource board considered supported the board’s decision to recommend the transaction to its shareholders. Resource’s board of directors is not aware of any factor that failed to support its determination.

Opinions of Resource’s Financial Advisors

Ryan Beck & Co. and Scott & Stringfellow, Inc., Resource’s financial advisors, began working with Resource in July 2003, and on August 25, 2003, Resource formally retained the financial advisors to act as Resource’s financial advisors with respect to an evaluation of alternative courses of action to maximize long-term shareholder value including a potential sale of the company. The financial advisors, as a customary part of their businesses, are continually engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. The financial advisors have knowledge of, and experience with, the banking market in which Resource operates and banking organizations within this market, and were selected by Resource because of their knowledge of, experience with, and reputation in the financial services industry.

On August 22, 2003, the Resource board held a meeting to evaluate the proposed merger with Fulton. In their capacity as Resource’s financial advisors, the financial advisors participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the Fulton proposal and the pricing of the merger was made by the board of directors of Resource. At this meeting, the financial advisors rendered oral opinions to Resource’s board and reconfirmed the opinions in writing as of August 25, 2003, that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinions and as described below, the consideration offered to Resource shareholders is fair from a financial point of view. No limitations were imposed by the Resource board of directors upon the financial advisors with respect to the investigations made or procedures followed by them in arriving at their opinions.

The full text of the financial advisors’ opinions, which set forth assumptions made and matters considered, are attached as Exhibit C to this document. You are urged to read the attached financial advisors’ opinions in their entirety. The financial advisors’ opinions are directed only to the financial fairness of the consideration to be paid to Resource shareholders and do not constitute recommendations as to how you should vote at the special meeting. We have not considered, nor are we expressing any opinions herein with respect to, the price at which Fulton’s common stock will trade following consummation of the merger. The summary of the financial advisors’ opinions set forth in this document is qualified in its entirety by reference to the full text of the opinions. In rendering their opinions, the financial advisors do not admit that they are experts within the meaning of the term “expert” as used within the Securities Act of 1933 and the rules and regulations promulgated thereunder, or that their opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Material and Information Considered with Respect to the Proposed Merger. In connection with their opinions, the financial advisors reviewed the following information:

•	The merger agreement and related documents;

•	This document;

•	Fulton’s annual reports on Form 10-K for the years ended December 31, 2002, 2001 and 2000;

•	Fulton’s quarterly reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003, March 31, 2003, and September 30, 2002;

•	Fulton’s proxy statement dated March 11, 2003;

•	Resource’s annual reports on Form 10-K for the years ended December 31, 2002, 2001, and 2000;

•	Resource’s quarterly reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003, March 31, 2003, and September 30, 2002;

•	Resource’s proxy statement dated April 18, 2003;

•	The historical stock prices and trading volume of Fulton’s common stock;

•	Other operating and financial information provided to the financial advisors by the management of Fulton relating to its business and prospects;

•	The publicly available financial data of commercial banking organizations which the financial advisors deemed generally comparable to Fulton;

•	The historical stock prices and trading volume of Resource’s common stock;

•	Other operating and financial information provided to the financial advisors by the management of Resource relating to its business and prospects;

•	The publicly available financial data of commercial banking organizations which the financial advisors deemed generally comparable to Resource; and

•	The terms of acquisitions of commercial banking organizations that the financial advisors deemed generally comparable in whole or in part to Resource.

Additionally, the financial advisors:

•	Conducted or reviewed such other studies, analyses, inquiries and examinations as they deemed appropriate;

•	Analyzed the impact of the merger on Fulton;

•	Considered the future prospects of Resource in the event it remained independent; and

•	Met with certain members of Resource’s and Fulton’s senior management to discuss Resource’s and Fulton’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies, which may arise from the merger.

In connection with its review, the financial advisors relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Resource, Fulton and their respective subsidiaries that was publicly available or provided to the financial advisors by Resource and Fulton and their respective representatives. The financial advisors are not experts in the evaluation of allowance for loan losses. Therefore, the financial advisors have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Resource and Fulton as of September 30, 2003, and the financial advisors assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. The financial advisors discussed certain operating forecasts and financial projections (and the assumptions and bases therefor) with the management of Resource and Fulton. The financial advisors assumed that such forecasts and projections reflected the best currently available estimates and judgments of the management of Resource and Fulton. In certain instances, for the purposes of its analyses, the financial advisors made adjustments to such forecasts and projections, which in the financial advisors’ judgment were appropriate under the circumstances. The financial advisors were not retained to nor did they make any independent evaluation or appraisal of the assets or liabilities of Resource or Fulton or of their respective subsidiaries nor did the financial advisors review any loan files of Resource or Fulton or their respective subsidiaries. The financial advisors also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Fulton and Resource.

The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, the financial advisors’ opinions are not readily susceptible to summary description. In arriving at their opinions, the financial advisors performed a variety of financial analyses. The financial advisors believe that their analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying the financial advisors’ opinions. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections discussed with the financial advisors were prepared by the respective managements of Resource or Fulton without input or guidance by the financial advisors. Resource and Fulton do not publicly disclose internal management projections of the type provided to the financial advisors in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In their analyses, the financial advisors made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Resource or

Fulton. Any estimates contained in the financial advisors’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

The financial advisors’ opinions were based solely upon the information available to them and economic, market and other circumstances, as they existed as of the date of the opinions. Events occurring after such date could materially affect the assumptions and conclusions contained in the financial advisors’ opinions. The financial advisors have not undertaken to reaffirm or revise their opinions or otherwise comment upon any events occurring after the date of their reconfirmed opinions.

In connection with rendering their August 22, 2003 opinions, the financial advisors performed a variety of financial analyses. The financial advisors evaluated the financial terms of the transaction using standard valuation methods, including stock trading history, comparable acquisition analysis, pro forma merger analysis, dividend discount analysis, and comparable company analysis, among others. The following is a summary of the material analyses presented by the financial advisors to the Resource board of directors on August 22, 2003 in connection with their fairness opinions.

Summary of the Financial Proposal. The financial advisors reviewed the terms of the proposed transaction, including the consideration and the implied transaction value. Based on the merger agreement, each share of Resource common stock shall be exchanged for 1.4667 shares of Fulton common stock subject to certain adjustments for stock splits, stock dividends, reclassifications or other similar events that may occur involving Fulton common stock or Resource common stock prior to closing. Based upon the closing price of Fulton common stock of $20.67 on August 21, 2003, the implied transaction value per share to Resource shareholders was $30.32. The financial advisors calculated the premium over the closing price of Resource common stock on August 21, 2003, the price to trailing twelve months’ earnings multiple and the price to tangible book value multiple for Resource based on such implied total transaction value. This analysis yielded a premium over the closing price of Resource common stock on August 21, 2003, of 18.9%, a price to trailing twelve months’ earnings multiple of 18.3x and a price to tangible book value multiple of 3.4x. In addition, based upon the exchange ratio of 1.4667 shares of Fulton common stock and Fulton’s current annualized dividend rate of $0.64, Resource shareholders would experience an increase in annual dividends of 107.1%.

Valuation Analyses

Stand-Alone Value:

Analysis of Selected Comparable Companies. The financial advisors analyzed the performance and financial condition of Resource relative to a group of 20 commercial banks located in the Southeast region with assets between $500 million and $1 billion and a trailing twelve months’ core return on average assets of greater than 1.0% and 86 nationwide commercial banks with assets between $500 million and $1 billion and a trailing twelve months’ core return on average assets of greater than 1.0%. The financial ratios shown in the table below are as of or for the twelve months ended June 30, 2003; the market price multiples are based on market prices as of August 21, 2003.

	Resource		Regional Bank Peer Group Median		Nationwide Bank Peer Group Median
Last 12 Months Net Interest Margin	3.11%		4.51%		4.26%
Last 12 Months Efficiency Ratio	71.18%		57.73%		54.95%
Last 12 Months Non-Int. Income / Oper. Rev	59.37%		24.65%		21.53%
Last 12 Months Core Return on Avg. Assets	1.32%		1.35%		1.31%
Last 12 Months Core Return on Avg. Equity	24.63%		13.44%		13.91%
Last 12 Months Dividend Payout Ratio	25.00%		35.72%		32.04%
Projected 2003 - 2004 EPS Growth	5.20%		7.70%		9.46%
Last 12 Months Loan Growth Rate	31.63%		10.50%		8.93%
Last 12 Months Deposit Growth Rate	41.30%		10.02%		9.77%
Tangible Equity / Assets	6.48%		8.86%		8.56%
Loans / Assets	61.03%		65.96%		66.49%
NPAs + Loans 90DPD / Assets	0.13%		0.65%		0.43%
Last 12 Months NCOs / Avg. Loans	0.04%		0.30%		0.15%
Reserves / NPAs + Loans 90DPD	487.11%		131.41%		187.19%
Reserves / Loans	1.01%		1.36%		1.31%
Market Capitalization ($M)	152.2		155.0		140.7
YTD Avg. Daily Volume (Actual)	16,542		6,468		6,054
Market Price / Last 12 Months Earnings	15.00	x	16.26	x	16.09	x
Market Price / 2003 Estimated Earnings	14.22	x	15.07	x	14.82	x
Market Price / 2004 Estimated Earnings	13.52	x	13.87	x	13.60	x
Market Price / Book Value	2.81	x	1.98	x	2.11	x
Market Price / Tangible Book Value	2.85	x	2.30	x	2.26	x

The financial advisors noted that Resource’s return on average assets was in line with the median for both peer groups. However, in reviewing the components of profitability, the financial advisors noted that Resource’s net interest margin was significantly lower than the median for both peer groups. The lower net interest margin was positively offset by a lower provision for loan loss associated with lower relative net charge-off experience, lower levels of non-performing assets and higher reserve coverage. In addition, Resource’s non-interest income to total revenue ratio of 59.37% was more than two times the median percentage for each peer group and was driven largely by Resource’s mortgage banking activities. In conjunction with Resource’s higher degree of financial leverage as measured by its lower tangible equity to asset ratio, Resource’s return on average equity of 24.63% for the twelve months ended June 30, 2003 far exceeded the median of 13.44% and 13.91%, respectively, for the peer groups. The financial advisors also noted that in spite of Resource’s higher historical growth of loans and deposits relative to the peer group medians, its projected earnings per share growth in 2004 according to First Call of 5.20% was lower than the medians of each peer group.

With respect to Resource’s market valuation as of August 21, 2003, the financial advisors noted that its total market capitalization was in-line with the regional bank peer group median and slightly exceeded the nationwide peer bank median. Resource’s price to earnings per share multiple for the latest twelve months ended June 30, 2003 , and its price to projected 2003 earnings per share multiple were below the median multiples for each peer group. However, on a price to projected 2004 earnings per share multiple basis, Resource was more aligned with the respective valuation multiples for each peer group.

Dividend Discount Analysis. The financial advisors performed a dividend discount analysis to determine a range of present values per share of Resource common stock assuming Resource continued to operate as a stand-alone entity. To determine a projected dividend stream, the financial advisors assumed a dividend payout equal to 25% of Resource’s projected net income. The net income projections assumed an earnings growth rate of 8% for years 2004 through 2008. The “terminal value” of Resource common stock at the end of the period was determined by applying a range of price-to-earnings multiples (13.0x to 15.0x) to year 2008 projected earnings. The dividend stream and terminal values were discounted to present value using discount rates of 10% to 12%, which the financial advisors viewed as the appropriate discount rate range for a commercial bank with Resource’s risk characteristics. These projections are based upon various factors and assumptions, many of which are beyond the control of Resource. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results. Actual future values or results may be significantly more or less favorable than suggested by such projections. Based upon the above assumptions, the stand-alone value of Resource common stock ranged from approximately $21.41 to $26.62 per share. The financial advisors noted that the implied transaction value of $30.32 per share exceeded the estimated values derived from the discounted dividend analysis.

	Terminal Price/Earnings Multiple
Discount Rate	13.0x	14.0x	15.0x
10.00%	$23.35	$24.98	$26.62

11.00%	$22.35	$23.92	$25.48

12.00%	$21.41	$22.90	$24.40

Summary of Stand-Alone Values. The financial advisors noted that the implied stand-alone value for Resource based upon the midpoint of the Dividend Discount Analysis was $23.92. Further, the financial advisors noted that the implied stand-alone values of Resource based upon an average of (i) the median price to book value multiple, (ii) the median price to tangible book value multiple, (iii) the median price to trailing twelve months’ earnings multiple, (iv) the median price to 2003 estimated earnings multiple, and (v) the median price to 2004 estimated earnings multiple for each of the Regional and Nationwide peer groups was $23.86 per share and $23.79 per share, respectively. Resource’s common stock value one day prior to the financial advisors’ opinions was $25.50 per share. The financial advisors noted that the implied transaction value of $30.32 per share exceeded all implied stand-alone values as well as Resource’s common stock price of $25.50 per share one day prior to the August 22, 2003 meeting.

Sale-of Control Value:

Comparable Acquisition Analysis. The financial advisors reviewed 35 merger transactions announced from January 1, 2001 to August 21, 2003 involving commercial banking institutions nationwide with assets between $500 million and $1.5 billion and 11 merger transactions announced from January 1, 2001 to August 21, 2003 involving commercial banking institutions in Virginia. The financial advisors compared the price to book value, price to tangible book value, price to trailing twelve months’ earnings, price to future year estimated earnings, price to deposits, price to assets and tangible book premium to core deposits for the nationwide transactions and Virginia transactions to the proposed merger at announcement. The following table compares selected ratios of Resource’s transaction with the median ratios for the nationwide and Virginia transactions:

	Fulton/ Resource		Nationwide Transactions		Virginia Transactions
Deal Price/Book Value	3.34	x	2.10	x	2.06	x
Deal Price/Tangible Book Value	3.39	x	2.35	x	2.07	x
Deal Price/LTM Earnings	18.34	x	19.88	x	21.94	x
Deal Price/Est. EPS	16.90	x	16.44	x	18.89	x
Deal Price/Deposits	32.70%		22.71%		26.01%
Deal Price/Assets	24.09%		17.48%		23.50%
Tangible Book Premium/Core Deposits	24.66%		15.96%		15.24%

The financial advisors also reviewed selected performance statistics for Resource and compared those to the median statistics for the nationwide and Virginia transactions as presented in the following chart:

	Resource	Virginia Median	Nationwide Median
Assets ($000)	824,665	294,885	662,804
Equity/Assets (%)	6.57	10.00	8.04
Tg. Equity/Assets (%)	6.48	9.50	7.52
ROAA (%)	1.43	1.24	1.05
ROAE (%)	23.97	11.39	12.66
NPAs/Assets (%)	0.09	0.31	0.36

The financial advisors noted that Resource was larger than the median institution in each peer group. In addition, Resource’s capital ratios were meaningfully lower than the peer group medians. Resource’s operating profitability measured by its return on average assets (ROAA) of 1.43% was significantly higher than the Virginia median and nationwide median of 1.24% and 1.05%, respectively. Moreover, in conjunction with Resource’s higher degree of financial leverage, its return on average equity (ROAE) was nearly twice the ratio for each of the Virginia and nationwide medians. Finally, the financial advisors noted that Resource’s asset quality measured by non-performing assets to total assets of 0.09% was significantly lower than peer group median.

Segment Valuation. The financial advisors noted that 30% of Resource’s net income for the twelve months ended June 30, 2003 was contributed by their mortgage banking segment. Based upon our industry experience, the mortgage banking business is inherently more volatile than commercial banking. Accordingly, the risk associated with the unpredictable nature of mortgage banking earnings causes the trading multiples of mortgage banking companies to be significantly lower than those of commercial banking companies. This was supported by our review of selected sale-of-control transactions involving mortgage banking companies, which showed that the median price to trailing twelve months’ net income multiple was approximately 10 times. The financial advisors applied the median trailing twelve months’ earnings multiple found in the Comparable Acquisition Analysis to 70% of Resource’s net income and then applied the mortgage banking company acquisition transaction multiple to 30% of Resource’s net income. This formula developed the segment value displayed in the following chart.

Resource’s LTM EPS:	$1.65

EPS Distribution by:
					Multiples of LTM EPS		Implied Value
Bank segment	70%	→	$1.16	x	21	x	$24.30
Mortgage segment	30%	→	$0.50	x	10	x	$4.96

Imputed per Share Sale-of-Control Value							$29.26

The financial advisors noted that the implied transaction value of $30.32 per share exceeded the imputed segment value of $29.26 per share.

Dividend Discount Analysis. The financial advisors performed a dividend discount analysis to determine a range of present values per share of Resource common stock assuming Resource did not continue to operate as a stand-alone entity. To determine a projected dividend stream, the financial advisors assumed a dividend payout equal to 25% of Resource’s projected net income. The net income projections assumed an earnings growth rate of 8% for years 2004 through 2008. In addition, the financial advisors assumed transaction synergies equal to 5% of Resource’s non-interest expense with 75% of those synergies implemented in 2004 and 100% implemented in 2005, increasing 5% thereafter. The “terminal value” of Resource common stock at the end of the period was determined by applying a range of price-to-earnings multiples (18.0x to 20.0x) to year 2008 projected earnings. The dividend stream and terminal values were discounted to present value using discount rates of 14% to 16%, which the financial advisors viewed as the appropriate discount rate range based upon historical internal rate of return expectations for commercial bank acquisition transactions. These projections are based upon various factors and assumptions, many of which are beyond the control of Resource. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results. Actual future values or results may be significantly more or less favorable than suggested by such projections. Based upon the above assumptions, the majority interest value of Resource common stock ranged from approximately $26.43 to $31.72 per share with a midpoint of $28.98 per share. The financial advisors noted that the implied transaction value of $30.32 per share exceeded the estimated midpoint value derived from the discounted dividend analysis.

	Terminal Price / Earnings Multiple
Discount Rate	18.0x	19.0x	20.0x
14.00%	$28.76	$30.24	$31.72

15.00%	$27.56	$28.98	$30.40

16.00%	$26.43	$27.79	$29.15

Pro Forma Merger Analysis. The financial advisors analyzed certain pro forma effects of the merger using the First Call 2004 earnings estimates and management provided 2005 earnings estimates for Resource and Fulton. In addition, the financial advisors utilized cost savings assumptions ranging from 0% to 5% of Resource’s non-interest expense. The range of cost savings was based upon the financial advisors’ judgment and experience in analyzing similar bank merger transactions. This analysis indicated that the transaction would be slightly dilutive to Fulton’s 2004 and 2005 GAAP earnings per share under the 0% and 5% scenarios. On a cash basis, the analysis indicated that the transaction would also be slightly dilutive to Fulton’s 2004 and 2005 cash earnings per share under the 0% and 5% scenarios. The merger would be accretive to Fulton’s book value per share and slightly dilutive to tangible book value per share based upon a pro forma combination as of June 30, 2003. The actual results achieved by Fulton and the combined entity may vary from projected results.

	Cost Savings
	0%	5%

2004 EPS Accretion / (Dilution)	(1.5%)	(1.0%)

2004 Cash EPS Accretion / (Dilution)	(0.8%)	(0.2%)

2005 EPS Accretion / (Dilution)	(1.5%)	(0.8%)

2005 Cash EPS Accretion / (Dilution)	(0.8%)	(0.1%)

Book Value Accretion / (Dilution)	13.4%	13.4%

Tangible Book Accretion / (Dilution)	(2.1%)	(2.1%)

Analysis of Selected Comparable Companies. The financial advisors analyzed the performance and financial condition of Fulton relative to a group of 13 commercial banks located in the Mid-Atlantic region with assets between $3 billion and $10 billion and 62 nationwide commercial banks with assets between $3 billion and $10 billion. The financial ratios shown in the table below are as of or for the twelve months ended June 30, 2003; the market price multiples are based on market prices as of August 21, 2003.

	Fulton		Regional Bank Peer Group Median		Nationwide Bank Peer Group Median
Last 12 Months Net Interest Margin	4.11%		3.84%		4.05%
Last 12 Months Efficiency Ratio	52.53%		56.28%		56.79%
Last 12 Months Non-Int Income / Oper. Rev.	27.53%		20.16%		26.73%
Last 12 Months Core Return on Avg. Assets	1.56%		1.13%		1.17%
Last 12 Months Core Return on Avg. Equity	14.85%		13.37%		13.97%
Last 12 Months Dividend Payout Ratio	46.72%		50.78%		35.79%
Projected 2003 - 2004 EPS Growth	9.23%		7.93%		9.92%
Last 12 Months Loan Growth Rate	0.32%		6.03%		7.16%
Last 12 Months Deposit Growth Rate	6.77%		6.59%		9.77%
Tangible Equity / Assets	9.38%		6.45%		7.36%
Loans / Assets	62.55%		61.08%		60.66%
NPAs + Loans 90DPD / Assets	0.45%		0.59%		0.58%
Last 12 Months NCOs / Avg. Loans	0.23%		0.35%		0.35%
Reserves / NPAs + Loans 90DPD	185.78%		126.88%		144.72%
Reserves / Loans	1.34%		1.36%		1.44%
Market Capitalization ($M)	2,174.9		779.1		946.7
YTD Avg. Daily Volume (Actual)	164,061		77,354		80,513
Market Price / Last 12 Months Earnings	17.52	x	16.91	x	16.59	x
Market Price / 2003 Estimated Earnings	15.90	x	15.49	x	15.53	x
Market Price / 2004 Estimated Earnings	14.56	x	14.48	x	14.12	x
Market Price / Book Value	2.49	x	2.34	x	2.16	x
Market Price / Tangible Book Value	2.72	x	2.70	x	2.69	x

The financial advisors noted that Fulton’s return on average assets of 1.56% was significantly higher than the peer medians of 1.13% and 1.17%, respectively, for the regional and nationwide peer groups. Fulton’s superior operating profitability was driven by (i) a net interest margin which was higher than the median for the peer groups,

(ii) lower credit costs associated with its superior credit quality and reserve coverage, and (iii) a better non-interest income to total revenue ratio. Although Fulton’s return on average equity of 14.85% was higher than the median for the peer groups, its profitability advantage using this metric was mitigated by a higher tangible equity to asset ratio than both peer groups. The financial advisors also noted that Fulton’s expected earnings per share growth rate for 2004 versus 2003 per First Call of 9.23% exceeded the median of 7.93% for the regional peer group and was only modestly lower than the 9.92% for the Nationwide Peer Group.

Other Analyses. The financial advisors also reviewed, among other things, the historical financial performance of Fulton, selected investment research reports on, and earnings estimates for, Resource and Fulton and analyzed available information regarding the ownership of Fulton common stock. In connection with the financial advisor’s updated opinions dated as of the date of this document and contained in Exhibit C to this document, the financial advisors confirmed the appropriateness of their reliance on the analyses used to render their August 25, 2003 written opinions by performing procedures to update certain such analyses and by reviewing the assumptions and conclusions upon which the August 25, 2003 opinions were based.

Compensation of Financial Advisors

Pursuant to separate engagement letters between Resource and each of the financial advisors, in exchange for their services, each financial advisor has received a non-refundable retainer of $100,000 and will receive a fee of $950,000 that is contingent on and payable at the merger closing. Resource has also agreed to indemnify the financial advisors, their subsidiaries, their affiliates, and each of their directors, officers, employees, agents and security holders, against liabilities, including liabilities under federal securities laws, incurred in connection with their services to Resource, except for liabilities resulting from the gross negligence or willful misconduct of these individuals and entities.

The financial advisors have a long-standing investment banking relationship with Resource, including acting as co-managing underwriters for Resource’s public offering of common stock in March 2003. The financial advisors’ research departments provide published investment analyses on Resource, and the financial advisors act as market makers in Resource common stock.

Ryan Beck & Co.’s. research department provides published investment analyses on Fulton and both Ryan Beck & Co. and Scott & Stringfellow act as market makers in Fulton’s common stock. In the ordinary course of their businesses, the financial advisors may actively trade the equity securities of Resource for their own accounts or the accounts of their customers, and, accordingly, may at any time hold long or short positions in such securities.

Fulton’s Board Of Directors’ Reasons For The Merger

The acquisition of Resource was attractive to Fulton’s board of directors because it presented an opportunity to acquire a performing financial institution in a new geographic market which would contribute to the expansion of Fulton’s franchise into the Commonwealth of Virginia and into Virginia markets that fit the profile of Fulton’s desired markets in terms of economic growth and demographics.

The Fulton board of directors met at a special board meeting on August 19, 2003, and approved the nature and amount of consideration that could be offered by management, and authorized the Chairman of the Board, President or any Executive Vice President to negotiate and sign the form of the definitive merger agreement. The board also unanimously approved and ratified the definitive merger agreement and related documents and the execution of the merger agreement.

Effect Of The Merger

Upon completion of the merger, Resource will merge with and into Fulton, and the separate legal existence of Resource will cease. As a consequence of the merger, all property, rights, debts and obligations of Resource will automatically transfer to and vest in Fulton, in accordance with Pennsylvania and Virginia law. Fulton, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Fulton in effect immediately prior to completion of the merger. The directors and executive officers of Fulton prior to the merger will continue, in their respective capacities, as the directors and executive officers of Fulton after the merger, except that Fulton will appoint to its board of directors one current director of Resource.

Exchange Ratio

On the effective date of the merger, each outstanding share of Resource common stock will automatically convert into 1.4667 shares of Fulton common stock. You will receive cash instead of receiving fractional share interests of Fulton common stock.

Fulton will adjust the number of shares of Fulton common stock issuable in exchange for shares of Resource common stock to take into account any stock splits, stock dividends, reclassifications or other similar events that may occur involving Fulton common stock or Resource common stock prior to closing.

Stock Options

All Resource stock options will vest as a result of the merger, and can either be exercised immediately prior to the closing of the merger or converted into Fulton options as described below. On the effective date of the merger, each outstanding option to purchase shares of Resource common stock will automatically convert into an option to purchase Fulton common stock. The number of shares of Fulton common stock issuable upon exercise will equal the number of shares of Resource common stock subject to the option multiplied by 1.4667, rounded to the nearest whole share. The exercise price for a whole share of Fulton common stock will equal the stated exercise price of the option divided by 1.4667. The duration and other terms of the Fulton stock option will be identical to the duration and other terms of the Resource option, except that all references to Resource will be deemed to be references to Fulton and its affiliates where the context so requires, and will remain exercisable until the stated expiration date of the corresponding Resource option. Shares issuable upon the exercise of such options to acquire Fulton common stock will remain subject to the terms of the plans and grant agreements of Resource under which Resource issued the options.

Effective Date Of The Merger

The effective date of the merger will occur within thirty days following the receipt of all regulatory and shareholder approvals. Fulton and Resource may also mutually agree on a different date. Fulton and Resource presently expect that the effective date of the merger will occur on or before April 1, 2004.

On or prior to the effective date of the merger, Fulton and Resource will file articles of merger with the Pennsylvania Department of State and the Virginia State Corporation Commission and such document will set forth the effective date of the merger. Either Fulton or Resource can terminate the merger agreement if, among other reasons, the merger does not occur on or before June 30, 2004, and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. However, either party may extend this date to September 30, 2004, if closing has not occurred by June 30, 2004 because regulatory approval is still pending. See “Termination; Effect of Termination” on page 40.

Exchange Of Resource Stock Certificates

No later than three business days after receipt of a final shareholders list following the effective date of the merger, Fulton will send a transmittal form to each record owner of Resource common stock. The transmittal form will contain instructions on how to surrender certificates representing Resource common stock in exchange for certificates representing Fulton common stock.

You should not forward any Resource stock certificates until you have received transmittal forms from Fulton. You should not return stock certificates with the enclosed proxy card.

Until you exchange your certificates representing Resource common stock, you will not receive the certificates representing Fulton common stock into which your Resource shares have converted. In addition, at its option, Fulton may withhold dividends on the Fulton shares if you fail to exchange your certificates. When you surrender your Resource certificates, you will receive any unpaid dividends without interest. For all other purposes, however, each certificate which represents shares of Resource common stock outstanding at the effective date of the merger will evidence ownership of the shares of Fulton common stock into which those shares converted as a result of the merger. Neither Fulton nor Resource will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Conditions To The Merger

The obligations of Fulton and Resource to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

•	approval of the merger agreement by Resource’s shareholders;

•	receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

•	the absence of any action, suit or proceeding, pending or threatened, which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transaction contemplated by the merger agreement;

•	delivery of a tax opinion by Fulton’s legal counsel to each of Fulton and Resource;

•	the absence of any material and adverse change in the condition, assets, liabilities, business or operations or future prospects of either party;

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective date of the merger of the representations and warranties of the other party, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

•	the other party’s material performance of all its covenants and obligations; and

•	other conditions customary for similar transactions, such as the receipt of officer certificates and legal opinions.

Except for the requirements of shareholder approval, regulatory approvals and the absence of any legal action preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in “Amendment; Waivers” on page 40. As of the date of this document, Fulton’s counsel has delivered the required tax opinion.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to:

•	the corporate organizations of Fulton, Resource and Resource Bank and their respective subsidiaries;

•	the capital structures of Fulton and Resource;

•	the approval and enforceability of the merger agreement;

•	the consistency of financial statements with generally accepted accounting principles;

•	the filing of tax returns and payment of taxes;

•	the absence of material adverse changes, since June 30, 2003, in the condition, assets, liabilities, business or operations of either Fulton or Resource, on a consolidated basis;

•	the absence of undisclosed material pending or threatened litigation;

•	compliance with applicable laws and regulations;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	the quality of title to assets and properties;

•	the maintenance of adequate insurance;

•	the performance of material contracts;

•	the absence of undisclosed brokers’ or finders’ fees;

•	the absence of material environmental violations, actions or liabilities;

•	the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; and

•	the accuracy of information supplied by Fulton and Resource in connection with the Registration Statement filed by Fulton with the SEC, this document and all applications filed with regulatory authorities for approval of the merger.

The merger agreement also contains other representations and warranties by Resource relating to:

•	transactions between Resource and certain related parties;

•	the filing of all regulatory reports;

•	the lack of any regulatory agency proceeding or investigation into the business or operations of Resource or any of its subsidiaries; and

•	the receipt by Resource’s board of directors of a written fairness opinion.

Business Pending The Merger

Under the merger agreement, between the date the merger agreement was signed and the date the merger occurs, Resource and its subsidiaries agreed, among other things, except as disclosed to or consented to by Fulton, to:

•	use all reasonable efforts to carry on their respective businesses in the ordinary course;

•	use all reasonable efforts to preserve their respective business organizations, to retain the services of their present officers and employees and to maintain their relationships with customers, suppliers and others with whom they have business dealings;

•	maintain all of their structures, equipment and other property in good repair;

•	use all reasonable efforts to preserve or collect all material claims and causes of action;

•	maintain insurance policies;

•	materially perform their obligations under all material contracts;

•	maintain their books of account and other records in the ordinary course of business;

•	comply in all material respects with all regulations and laws that apply;

•	not amend their organizational documents;

•	not enter into any material contract or incur any material liability or obligation except in the ordinary course of business;

•	not make any material acquisition or disposition of properties or assets, except pursuant to previously disclosed contracts to the extent not exceeding $200,000;

•	not take any action that would be a material breach of any representation, warranty or covenant;

•	not declare, set aside or pay any dividend or other distribution on its capital stock, except as otherwise specifically set forth in the merger agreement (see “Dividends” on page 37);

•	not authorize, purchase, redeem, issue or sell any shares of Resource common stock or any other equity or debt securities;

•	not increase the rate of compensation of, pay a bonus or severance compensation to, or create or amend employment agreements for any officer, director, employee or consultant, except as otherwise required or permitted by the merger agreement, except that they may grant and pay routine periodic salary increases and bonuses in accordance with past practices; and

•	not open or close any branches or automated banking facilities except as otherwise permitted in the merger agreement.

•	not enter into related party transactions with directors, officers, or beneficial owners or associates relating to contracts, extensions of credit or other business arrangements;

•	file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

•	not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving an amount in excess of $50,000 or for a term of one year or more;

•	except as otherwise permitted by the merger agreement, not make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

•	not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with customary banking practice;

•	not take any other action which would cause the merger not to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code; and

•	following receipt of both shareholder and regulatory approval of the merger and upon agreement as to the effective date by Fulton and Resource, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve.

Dividends

The merger agreement permits Resource to pay a regular quarterly cash dividend not to exceed $.11 per share of Resource common stock outstanding provided that the effective date of the merger does not occur on or before the record date for the Fulton dividend scheduled for that same approximate time period, as more specifically set forth in the merger agreement. Resource may not pay its shareholders a dividend for any quarter in which such shareholders are entitled to receive a dividend from Fulton for the same quarter. Subject to applicable regulatory restrictions, if any, Resource Bank may pay cash dividends to Resource sufficient to permit payment of the dividends by Resource. Neither Resource nor Resource Bank may pay any other dividend without the prior written consent of Fulton.

No Solicitation Of Transactions

The merger agreement prohibits Resource or any of its affiliates or representatives from:

•	responding to, soliciting, initiating or encouraging any inquiries relating to an acquisition of Resource or its subsidiaries by a party other than Fulton, or engaging in negotiations with respect to such a transaction;

•	withdrawing approval or recommendation of the merger agreement or the merger except under limited circumstances concerning a third party’s proposal to acquire Resource or its subsidiaries;

•	approving or recommending a third party’s proposal to acquire Resource or its subsidiaries; or

•	causing Resource to enter into any kind of agreement with a third party relating to the third party’s proposal to acquire Resource or its subsidiaries unless the Resource board of directors determines in good faith and with the advice of outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties and the applicable proposal is superior to Fulton’s acquisition terms.

However, if at any time the board of directors of Resource determines in good faith, based on the advice of outside counsel, that failure to consider a third party’s proposal would be reasonably likely to constitute a breach of its fiduciary duties, Resource, in response to a written acquisition proposal that was unsolicited and that is reasonably likely to lead to a better proposal, may:

•	give the third party non-public information relating to Resource or its subsidiaries pursuant to a customary confidentiality agreement; and

•	participate in negotiations regarding such proposal.

Resource agreed to notify Fulton if it receives any inquiries or proposals relating to an acquisition by a party other than Fulton.

Board of Directors’ Covenant to Recommend the Merger Agreement

Resource’s directors and executive officers entered into voting agreements with Fulton by which they agreed to vote all shares of voting capital stock beneficially owned by them in favor of the merger agreement. The Resource board of directors is permitted to withdraw, modify or change in a manner adverse to Fulton, its recommendation to the Resource shareholders with respect to the merger agreement and the merger only if:

•	after consultation with its outside legal counsel, the board of directors determines in good faith that failing to take such action, in response to an unsolicited bona fide written superior proposal (as defined in the merger agreement), would be reasonably likely to constitute a breach of its fiduciary duties under applicable law;

•	the applicable acquisition proposal is a superior proposal; and

•	Resource has complied in all material respects with the requirements described under “No Solicitation of Transactions”, above.

Warrant Agreement and Warrant

General

In connection with the merger agreement, Resource executed a warrant agreement, dated August 25, 2003, which permits Fulton to purchase Resource common stock under the circumstances described below. Under the warrant agreement, Fulton received a warrant to purchase up to 1,485,000 shares of Resource common stock. This number represents approximately 19.9% of the issued and outstanding shares of Resource common stock on August 25, 2003, taking into consideration the shares issuable under the warrant. The exercise price per share to purchase Resource common stock under the warrant is $25.106, subject to adjustment. The warrant is only exercisable if certain events specified in the warrant occur. These triggering events are described below. None of the triggering events have occurred to the best of Fulton’s or Resource’s knowledge as of the date of this document.

Effect of Warrant Agreement

Attempts to acquire Resource or an interest in Resource, as described under “Exercise of Warrant,” below, would cause the warrant to become exercisable. Fulton’s exercise of the warrant would significantly increase a potential acquirer’s cost of acquiring Resource compared to the cost that would be incurred without the warrant agreement. Therefore, the warrant agreement, together with Resource’s agreement not to solicit other transactions relating to the acquisition of Resource by a third party, may have the effect of discouraging other persons from making a proposal to acquire Resource.

Terms of Warrant Agreement

The following is a brief summary of the material provisions of the warrant agreement, and we qualify this discussion by reference to the full warrant agreement and warrant. Complete copies of the warrant agreement and warrant are included as Exhibit B to this document, and are incorporated in this document by reference. Fulton and Resource urge you to read them carefully.

Exercise of the Warrant

The warrant is exercisable only upon the occurrence of one of the following events:

•	if Resource breaches any covenant in the merger agreement which would permit Fulton to terminate the merger agreement and which occurs following a third party’s proposal to merge with or acquire or lease all or substantially all of the assets of Resource or one of its subsidiaries, or to acquire 25% or more of the voting power of Resource or one of its subsidiaries;

•	if Resource’s shareholders fail to approve the merger and, at the time of the shareholders’ special meeting, a third party proposal to merge with or acquire or lease all or substantially all of the assets of Resource or one of its subsidiaries, or to acquire 25% or more of the voting power of Resource or a subsidiary, has been announced;

•	if a person other than Fulton acquires beneficial ownership of 25% or more of Resource common stock;

•	if a person or group, other than Fulton, enters into an agreement or letter of intent with Resource to merge or consolidate with Resource, to acquire all or substantially all of the assets or liabilities of Resource or one of its subsidiaries, or to acquire beneficial ownership of 25% or more of the voting power of Resource or one of its subsidiaries;

•	if a person or group, other than Fulton, commences a tender offer or exchange offer and within six months consummates a merger with or acquisition of Resource or 25% of the voting power of Resource or one of its subsidiaries; or

•	if Fulton or Resource terminates the merger agreement because Resource’s board of directors takes certain actions inconsistent with Fulton’s acquisition of Resource.

If the warrant becomes exercisable, Fulton may exercise the warrant by presenting the warrant to Resource along with:

•	a written notice of exercise;

•	payment to Resource of the exercise price for the number of shares specified in the notice of exercise; and

•	a certificate specifying the events which have occurred which cause the warrant to be exercisable.

Termination of the Warrant

The warrant terminates on the earlier of:

•	the effective date of the merger; or

•	termination of the merger agreement in accordance with its terms (other than a termination by Fulton caused by Resource’s Board taking action), except that if one of the events described above which causes the warrant to be exercisable occurs prior to termination of the merger agreement, the warrant shall not terminate until twelve months after such event; or

•	if the warrant has not previously been exercised, twelve months after the occurrence of one of the events described above which causes the warrant to be exercisable.

Adjustments

In the event of any change in Resource common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the warrant are adjusted appropriately.

Repurchase of Warrant or Warrant Shares

Under the warrant agreement, Fulton has the right to require Resource to repurchase the warrant or, in the event the warrant has been exercised in whole or in part, redeem the shares obtained upon such exercise. In the case of a repurchase of shares obtained upon exercise of the warrant, the redemption price per share is to be equal to the highest of: (i) 110% of the exercise price, (ii) the highest price paid or agreed to be paid for any share of common stock by an acquiring person (defined as any person who or which is the beneficial owner of 25% or more of the Resource common stock) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of Resource’s assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Resource as determined by a recognized investment banking firm selected by Fulton and reasonably acceptable to Resource, divided by (y) the number of shares of Resource common stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by Fulton and reasonably acceptable to Resource.

In the case of a repurchase of the warrant, the redemption price is to be equal to the product obtained by multiplying: (i) the number of shares of Resource common stock represented by the portion of the warrant that Fulton is requiring Resource to repurchase, times (ii) the excess of the redemption price over the exercise price.

Registration Rights

Resource granted Fulton the right to request registration under the Securities Act of 1933 for the shares of Resource common stock which are issuable upon exercise of the warrant.

Amendment; Waivers

Subject to any applicable legal restrictions, at any time prior to completion of the merger, Fulton and Resource may:

•	amend the merger agreement, except that any amendment relating to the consideration to be received by the Resource shareholders in exchange for their shares must be approved by the Resource shareholders;

•	extend the time for the performance of any of the obligations or other acts of Fulton and Resource required in the merger agreement; or

•	waive any term or condition in the merger agreement to the extent permitted by law.

Termination; Effect Of Termination

Fulton and Resource may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

Either Fulton or Resource may terminate the merger agreement at any time prior to completion of the merger if:

•	there has been a material breach by the other party of a material representation, warranty or covenant in the merger agreement and such breach has not been cured within thirty days after written notice of such breach has been given; or

•	any condition precedent to its obligations under the merger agreement remains unsatisfied as of June 30, 2004 through no fault of its own; provided that either party may extend this date to September 30, 2004, if the merger has not occurred by June 30, 2004 because regulatory approval is still pending; or

•	the board of directors of Resource, acting in good faith and consistent with its fiduciary duties, takes certain actions in connection with an acquisition of Resource by a party other than Fulton, which it believes is more favorable to Resource’s shareholders.

We anticipate that the merger will close on or before April 1, 2004. Neither Resource nor Fulton can predict whether the market price of Fulton’s common stock will increase, decrease or remain stable between the date of this document and the date of closing.

In the event that either Fulton or Resource terminates the merger agreement, neither Fulton nor Resource will have any continuing liability or obligation other than the obligation dealing with confidentiality and any liabilities resulting from a breach by the other of a material term or condition of the merger agreement. However, if the merger terminates under certain circumstances, described above, Fulton will have the right to exercise the warrant.

Management And Operations After The Merger

The board of directors and executive officers of Fulton and its subsidiaries will not change as a result of the merger, except as follows:

•	Fulton will appoint to its board of directors one current director of Resource;

•	Resource Bank’s current directors will remain as directors of Resource Bank. The current Resource director who will serve as a Fulton director is Thomas W. Hunt.

In addition, Fulton agreed, for a period of three years, to

•	preserve the business structure of Resource Bank as a Virginia commercial bank; and

•	preserve and use the present name of Resource Bank.

Employment; Severance

Upon completion of the merger, Fulton will use its best efforts to continue the employment of persons who were full-time employees of Resource or Resource Bank. Where that is not possible for whatever reason, Fulton will make severance payments to affected persons.

Employees with written employment agreements will receive any severance payments they are entitled to under such agreements if their employment terminates. If the employment of employees without written agreements is involuntarily terminated, other than for unsatisfactory performance, within one year of the effective date of the merger, severance benefits will consist of the greater of three month’s salary (at then current levels) or one week’s salary plus one week’s salary for each year of service with Resource, up to a maximum of twenty-six weeks’ salary. In the event the employment of employees without written agreements is involuntarily terminated, without cause, after one year, severance payments will be made in accordance with Fulton’s then existing severance policy.

Employee Benefits

The employee benefits provided to former Resource employees after the merger’s effective date will be substantially equivalent to the employee benefits, in the aggregate, provided by Resource for at least three years after the effective date of the merger, or until Fulton or its subsidiaries can no longer satisfy the applicable qualified retirement plan discrimination testing under the Internal Revenue Code. Each Resource employee who becomes an employee of Fulton or of a Fulton subsidiary will be entitled to full credit for each year of service with Resource for purposes of determining eligibility for vesting in Fulton’s employee benefit plans, programs and policies.

Regulatory Approvals

Fulton and Resource must obtain regulatory approvals before the merger can be completed, but cannot assure you that these regulatory approvals will be obtained or when they will be obtained.

It is a condition to completion of the merger that Fulton and Resource receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition or requirements that would materially and adversely impact the economic or business benefits of the merger. Fulton and Resource cannot assure you that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

Fulton and Resource are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, the parties expect that they will seek such approval or action.

The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States, or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the community served clearly outweighs the anti-competitive effects of the proposed transaction.

The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy. Consideration of convenience and needs includes the parties’ performance under the Community Reinvestment Act of 1977.

The merger may not be completed until the 30th day following the date of the Federal Reserve Board approval, although the Federal Reserve Board may reduce that period to 15 days. During this period, the United States Department of Justice has the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board’s approval, unless a court of competent jurisdiction specifically ordered otherwise.

Fulton filed notice of the proposed merger with the Federal Reserve Bank of Philadelphia on                                 , seeking prior approval of the merger from the Federal Reserve Bank, pursuant to authority delegated to it by the Federal Reserve Board. As of the date of this document, the Federal Reserve Bank has not yet approved or disapproved the merger.

The merger is also subject to the prior approval of the Virginia Bureau of Financial Institutions under the provisions of Title 6.1, Chapter 13 of the Code of Virginia, as amended. Fulton filed notice seeking approval of the proposed merger with the Virginia Bureau of Financial Institutions on                                     . As of the date of this document, the Virginia Bureau of Financial Institutions has not yet approved or disapproved the merger.

Material Contracts

There have been no other material contracts or other transactions between Resource and Fulton since signing the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Resource and Fulton during the past five years, other than in connection with the merger agreement and as described in this document.

Material Federal Income Tax Consequences

To complete the merger, Fulton and Resource must receive an opinion of Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Fulton and Resource will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Barley Snyder has provided this opinion and has consented to its inclusion in the registration statement.

In the opinion of Barley, Snyder, Senft & Cohen, LLC, the material federal income tax consequences of the merger will be as follows:

•	Fulton and Resource will not recognize gain or loss in the merger;

•	Resource’s shareholders will not recognize any gain or loss upon receipt of Fulton common stock in exchange for Resource common stock, except that shareholders who receive cash proceeds for fractional share interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if the shareholders held their Resource common stock as a capital asset at the effective date of the merger;

•	the tax basis of shares of Fulton common stock received by Resource’s shareholders in the merger will be the same as the tax basis of their shares of Resource common stock less any basis that would be allocable to a fractional share of Fulton common stock for which cash is received; and

•	the holding period of the Fulton common stock that Resource’s shareholders receive in the merger will include the holding period of their shares of Resource common stock, provided that they hold their Resource common stock as a capital asset at the time of the merger.

This is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders who acquired their Resource common stock pursuant to the exercise of employee stock options or otherwise as compensation, or shareholders which are exempt organizations or who are not citizens or residents of the United States. Each shareholder’s individual circumstances may affect the tax consequences of the merger to such shareholder. In addition, this discussion does not address the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, you should consult a tax advisor to discuss the specific tax consequences of the merger to you.

Accounting Treatment

Fulton will account for the acquisition using the purchase method of accounting. Purchase accounting requires Fulton to allocate the total purchase price of the acquisition to the assets acquired and liabilities assumed, based on their respective fair values at the acquisition date, with any remaining unallocated acquisition cost being recorded as goodwill. Resulting goodwill balances are then subject to an impairment review on at least an annual basis. The results of Resource’s operations will be included in Fulton’s financial statements prospectively from the date of the acquisition.

The total purchase price is estimated to be approximately $197.938 million, which includes the cost of Fulton stock to be issued, Resource options to be converted and certain acquisition related costs. The total purchase price will be allocated to the net assets acquired as of the merger effective date, based on fair market values at that date. Fulton expects to record a core deposit intangible asset and goodwill as a result of the acquisition accounting.

The Selected Historical and Pro Forma Combined Per Share Data in this document has been prepared based on Resource’s net assets and the fair market values of those net assets as calculated by Resource as of September 30, 2002. In addition, the core deposit intangible was estimated to be $7.4 million, representing 6.0% of demand and savings deposits, and was assumed to be amortized over 8 years using an accelerated method. These assumptions resulted in goodwill of approximately $144.2 million. The actual amounts to be recorded by Fulton to reflect the purchase are dependent on various factors, including but not limited to, the interest rate environment and final valuations for loans and deposits and other assets and liabilities, including the core deposit intangible, and may differ materially from the estimates provided herein.

NASDAQ Listing

The obligation of Resource and Fulton to complete the merger is subject to the condition that Fulton common stock to be issued in the merger be authorized for quotation on the National Market System of the NASDAQ Stock Market.

Expenses

Fulton and Resource will each pay all their own costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that Fulton will pay for the cost of printing and mailing this document.

Resale Of Fulton Common Stock

The Fulton common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any Resource shareholder who is an “affiliate” of Resource or Fulton for purposes of SEC Rule 145. This document does not cover resale of Fulton common stock received by any affiliate of Resource or Fulton. Each director and executive officer of Resource will enter into an agreement with Fulton providing that, as an affiliate, he or she will not transfer any Fulton common stock received in the merger except in compliance with the securities laws.

Dissenters’ Rights

Resource shareholders are not entitled to dissenters right under the Virginia Stock Corporation Act.

Dividend Reinvestment Plan

Fulton currently maintains a shareholder dividend reinvestment plan. This plan provides shareholders of Fulton with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Fulton common stock without payment of any brokerage commission or service charge. Fulton expects to continue to offer this plan after the effective date of the merger, and shareholders of Resource who become shareholders of Fulton will be eligible to participate in the plan.

Financial Interests Of Management in the Merger

When you are considering the recommendation of Resource’s board of directors with respect to approving the merger agreement and the merger, you should be aware that Resource directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of Resource. The Resource board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Share Ownership and Stock Options

As of the record date, the directors and executive officers of Resource own approximately                                      shares of Resource common stock, and hold options to purchase approximately                                      shares of Resource common stock. On the effective date of the merger, each option will convert into an option to acquire Fulton common stock. The number of shares of Fulton common stock issuable upon the exercise of the converted option will equal the number of shares of Resource common stock covered by the option multiplied by 1.4667, and the exercise price for a whole share of Fulton common stock will be the stated exercise price of the option divided by 1.4667. Shares issuable upon the exercise of options to acquire Fulton common stock will be issuable in accordance with the terms of the respective plans and grant agreements of Resource under which Resource issued the options.

Existing Employment Agreements

Under the merger agreement, Fulton agreed to honor various contractual obligations which have been entered into by Resource and/or its subsidiaries and some of their executive officers, including employment agreements between Resource, Resource Bank and each of Messrs. Smith, Grell, Birdsong, and Miller and Ms. Dyckman. These agreements generally provide that, in the event that a change of control of Resource or Resource Bank occurs, Resource or Resource Bank shall pay to the executive a lump sum cash severance payment equal to 2.99 times the executive’s annual direct compensation if the executive leaves or is terminated following the change of control within certain time frames. However, as part of the merger agreement, each of the foregoing persons agreed to waive their change of control payments and instead accepted new employment agreements with Resource Bank that become effective on the date of the merger. These new agreements are described below.

New Employment Agreements

Messrs. Smith, Grell, Birdsong, and Miller and Ms. Dyckman entered into employment agreements with Resource Bank which will become effective on, and are contingent upon, the effectiveness of the merger. Each agreement provides that the respective officer shall be employed for a period of five years (except for Mr. Smith, whose term expires June 1, 2007) from the effective date of the merger. Under their respective agreements, Messrs. Smith, Grell, Birdsong, and Miller and Ms. Dyckman are entitled to an annual salary of $481,000, $244,000, $155,000, $165,500, and $155,000 respectively, and will also be entitled to benefits comparable to those offered by Resource Bank on August 25, 2003, including bonus, pension, profit sharing, medical and disability benefit programs and other Resource employee benefit plans and Fulton’s bonus programs (except for Mr. Smith, who will not participate in any Resource or Fulton bonus plan).

For each of Messrs. Smith, Grell, Birdsong, and Miller and Ms. Dyckman, in the event employment is terminated “without cause” as defined in the agreement, Resource Bank has agreed to pay the salary and benefits described above for the remaining term of the agreement or a period of one year, whichever is longer. Each of them is also entitled to receive 2.99 times the average of the executive’s annual direct salary plus bonus for the prior three years in the event of a change in control, as defined in the agreement, of Resource Bank or of Fulton. The agreement also provides that for the longer of one year after the termination of his employment or the period of time by which any payment he is to receive is measured, the executive will not compete with Resource Bank.

These new employment agreements with Resource Bank replace the existing employment agreements that each of Messrs. Smith, Grell, Birdsong, and Miller and Ms. Dyckman had previously entered into with Resource and Resource Bank.

Indemnification and Insurance

The merger agreement provides that Fulton shall indemnify and hold harmless each present and former director, officer and employee of Resource or a Resource subsidiary, determined as of the effective time of the merger, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to or after the effective time of the merger, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of Resource or any of its subsidiaries, or is or was serving at the request of Resource or Resource Bank as a director, officer or employee of an affiliate, or (ii) the merger agreement or any of the transactions contemplated thereby, to the fullest extent permitted by law.

In addition, the merger agreement provides that Fulton shall maintain tail coverage for Resource’s existing directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger for the benefit of persons who are currently covered by such insurance policy for a period of four years following the effective time of the merger. Fulton may, however, substitute new policies in lieu of Resource’s existing policies if the new policies provide at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous.

Directors Fees

Each of Resource’s current directors will serve in one or more of the following capacities after the effective date of the merger:

•	One Resource director, Thomas W. Hunt, will serve as director of Fulton; and

•	All Resource Bank directors will continue to serve as directors of Resource Bank.

As such, each non-employee director will be entitled to receive fees for his or her service in such capacity equal to the fees received by him or her from Resource for a period of three years.

Other than as set forth above, no director or executive officer of Resource has any direct or indirect material interest in the merger, except insofar as ownership of Resource common stock might be deemed such an interest.

INFORMATION ABOUT FULTON

General

As permitted by the rules of the SEC, financial and other information relating to Fulton that is not included in or delivered with this document, including information relating to Fulton’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 56 and “INCORPORATION BY REFERENCE” on page 56.

Market Price Of And Dividends On Fulton Common Stock And Related Shareholder Matters

The Fulton common stock trades on the NASDAQ National Market under the symbol “FULT”. As of September 30, 2003, Fulton had 18,250 shareholders of record. The table below shows for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Fulton common stock as reported by the NASDAQ National Market. Stock price information does not necessarily reflect mark-ups, mark-downs or commissions. Per share amounts have been retroactively adjusted to reflect the effect of stock dividends declared.

	Price Range Per Share		Per Share Dividend
	High	Low
2003
First Quarter	$18.19	$16.69	$0.143
Second Quarter	21.00	17.86	0.160
Third Quarter	21.50	19.25	0.160
Fourth Quarter (through )

2002
First Quarter	$19.28	$16.11	$0.130
Second Quarter	19.41	17.36	0.143
Third Quarter	18.66	15.91	0.143
Fourth Quarter	18.21	16.11	0.143

2001
First Quarter	$16.74	$14.47	$0.116
Second Quarter	17.10	13.92	0.130
Third Quarter	17.52	15.36	0.130
Fourth Quarter	17.30	15.70	0.130

For certain limitations on the ability of Fulton’s subsidiaries to pay dividends to Fulton, see Fulton’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 56.

On August 22, 2003, the last full trading day prior to public announcement of the proposed merger, the high, low and last sales price of Fulton common stock were as follows:

High:	$20.70
Low:	$20.35
Last Sales price:	$20.47

On                                 , the most recent practicable date prior to the printing of this document, the high, low and last sales price of Fulton common stock were as follows:

High:	$
Low:	$
Last Sales price:	$

You should obtain current market quotations prior to making any decisions about the merger.

Indemnification

The Bylaws of Fulton provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Fulton, and without willful misconduct or recklessness. Fulton has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Fulton pursuant to the foregoing provisions of Fulton’s Bylaws, Fulton has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Description Of Fulton Financial Common Stock

General

The authorized capital of Fulton consists exclusively of 400 million shares of common stock, par value $2.50 per share, and 10 million shares of preferred stock, without par value. As of September 30, 2003, there were issued and outstanding approximately 108,560,619 shares of Fulton common stock, which shares were held by 18,250 owners of record, and there were 3,302,733 shares issuable upon the exercise of options. No shares of preferred stock have been issued by Fulton. Fulton’s common stock is listed for quotation on the NASDAQ National Market System under the symbol “FULT”. The holders of Fulton common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of Fulton common stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of Fulton common stock do not have preemptive rights to subscribe for additional shares that may be issued by Fulton, and no share is entitled in any manner to any preference over any other share. Fulton Financial Advisors, N.A. serves as the transfer agent for Fulton.

The holders of Fulton common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Fulton has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year. The ability of Fulton to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton’s subsidiary banks. Funds for the payment of dividends on Fulton common stock are expected for the foreseeable future to be obtained primarily from dividends paid to Fulton by its bank subsidiaries, which dividends are subject to certain statutory limitations, described below:

Pennsylvania State Chartered Banks	Fulton Bank, Lebanon Valley Farmers Bank, Lafayette Ambassador Bank, and Premier Bank	may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution

National Banks	Swineford National Bank, FNB Bank, N.A., Delaware National Bank, and Fulton Financial Advisors, N.A.	the approval of the Office of the Comptroller of the Currency is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years

Maryland Commercial Banks	Hagerstown Trust Company and The Peoples Bank of Elkton	may only declare a cash dividend from their undivided profits or (with the prior approval of the Maryland Bank Commissioner) from its surplus in excess of 100% of its required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown’s or Peoples’ surplus becomes less than 100% of its required capital stock, Hagerstown or Peoples may not declare or pay any cash dividends that exceed 90% of its net earnings until its surplus becomes 100% of its required capital stock

New Jersey Banks	The Bank and Skylands Community Bank	may not declare or pay any dividends which would impair their capital stock or reduce their surplus to a level of less than 50% of their capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank

In addition to the foregoing statutory restrictions on dividends, state banking regulations (with respect to state-chartered banks), the FDIC (with respect to state-chartered banks that are not members of the Federal Reserve System, such as Fulton Bank, Skylands Community Bank, Hagerstown Trust Company, The Bank and The Peoples Bank of Elkton), the FRB (with respect to state-chartered banks that are members of the Federal Reserve System, such as Lebanon Valley Farmers Bank, Lafayette Ambassador Bank and Premier Bank), and the OCC (with respect to national banks such as Swineford National Bank, FNB Bank, N.A., Delaware National Bank, and Fulton Financial Advisors, N.A.), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be as such an unsafe or unsound practice.

Dividend Reinvestment Plan

The holders of Fulton common stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan, which is a plan administered by Fulton Financial Advisors, N.A. as the plan agent. Under the dividend reinvestment plan, dividends payable to participating shareholders are paid to the plan agent and are used to purchase, on behalf of the participating shareholders, additional shares of Fulton common stock. Participating shareholders may make additional voluntary cash payments, which are also used by the plan agent to purchase, on behalf of such shareholders, additional shares of Fulton common stock. Shares of Fulton common stock held for the account of participating shareholders are voted by the plan agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

Securities Laws

Fulton, as a business corporation, is subject to the registration and prospectus delivery requirements of the Securities Act of 1933 and is also subject to similar requirements under state securities laws. Fulton common stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, and Fulton is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of Fulton are subject to certain restrictions affecting their right to buy and sell shares of Fulton common stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of Fulton common stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

Antitakeover Provisions

The Articles of Incorporation and Bylaws of Fulton include certain provisions which may be considered to be “antitakeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of Fulton (including the present shareholders of Resource, who will become shareholders of Fulton following the merger) by providing a measure of assurance that Fulton’s shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of Fulton, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Fulton common stock. To the extent that these provisions actually discourage such a transaction, holders of Fulton common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of Fulton, even if their removal would be regarded by some shareholders as desirable.

The provisions in the Articles of Incorporation of Fulton which may be considered to be “antitakeover” in nature include the following:

•	a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by Fulton’s board of directors;

•	a provision that does not permit shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the board of directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

•	a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a special meeting;

•	a provision that limits the right of the shareholders to amend the Bylaws; and

•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

The provisions of the Bylaws of Fulton which may be considered to be “antitakeover” in nature include the following:

•	a provision that limits the permissible number of directors;

•	a provision that establishes a board of directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes; and

•	a provision that requires advance written notice as a precondition to the nomination of any person for election to the board of directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation registered under the Securities Exchange Act of 1934, Fulton is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

•	a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•	a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•	a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•	a provision permitting a corporation to adopt a shareholders rights plan;

•	a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

•	a provision requiring a person who acquires “control shares”, which are described in the previous sentence, to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter.

Corporations may elect to “opt out” of any or all of these antitakeover provisions of the Pennsylvania corporate law. Fulton has not elected to opt out of any of the protections provided by the antitakeover statutes.

On April 27, 1999, Fulton extended the term of its Shareholder Rights Plan, originally adopted in June of 1989, by ten years. The plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring Fulton to negotiate with Fulton’s board of directors. The plan may have the effect of discouraging or making more difficult the acquisition of Fulton by means of a hostile tender offer, exchange offer or similar transaction. The plan is similar to shareholder rights plans which have been adopted by other bank holding companies and business corporations and contains “flip-in” rights (allowing certain shareholders to purchase Fulton’s common stock equal to two times the right’s exercise price) and “flip-over” rights (allowing rights holders to acquire shares of the acquirer’s stock at a substantial discount) which are typically included in plans of this kind. Each share of Fulton common stock, including all shares that will be issued to Resource’s shareholders in the merger, will also represent one right pursuant to the terms of the plan, which right will initially, and until it becomes exercisable, trade with and be represented by the Fulton common stock certificates to be received by the shareholders of Resource.

The management of Fulton does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

INFORMATION ABOUT RESOURCE

As permitted by the rules of the SEC, financial and other information relating to Resource that is not included in or delivered with this document, including information relating to Resource’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 56 and “INCORPORATION BY REFERENCE” on page 56.

General

Resource is a Virginia corporation and a registered financial holding company headquartered in Virginia Beach, Virginia. Resource was capitalized on July 1, 1998 as the result of a share exchange with Resource Bank, a Virginia state chartered bank. In the share exchange, Resource became the holding company for Resource Bank, which is engaged principally in the business of taking deposits and making commercial loans, residential mortgage loans, consumer loans and home equity and property improvement loans. In March 2002, Resource became a registered financial holding company.

Resource owns 100% of the common securities of Resource Capital Trust I, Resource Capital Trust II and Resource Capital Trust III, each a Delaware statutory business trust formed for the sole purpose of issuing $9.2 million, $5.0 million and $3.0 million, respectively, in trust preferred securities. Resource also owns 100% of Virginia Financial Services, LLC, which offers insurance brokering and other management consulting services and a 9.99% interest in Old Dominion Investors, LP, which owns five moderate income housing developments.

Resource Bank has the following wholly-owned subsidiaries: (1) CW and Company of Virginia, a title abstract and real estate closing company; (2) Dominion Investment Group, LLC, which sells non-deposit investment products; (3) Resource Service Corporation, a non-operating subsidiary; and (4) PRC Title, LLC, a title agency. Resource Bank also owns a 5.5% interest in Bankers Investments, LLC, which sells non-deposit investment products and a 3.31% membership in Bankers Insurance, LLC, which sells insurance products. Resource Service Corporation owns 49% of Financial Planners Mortgage, LLP and 51% of Homebanc, LLP, each a limited partnership that participates in residential one to four family loan production.

Resource had approximately $851.4 million in assets and $637.6 million in deposits at September 30, 2003. On September 30, 2003, Resource Bank employed 337 full-time and 40 part-time employees throughout its branch offices. Resource Bank operates six full service branches in Virginia Beach, Chesapeake, Newport News, Richmond and Herndon, Virginia.

Market Price Of And Dividends On Resource Common Stock And Related Shareholder Matters

The Resource common stock trades on the NASDAQ National Market System under the symbol “RBKV”. As of September 30, 2003, there were 6,014,327 shares of Resource common stock issued and outstanding, held by approximately 780 shareholders of record. The following table sets forth the high and low sale prices for shares of Resource common stock for the periods indicated as reported on the NASDAQ National Market and the cash dividends paid per share for such periods. Such prices do not necessarily reflect mark-ups, mark-downs or commissions. Per share amounts have been retroactively adjusted to reflect the effect of stock dividends and stock splits.

	Price Range Per Share		Per Share Dividend
	High	Low
2003
First Quarter	$15.53	$13.59	$0.11
Second Quarter	$22.99	$14.81	$0.11
Third Quarter	$30.49	$22.33	$0.11
Fourth Quarter (through November 18, 2003)	$31.17	$28.50	$0.11

2002
First Quarter	$13.33	$12.00	$0.09
Second Quarter	$13.59	$12.00	$0.09
Third Quarter	$15.00	$11.57	$0.09
Fourth Quarter	$14.83	$12.54	$0.09

2001
First Quarter	$11.33	$6.67	$0.08
Second Quarter	$10.70	$9.17	$0.08
Third Quarter	$12.17	$9.33	$0.08
Fourth Quarter	$12.47	$9.55	$0.08

The merger agreement restricts Resource’s ability to pay a regular quarterly cash dividend as described under the heading “THE MERGER — Dividends” on page 37.

On August 22, 2003, the last full trading day prior to public announcement of the proposed merger, the high, low and last sales price of Resource common stock were as follows:

High:	$25.67
Low:	24.90
Last Sales Price:	25.11

On                         ,         , the most recent practicable date prior to the printing of this document, the high, low and last sales price of Resource common stock were as follows:

High:
Low:
Last Sales Price:

You should obtain current market quotations prior to making any decisions as to the merger.

Resource’s ability to continue to pay dividends may be dependent upon its receipt of dividends from Resource Bank. See Resource’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 56 and “INCORPORATION BY REFERENCE” on page 56.

ADJOURNMENT

In the event that Resource does not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, Resource intends to adjourn the special meeting to permit further solicitation of proxies. The board of directors of Resource recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxy holders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If Resource adjourns the special meeting, Resource will not give notice of the time and place of the adjourned special meeting other than by an announcement of such time and place at the special meeting.

COMPARISON OF SHAREHOLDER RIGHTS

If Fulton and Resource complete the merger, shareholders of Resource automatically will become shareholders of Fulton, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, and by Fulton’s Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Fulton common stock and the rights of holders of Resource common stock. These differences arise from differing provisions of the Articles of Incorporation and Bylaws of Fulton and Resource, differences in Virginia and Pennsylvania corporate law and from the existence of Fulton’s Shareholder Rights Plan.

The most significant differences are:

•	Resource shareholders may call a special shareholder’s meeting at the written request of holders of 25% or more of the outstanding shares of Resource, while Fulton shareholders may not call a special meeting;

•	Resource shareholders may act by unanimous written consent, and Fulton shareholders may not;

•	Major transactions, such as a merger, only need to be approved by a majority vote of Resource’s shares, while 2/3 of Fulton’s shares would be required to approve a similar transaction;

•	Amendment of Resource’s articles of incorporation requires a majority vote while amendment of some of the provisions of Fulton’s articles of incorporation requires approval of up to 85% of shares.

•	Fulton has adopted a Shareholder Rights Plan, which provides Fulton’s shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover, while Resource has not adopted any such plan.

A comparison of Resource common stock and Fulton common stock and the rights of their respective holders follows:

	RESOURCE	FULTON

Title	Common Stock, $1.50 par value per share	Common Stock, $2.50 par value per share

Shares Authorized	15,000,000	400,000,000

Shares Issued & Outstanding	______ shares, as of	_______ shares, as of

Preemptive Rights	No	No

Classification of Board of Directors	Board of Directors divided into three classes with three year terms; approximately one-third of directors elected each year	Board of Directors divided into three classes with three year terms; approximately one-third of directors elected each year

Voting: Election of Directors	Non-cumulative	Non-cumulative

	RESOURCE	FULTON

Voting: Other Matters	One vote for each share owned of record	One vote for each share owned of record

Shareholder Rights Plan	No	Yes

Dissenters’ Rights	Not generally available	Not generally available

Dividend Reinvestment Plan	Yes	Yes

Market	Listed for quotation on the NASDAQ National Market	Listed for quotation on NASDAQ National Market

Registered under 1934 Act	Yes	Yes

Limitation of Liability of Directors for Monetary Damages	Yes	Yes

Indemnification of Directors, Officers and Employees	Yes	Yes

Approval Required for Restricted Transactions with 10% or more Beneficial Owners	No	85% affirmative shareholder vote; reduced to 66-2/3% if certain conditions are met

Approval of Major Transactions	Majority of the votes entitled to be cast	2/3 of votes cast at shareholders meeting

Amendment of Articles of Incorporation	Majority of the votes entitled to be cast with respect to any amendment that requires shareholder approval under §13.1-707 of the VSCA	Provisions regarding required vote for business combinations and other major transactions, removal of directors, amendment of articles and certain other provisions require either: (i) affirmative vote of holders of 85% of voting power; or (ii) approval of a majority of directors and continuing directors and affirmative vote of 66-2/3 of holders of voting power; for other matters: (i) majority of directors and affirmative vote of holders of a majority of voting power or (ii) affirmative vote of holders of 85% of voting power

Qualification of Directors	Must own shares of Resource having an aggregate book value equal to at least $5,000 in book value of shares of Resource Bank	No special ownership requirements

	RESOURCE	FULTON

Authorized Class of Preferred Stock	Yes. 500,000 shares, with or without par value, which can be issued under terms and conditions to be determined by the Board of Directors	Yes. 10,000,000 shares, without par value which can be issued under terms and conditions to be determined by the Board of Directors

Right of Shareholders to call an Annual Meeting	No	No

Right of Shareholders to call a Special Meeting	At the written request of 25% of shares outstanding	No

Shareholder Inspection Rights	General	General

Right of Shareholders to act by Written Consent	Yes (but must be unanimous)	No

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of and for the year ended December 31, 2002, included in Fulton’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by KPMG LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of Fulton for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors’ report, dated January 22, 2002, on those financial statements was unqualified and included an explanatory note that they did not audit the financial statements of Drovers Bancshares Corporation, a company acquired during 2001 in a transaction accounted for as a pooling of interest.

The consolidated financial statements of Resource Bankshares Corporation as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, included in Resource’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Goodman & Company, L.L.P. independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

Barley, Snyder, Senft & Cohen, LLC will pass on the validity of the Fulton common stock issued in the merger, and certain federal income tax consequences of the merger.

Kaufman & Canoles, P.C., Norfolk, Virginia, has acted as special counsel to Resource in connection with the merger.

OTHER MATTERS

The board of directors knows of no matters other than those described in this proxy statement or referred to in the accompanying notice of special meeting of shareholders that may be presented at the special meeting. However, if any other matter should be properly presented for consideration and voting at the special meeting or any adjournments of the special meeting, the proxy holders will vote the proxies in their discretion in the manner they determine to be in Resource’s best interest.

SHAREHOLDER PROPOSALS

Because Resource and Fulton anticipate that the merger will be completed no later than the second quarter of 2004, Resource does not anticipate holding a 2004 annual meeting of Resource shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Fulton and Resource are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information that Fulton and/or Resource file at the Securities and Exchange Commission’s public reference rooms at:

•	450 Fifth Street, N.W., Washington, D.C. 20549

•	Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Fulton’s and Resource’s Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov. You can also inspect reports, proxy statements and other information concerning Fulton or Resource at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Additionally, Resource’s Internet site is www.Resourcebankonline.com. Fulton’s Internet site is www.fult.com.

Fulton filed a Registration Statement on Form S-4 (No. 333-            ) to register with the Securities and Exchange Commission the Fulton common stock issuable to Resource shareholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Fulton in addition to being a proxy statement of Resource for the special meeting. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

INCORPORATION BY REFERENCE

Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this document, but rather is “incorporated by reference” to documents that have been filed by Fulton and Resource with the Securities and Exchange Commission. As permitted by the SEC, the following documents are incorporated by reference in this document.

Documents filed by Fulton (SEC File No. 0-10587):

•	Annual Report on Form 10-K filed March 27, 2003, for the year ended December 31, 2002;

•	Current Reports on Form 8-K filed: January 16, 2003, February 4, 2003, February 14, 2003, April 15, 2003, April 16, 2003, June 11, 2003, July 15, 2003, July 29, 2003, August 4, 2003, August 26, 2003, August 29, 2003, September 19, 2003, October 22, 2003, November 5, 2003 and November 19, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 14, 2003.

•	The description of Fulton common stock contained in Fulton’s registration statement on Form 8-A, dated July 3, 1989, and any amendment or reports filed for purposes of updating such description.

Documents filed by Resource (SEC File No. 1-15513):

•	Annual Report on Form 10-K filed March 27, 2003, for the year ended December 31, 2002, as amended.

•	Current Reports on Form 8-K filed April 22, 2003, May 19, 2003, July 23, 2003, August 27, 2003, August 29, 2003, and October 23, 2003.

•	Quarterly Report on Form 10-Q, filed May 13, 2003, for the quarter ended March 31, 2003.

•	Quarterly Report on Form 10-Q, filed August 12, 2003, for the quarter ended June 30, 2003.

•	Quarterly Report on Form 10-Q, filed November 10, 2003, for the quarter ended September 30, 2003.

•	The description of Resource common stock contained on Form 8-A, filed July 20, 1998, and any amendment or reports filed for purposes of updating such description.

All documents filed by Fulton and Resource pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the special meeting are also are incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.

Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.

We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from Fulton and/or Resource without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Resource shareholders may obtain documents incorporated by reference in this document, with respect to Fulton, by requesting them in writing or by telephone from: Fulton Financial Corporation, One Penn Square, Lancaster, PA 17604, Attention: George R. Barr, Jr. (telephone number (717) 291-2411), and with respect to Resource, by requesting them in writing or by telephone from: Resource Bankshares Corporation, 3720 Virginia Beach, Boulevard, Virginia Beach, Virginia 23452, Attention: Lu Ann Klevecz, Investor Relations (telephone number (757) 463-2265). In order to ensure timely delivery of such documents, any request should be made by                                     .

All information contained or incorporated by reference in this document relating to Fulton and its subsidiaries has been supplied by Fulton. All information contained or incorporated by reference in this document relating to Resource and its subsidiaries has been supplied by Resource.

Exhibit “A”

Agreement and Plan of Merger, as Amended

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

RESOURCE BANKSHARES CORPORATION

AND

FULTON FINANCIAL CORPORATION

AUGUST 25, 2003

INDEX OF SCHEDULES

Schedule 2.3	Resource Options

Schedule 3.3	Other Resource Subsidiaries

Schedule 3.7	Undisclosed Liabilities

Schedule 3.8	Changes

Schedule 3.9	Dividends, Distributions and Stock Purchases

Schedule 3.10	Taxes

Schedule 3.11	Title to and Condition of Assets

Schedule 3.12	Contracts

Schedule 3.13	Litigation and Governmental Directives

Schedule 3.14	Compliance with Laws; Governmental Authorizations

Schedule 3.15	Insurance

Schedule 3.16	Financial Institutions Bonds

Schedule 3.17	Labor Relations and Employment Agreements

Schedule 3.18	Employee Benefit Plans

Schedule 3.19	Related Party Transactions

Schedule 3.20	Finders

Schedule 3.22	Environmental Matters

Schedule 3.26	Loan Portfolio

Schedule 3.27	Investment Portfolio

Schedule 3.29	Regulatory Agreements

Schedule 4.5	Subsidiaries

Schedule 4.7	Undisclosed Liabilities

Schedule 4.8	Dividends, Distributions and Stock Purchases

Schedule 4.9	Litigation and Governmental Directives

Schedule 4.10	Compliance with Laws; Governmental Authorizations

Schedule 4.14	Environmental Matters

Schedule 4.19	Taxes

Schedule 5.1	Conduct of Business

Schedule 5.1 (xxi)	Pending and Contemplated Applications

Schedule 6.11	Current Resource Directors Fees

INDEX OF EXHIBITS

Exhibit A	Form of Warrant Agreement

Exhibit B	Form of Warrant

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Employment Agreements/Listing of Waiver Employees and Form of Waiver

Exhibit E	Form of Opinion of Resource’s Counsel

Exhibit F	Form of Opinion of Fulton’s Counsel

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of the 25th day of August, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”), and RESOURCE BANKSHARES CORPORATION, a Virginia corporation having its administrative headquarters at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452 (“Resource”).

BACKGROUND:

Fulton is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Resource is a financial holding company registered under the BHC Act and is the parent of Resource Bank, a Virginia banking corporation (“Resource Bank”). In addition to Resource Bank, Resource has four directly-owned 100% subsidiaries: Resource Capital Trust I, Resource Capital Trust II, Resource Capital Trust III and Virginia Financial Services, LLC. Resource Bank has three directly-owned 100% subsidiaries: CW and Company of Virginia, Resource Service Corporation and PRC Title LLC. Resource Bank and all other wholly-owned subsidiaries of Resource and Resource Bank are collectively referred to herein as the “Resource Subsidiaries”. Fulton and Resource wish to merge with each other, resulting in Resource Bank becoming a subsidiary of Fulton. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the “Merger”) in which (i) Resource will be merged with and into Fulton, (ii) Fulton will survive the Merger, and (iii) all of the outstanding shares of the common stock of Resource, $1.50 par value per share (“Resource Common Stock”), will be converted into shares of the common stock of Fulton, par value $2.50 per share (“Fulton Common Stock”).

Simultaneously with the execution of this Agreement, the parties are entering into a Warrant Agreement in substantially the form of Exhibit A attached hereto (the “Warrant Agreement”), which provides for the delivery by Resource of a warrant in substantially the form of Exhibit B attached hereto (the “Warrant”) entitling Fulton to purchase shares of the Resource Common Stock in certain circumstances. In addition, Resource has obtained voting agreements in the form of Exhibit C attached hereto, from the directors and executive officers listed on Exhibit C, who have agreed to vote shares of voting capital stock beneficially owned by them in Resource in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I—THE MERGER

Subject to the terms and conditions of this Agreement, Resource shall merge with and into Fulton in accordance with the following:

Section 1.1 Merger. At the Effective Time (as defined in Section 9.2 herein) (i) Resource shall merge with and into Fulton pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended and the Virginia Stock Corporation Act (the “VSCA”), whereupon the separate existence of Resource shall cease and Fulton shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) the Resource Common Stock will be converted into Fulton Common Stock pursuant to the provisions of Article II hereof.

Section 1.2 Name. The name of the Surviving Corporation shall be “Fulton Financial Corporation”. The address of the principal office of the Surviving Corporation will be One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

Section 1.3 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Fulton as in effect at the Effective Time.

Section 1.4 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Fulton as in effect at the Effective Time.

Section 1.5 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of Fulton in office at the Effective Time. Each of such directors and officers shall serve until such time as his successor is duly elected and has qualified.

ARTICLE II—CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

Section 2.1 Conversion of Shares. At the Effective Time (as defined in Section 9.2 herein) the shares of Resource Common Stock then outstanding shall be converted into shares of Fulton Common Stock, as follows:

(a) General. Subject to the provisions of Sections 2.1(b), 2.1(c) and 2.1(d) herein, each share of Resource Common Stock issued and outstanding immediately before the Effective Time, shall, at the Effective Time, be converted into and become without any action on the part of the holder thereof, and Fulton shall issue, 2.20 (to be adjusted to 1.4667 on September 5, 2003, the payment date of the three-for-two stock split (the “September Split”) declared by Resource and payable to shareholders of record on August 15, 2003) (such number, as it may be adjusted under Section 2.1(b) herein, the “Conversion Ratio”) shares of Fulton Common Stock and the corresponding number of rights associated therewith pursuant to the Rights Agreement dated June 20, 1989, as amended and restated as of April 27, 1999, between Fulton and Fulton Bank (the “Fulton Rights Agreement”). Each share of Resource Common Stock to be converted into Fulton Common Stock pursuant to this Section 2.1 shall, by virtue of the Merger and

2

without any action on the part of the holders thereof, cease to be outstanding, and be canceled, and each holder of share certificates evidencing shares of Resource Common Stock converted into Fulton Common Stock pursuant to this Section 2.1 shall thereafter cease to have any rights with respect to the shares represented thereby, except the right to receive the Fulton Common Stock therefor, without interest thereon, upon the surrender of the share certificates evidencing the Resource Common Stock in accordance with Section 2.2 hereof.

(b) Antidilution Provision. In the event that Fulton shall at any time before the Effective Time: (i) issue a dividend in shares of Fulton Common Stock, (ii) combine the outstanding shares of Fulton Common Stock into a smaller number of shares, or (iii) subdivide the outstanding shares of Fulton Common Stock into a greater number of shares, then the Conversion Ratio shall be proportionately adjusted (calculated to four decimal places), so that each Resource shareholder shall receive at the Effective Time, in exchange for his shares of Resource Common Stock, the number of shares of Fulton Common Stock as would then have been owned by him if the Effective Time had occurred before the record date of such event (For example, if Fulton were to declare a five percent (5%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 2.20 shares to 2.31 shares or from 1.4667 to 1.54 after giving effect to the September Split).

(c) No Fractional Shares. No fractional shares of Fulton Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Resource shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(e) herein).

(d) Cancelled Resource Shares. Notwithstanding the provisions of Section 2.1(a) herein, the following shares of Resource Common Stock shall not be converted into Fulton Common Stock, and shall be cancelled, at the Effective Time: (i) shares of Resource Common Stock then owned by Fulton or any direct or indirect subsidiary of Fulton (except for trust account shares or shares acquired in connection with debts previously contracted); and (ii) shares of Resource Common Stock owned by Resource or any direct or indirect subsidiary of Resource (except for trust account shares or shares acquired in connection with debts previously contracted).

(e) Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing price for Fulton Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (as such term is defined in Section 9.2 herein), as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the “Price Determination Period.” (For example, if March 31, 2004 were to be the

3

Effective Date, then the Price Determination Period would be March 12, 15, 16, 17, 18, 19, 22, 23, 24 and 25, 2004). In the event that NASDAQ shall fail to report a closing price for Fulton Common Stock for any trading day during the Price Determination Period, the closing price for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in Fulton Common Stock, by two brokerage firms then making a market in Fulton Common Stock to be selected by Fulton and approved by Resource.

Section 2.2 Exchange of Stock Certificates. Resource Common Stock certificates shall be exchanged for Fulton Common Stock certificates in accordance with the following procedures:

(a) Exchange Agent. The transfer agent of Fulton shall act as exchange agent (the “Exchange Agent”) to receive Resource Common Stock certificates from the holders thereof and to exchange such stock certificates for Fulton Common Stock certificates and (if applicable) to pay cash for fractional shares of Fulton Common Stock pursuant to Section 2.1(c) herein. Fulton shall cause the Exchange Agent on or promptly, but no later than three (3) business days after receipt of a final shareholder list following the Effective Date, to mail to each former shareholder of Resource a notice specifying the procedures to be followed in surrendering such shareholder’s Resource Common Stock certificates.

(b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent’s notice, each former shareholder of Resource shall surrender his Resource Common Stock certificates to the Exchange Agent; provided, that if any former shareholder of Resource shall be unable to surrender his Resource Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by Fulton for issuing replacement certificates to Fulton shareholders whose Fulton Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Resource Common Stock certificates from a former Resource shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, a Fulton Common Stock certificate representing the whole number of shares of Fulton Common Stock into which such shareholder’s shares of Resource Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

(c) Dividend Withholding. Dividends, if any, payable by Fulton after the Effective Time to any former shareholder of Resource who has not prior to the payment date surrendered his Resource Common Stock certificates may, at the option of Fulton, be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of Resource upon proper surrender of his Resource Common Stock certificates.

4

(d) Failure to Surrender Certificates. All Resource Common Stock certificates must be actually or constructively (as referenced in (b) above) surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of Resource shall not have properly surrendered his Resource Common Stock certificates within two (2) years after the Effective Date, the shares of Fulton Common Stock that would otherwise have been issued to him may, at the option of Fulton, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of Resource shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Resource, without interest, upon proper actual or constructive surrender of his Resource Common Stock certificates.

(e) Expenses. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Fulton.

Section 2.3 Treatment of Outstanding Resource Options.

(a) At the Effective Time, each option (collectively, “Resource Options”) to purchase shares of Resource Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to Resource’s 2001 Stock Incentive Plan, 1996 Long-Term Incentive Plan, 1994 Long-Term Bank Director Incentive Plan and 1993 Long-Term Incentive Plan (collectively, the “Resource Stock Option Plans”) or otherwise granted by the Resource Board of Directors and evidenced by stock option agreements but not pursuant to any Resource Stock Option Plans; and (iii) would otherwise survive the Effective Time, in the absence of the transactions contemplated by this Agreement, shall be assumed by Fulton through the grant of an option to acquire shares of Fulton Common Stock on the terms set forth below (each Resource Option, as assumed, a “Fulton Stock Option”). Alternatively, each holder of a Resource Option may elect to exercise such Resource Option immediately prior to the Effective Time and have the Resource Common Stock acquired as a result of such exercise converted into Fulton Common Stock pursuant to Section 2.1 of this Agreement.

(b) A Fulton Stock Option shall be a stock option to acquire shares of Fulton Common Stock with the following terms: (i) the number of shares of Fulton Common Stock which may be acquired pursuant to such Fulton Stock Option shall be equal to the product of the number of shares of Resource Common Stock covered by the Resource Option multiplied by the Conversion Ratio, provided that any fractional share of Fulton Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of Fulton Common Stock shall be equal to the exercise price per share of Resource Common Stock of such Resource Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such Fulton Stock Option shall be identical to the duration and other terms of such Resource Option, (except to the extent

5

that vesting thereof is to be accelerated under the terms of the Resource Stock Option Plans or the Resource Options) except that all references to Resource shall be deemed to be references to Fulton and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Resource Option; (iv) Fulton shall assume such Resource stock option, whether vested or not vested, as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (v) to the extent Resource Options qualify as incentive stock options under Section 422 of the Code, the Fulton Stock Options exchanged therefor shall also so qualify. In connection with the foregoing, (i) the foregoing is intended to effect an assumption of a Resource Option by Fulton under Section 424(a) of the Code and (ii) neither a Fulton Option nor the assumption of a Resource Option shall give the holder of a Resource Option additional benefits which he did not have under such Resource Option within the meaning of Section 424(a)(1) of the Code. Subject to the Fulton Stock Options and the foregoing, the Resource Stock Option Plans and all options or other rights to acquire Resource Common Stock issued thereunder shall terminate at the Effective Time. Fulton shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Fulton Stock Option.

(c) Prior to the Effective Time, Fulton shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), register the number of shares of Fulton Common Stock necessary to satisfy Fulton’s obligations with respect to the issuance of Fulton Common Stock pursuant to the exercise of Fulton Stock Options and under Section 2.3.

(d) Prior to the Effective Time (to the extent required as determined by Fulton or Resource under applicable law, the terms of the Resource Stock Option Plans or otherwise), Fulton shall receive agreements from each holder of a Resource Option that does not elect to exercise such Resource Option immediately prior to the Effective Time and have the Resource Common Stock acquired as a result of such exercise converted into Fulton Common Stock pursuant to Section 2.1 of this Agreement, pursuant to which each such holder agrees to accept a Fulton Stock Option in substitution for the Resource Option, as of the Effective Time.

(e) Schedule 2.3 sets forth a listing of each Resource Option as of the date of this Agreement (copies of which have been provided to Fulton), including the optionee, date of grant, shares of Resource Common Stock subject to such Option, the exercise price of such Option, expiration date, and classification as an incentive stock option or a nonqualified stock option.

Section 2.4 Reservation of Shares. Fulton agrees that (i) prior to the Effective Time it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Fulton Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Fulton will issue shares of Fulton Common Stock to the extent set forth in, and in accordance with, this Agreement.

6

Section 2.5 Taking Necessary Action. Fulton and Resource shall take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Fulton with full title to all properties, assets, rights, approvals, immunities and franchises of Resource, the officers and directors of Resource, at the expense of Fulton, shall use commercially reasonable efforts to take all such necessary action.

Section 2.6 Press Releases, Etc. Fulton and Resource agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Fulton and Resource, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

Section 2.7 Fulton Common Stock. Each share of Fulton Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Fulton Common Stock, and each holder thereof shall retain his rights therein. The holders of the shares of Fulton Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Fulton Common Stock.

Section 2.8 Dissenters’ Rights. Pursuant to Section 13.1-730.C of the VSCA, the shareholders of Resource shall not be entitled to exercise dissenters’ rights under the provisions of Section 13.1-730 of the VSCA.

Section 2.9 Certain Actions. Prior to the Effective Time, Fulton and Resource shall take all such steps as may be required to cause any dispositions of shares of Resource Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to Resource to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF RESOURCE

Resource represents and warrants to Fulton, as of the date of this Agreement, as follows:

Section 3.1 Authority. The execution and delivery of this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of Resource (its Board of Directors). At a meeting duly called and held, by a vote of at least a majority of the members of the Board of Directors, the Board of Directors (i) approved the Merger and this Agreement, and (ii) directed that this Agreement and Merger be submitted for approval by its shareholders with the

7

recommendation of the Board of Directors that the shareholders of Resource approve this Agreement, the Merger and the transactions contemplated thereby, and, except for the approval of this Agreement by its shareholders, Resource has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by Resource and, assuming due authorization, execution and delivery by Fulton, constitute valid and binding obligations of Resource, enforceable in accordance with their respective terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights and the laws, regulations and rules affecting financial institutions. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Resource, (ii) the Articles of Incorporation or Bylaws of Resource Bank, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Resource or any Resource Subsidiary, subject to the receipt of all required governmental approvals, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which Resource or any Resource Subsidiary is a party or by which Resource or any Resource Subsidiary or any of their properties are bound.

Section 3.2 Organization and Standing. Resource is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Resource is a financial holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Resource Bank is a banking corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Resource Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is a member of the Federal Reserve System. Resource Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each of the Resource Subsidiaries currently conducting operations other than Resource Bank is an entity or business trust that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Resource Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 3.3 Subsidiaries. Resource Bank and Resource Capital Trust I, Resource Capital Trust II, Resource Capital Trust III and Virginia Financial Services, LLC are wholly-owned subsidiaries of Resource (except that Resource owns 100% of the common securities of such Capital Trusts and third parties own the capital securities issued by such trust). CW and Company of Virginia, Resource Service Corporation and PRC Title, LLC are wholly-owned subsidiaries of Resource Bank. Except for the Resource Subsidiaries, Resource owns no subsidiaries, directly or indirectly, other than as described on Schedule 3.3.

Section 3.4 Capitalization. The authorized capital of Resource consists exclusively of 15,000,000 shares of Resource Common Stock and 500,000 shares of the Resource Preferred Stock. As of the date of this Agreement, there are no shares of Resource Preferred Stock

8

outstanding and 3,979,167 (to be increased to approximately 5,968,750 effective with the September Split, with all other shares numbers below on a pre-split basis) shares of Resource Common Stock outstanding, all of which are validly issued, fully paid and non-assessable. In addition, 486,414 shares of Resource Common Stock are subject to issuance upon the exercise of Resource Options and 990,000 shares of Resource Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the Resource Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Resource Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of Resource Common Stock. The authorized capital of Resource Bank consists exclusively of shares of common stock (the “Resource Bank Common Stock”) and preferred stock (“Resource Bank Preferred Stock”). All of the outstanding shares of Resource Bank Common Stock and Resource Bank Preferred Stock are owned beneficially and of record by Resource and are validly issued, outstanding and fully-paid and non-assessable. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Resource Bank Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of Resource Bank Common Stock. All outstanding shares of the capital stock or membership interests, as applicable, of the other Resource Subsidiaries are owned beneficially and of record by Resource or Resource Bank, as appropriate, except that, in the case of Resource Capital Trust I, Resource Capital Trust II and Resource Capital Trust III, Resource owns 100% of the common securities and the purchasers thereof own the capital securities issued by each said Trust. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of such Resource Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of such Resource Subsidiaries. The Common Stock of Resource Bank and the common stock or membership interests of the other Resource Subsidiaries are sometimes collectively referred to herein as the “Resource Subsidiaries Common Equity”.

Section 3.5 Charter, Bylaws and Minute Books. The copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements (or, with respect to Resource Capital Trust I, Resource Capital Trust II and Resource Capital Trust III, their trust declarations) of Resource and the Resource Subsidiaries that have been made available to Fulton for inspection are true, correct and complete. Except as previously disclosed to Fulton in writing, the minute books of Resource and the Resource Subsidiaries that have been made available to Fulton for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Resource and the Resource Subsidiaries at the meetings documented in such minutes, excluding information related to the transactions contemplated by this Agreement and to any other merger, consolidation, share exchange or sale, exchange or other disposition of all, or substantially all, of Resource’s property or assets.

Section 3.6 Financial Statements. Resource has delivered to Fulton the following financial statements: Consolidated Balance Sheets of Resource at December 31, 2002 and 2001 and Consolidated Statements of Income, Statements of Stockholders’ Equity, and Consolidated Statements of Cash Flows of Resource for the years ended December 31, 2000, 2001 and 2002, audited by Goodman & Company, L.L.P., and set forth in the 2002 Annual Report to Resource’s

9

shareholders and unaudited Consolidated Balance Sheets of Resource at June 30, 2003 and unaudited Consolidated Statements of Income for the six-month periods ended June 30, 2003 and 2002, unaudited Consolidated Statements of Stockholders’ Equity for the six-month periods ended June 30, 2003 and 2002 and unaudited Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2003 and 2002, as filed with the Securities and Exchange Commission (the “SEC”) in a Quarterly Report on Form 10-Q (the aforementioned Balance Sheet as of June 30, 2003 being hereinafter referred to as the “Resource Balance Sheet”). Each of the foregoing financial statements fairly present the consolidated financial position, and results of operations and cash flows of Resource at their respective dates and for the respective periods then ended and has been prepared in accordance with United States generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for (i) the omission of the notes from the financial statements applicable to any interim period and (ii) with respect to any interim period, normal year-end adjustments.

Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, or as reflected, noted or adequately reserved against in the Resource Balance Sheet, at June 30, 2003, Resource had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Resource Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, Resource and the Resource Subsidiaries have not incurred, since June 30, 2003, any such liability, other than liabilities of the same nature as those set forth in the Resource Balance Sheet, all of which have been incurred in the Ordinary Course of Business. For purposes of this Agreement, the term “Ordinary Course of Business” shall mean the ordinary course of business consistent with Resource’s and the Resource Subsidiaries’ customary business practices.

Section 3.8 Absence of Changes. Since June 30, 2003, Resource and the Resource Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither Resource nor the Resource Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business, operations, or future prospects other than changes in the Ordinary Course of Business, which have not been, in the aggregate, materially adverse as to Resource and the Resource Subsidiaries on a consolidated basis.

Section 3.9 Dividends, Distributions and Stock Purchases. Since June 30, 2003, Resource has not declared, set aside, made or paid any dividend or other distribution in respect of the Resource Common Stock, or purchased, issued or sold any shares of Resource Common Stock or the Resource Subsidiaries Common Equity other than (i) the September Split and (ii) the $0.17 per share dividend declared on July 1, 2003 to shareholders of record as of July 15, 2003 and paid on July 29, 2003.

Section 3.10 Taxes. Resource and Resource Bank have filed all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of June 30, 2003. Except as disclosed in Schedule 3.10: (i) Resource and Resource Bank have paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither Resource nor the

10

Resource Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the “IRS”) has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of Resource or Resource Bank for any year through and including the year ended December 31, 2002. Except as disclosed in Schedule 3.10, neither Resource nor the Resource Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves reflected in the Resource Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Resource’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 3.11 Title to and Condition of Assets. Except as disclosed in Schedule 3.11, Resource and the Resource Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Resource Balance Sheet or acquired subsequent to June 30, 2003, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Resource Balance Sheet or in Schedule 3.11; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Resource Balance Sheet or acquired subsequent to June 30, 2003: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Resource and the Resource Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

Section 3.12 Contracts.

(a) Each written or oral contract entered into by Resource or the Resource Subsidiaries (other than loan agreements, promissory notes, deeds of trust and other contracts with customers reasonably entered into by Resource or the Resource Subsidiaries in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $50,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Resource or the Resource Subsidiaries are a party or by which Resource or the Resource Subsidiaries or any of their properties may be bound (collectively referred to herein as “Material Contracts”) is identified in Schedule 3.12.

11

Except as disclosed in Schedule 3.12, all Material Contracts are enforceable against Resource or the Resource Subsidiaries, as the case may be, and Resource or the Resource Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and Resource has no Knowledge (as defined in Section 3.13) of any default by a third party under a Material Contract. Schedule 3.12 identifies all Material Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

(b) Except for the Warrant Agreement and as set forth in Schedule 3.12, as of the date of this Agreement, neither Resource nor the Resource Subsidiaries is a party to, or bound by, any oral or written:

(i) “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $20,000 per annum, in the case of any such agreement;

(iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

(iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $25,000;

(v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

(vii) agreement, contract or understanding, other than this Agreement, and the Warrant Agreement, regarding the capital stock of Resource and/or Resource Bank or committing to dispose of some or all of the capital stock or substantially all of the assets of Resource and/or Resource Bank;

12

(viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization;

(ix) deferred compensation plan or arrangement; or

(x) joint venture agreements.

Section 3.13 Litigation and Governmental Directives. Except as disclosed in Schedule 3.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge (as that term is defined below) of Resource or the Resource Subsidiaries, threatened, that involves Resource or the Resource Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Resource or the Resource Subsidiaries taken as a whole; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or arbitration tribunal issued against or with the consent of Resource or the Resource Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Resource or the Resource Subsidiaries taken as a whole or that in any material manner restrict the right of Resource or the Resource Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither Resource nor the Resource Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Resource or the Resource Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Resource or the Resource Subsidiaries or would restrict in any material manner the right of Resource or the Resource Subsidiaries to carry on their businesses as presently conducted taken as a whole. All litigation (except for bankruptcy proceedings in which Resource or the Resource Subsidiaries have filed proofs of claim) in which Resource or the Resource Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.13. In this Agreement, the terms “Knowledge of Resource or Resource Bank” and “Knowledge of Resource and the Resource Subsidiaries” shall mean the actual knowledge of the Contract Employees (as defined in Section 3.17).

Section 3.14 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 3.14 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Resource or the Resource Subsidiaries taken as a whole: (i) Resource and the Resource Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Resource or the Resource Subsidiaries or to any of their properties; and (ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Resource or the Resource Subsidiaries as presently conducted have been duly obtained and are in full force and

13

effect, and there are no proceedings pending or, to the Knowledge of Resource threatened, which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 3.15 Insurance. All policies of insurance relating to Resource’s and Resource Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Resource or the Resource Subsidiaries are listed in Schedule 3.15. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 3.16 Financial Institutions Bonds. Since January 1, 1999, Resource Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring Resource Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Resource Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Resource Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

Section 3.17 Labor Relations and Employment Agreements. Neither Resource nor any of the Resource Subsidiaries are a party to or bound by any collective bargaining agreement. To their Knowledge, Resource and the Resource Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Resource or Resource Bank threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Resource or the Resource Subsidiaries. Except as disclosed in Schedule 3.17, neither Resource nor the Resource Subsidiaries have any employment contract, change of control agreement or policy, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including the amendments referred to, an “Employment Obligation”) with any director, officer, employee, agent or consultant; provided however, that, (i) as of the date of this Agreement (and effective as of the Effective Time), each of Lawrence N. Smith, T.A. Grell, Jr., Debra C. Dyckman, Harvard R. Birdsong II, James M. Miller, Edward O. Yoder and William T. Morrison has executed an employment agreement with Resource Bank so as to, among other things, consent to certain respective changes in their duties, powers and functions following the Merger and waiving any right to obtain “change of control” or severance payments as a result of the Merger, such agreements to be substantially in the form of Exhibit D attached hereto and (ii) the other employees subject to employment agreements with Resource or Resource Bank listed on Exhibit D (the “Waiver Employees”) have been requested to execute a waiver, in the form attached to Exhibit D, acknowledging that no “change of control” or severance payments shall be payable under their employment agreements as a result of the Merger (and the Waiver Employees who have excited such waivers are designated on Exhibit D). For the purposes of this Agreement, Messrs. Smith, Grell, Birdsong and Miller and Ms. Dyckman, shall be referred to herein as the “Contract Employees”. Except as disclosed in Schedule 3.17, as of the Effective Time (as defined in Section 9.2 herein), neither Resource nor the Resource Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement nor the consummation of the Merger shall, by itself,

14

entitle any employee of Resource or the Resource Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.17, no payment that is owed or may become due to any director, officer, employee, or agent of Resource or any Resource Subsidiary as a result of the consummation of the Merger will be non-deductible to Resource or any Resource Subsidiary or subject to tax under IRC § 280G or § 4999; nor, except as set forth on Schedule 3.17, will Resource or any Resource Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

Section 3.18 Employee Benefit Plans. All employee benefit plans, contracts or arrangements to which Resource or the Resource Subsidiaries are a party or by which Resource or the Resource Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements (collectively the “Resource Benefit Plans”), but not including the Employment Obligations described in Section 3.17, are identified in Schedule 3.18. Each of the Resource Benefit Plans which is an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”; each such Plan being herein called a “Resource Pension Plan”) is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or in ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Resource Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Resource Pension Plans or any other Resource Benefit Plan which is an employee welfare benefit plan as defined in ERISA, and no claim is pending or, to the Knowledge of Resource, threatened with respect to any Resource Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Resource nor the Resource Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Resource Pension Plans or any other Resource Benefit Plan. Within the past five years, there has not been any audit of any Resource Benefit Plan by the U.S. Department of Labor or the IRS.

Section 3.19 Related Party Transactions. Except as disclosed in Schedule 3.19, neither Resource nor any of the Resource Subsidiaries have any contract, extension of credit, or business arrangement of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1999) of Resource or any of the Resource Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding Resource Common Stock; and (iii) any “associate” (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as otherwise specifically described therein, has been made in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms’ length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

15

Section 3.20 No Finder. Except as disclosed in Schedule 3.20, neither Resource nor any of the Resource Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

Section 3.21 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Resource, the Resource Subsidiaries, the Resource Common Stock, the Resource Subsidiaries’ Common Equity, and the involvement of Resource and the Resource Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Resource to Fulton pursuant to Section 3.6 contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

Section 3.22 Environmental Matters. Except as disclosed in Schedule 3.22, neither Resource nor any of the Resource Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries and which is required to be reflected, noted or adequately reserved against in Resource’s consolidated financial statements under United States generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality standard therein, except as disclosed in Schedule 3.22, neither Resource nor any of the Resource Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Resource or any of the Resource Subsidiaries.

Section 3.23 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the shareholders of Resource and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Resource, the Resource Subsidiaries, Resource Common Stock, the Resource Subsidiaries Common Equity and all actions taken and

16

statements made by Resource and the Resource Subsidiaries in connection with the transactions contemplated herein (except for information provided by Fulton to Resource or the Resource Subsidiaries) will: (i) comply in all material respects with applicable provisions of the 1933 Act, and the 1934 Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 3.24 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Resource or Resource Bank with the SEC or the Federal Reserve Board (the “FRB”), as applicable, under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.25 Reports. Resource and Resource Bank have filed all material reports, registrations and statements that are required to be filed with the FRB, the Federal Deposit Insurance Company (“FDIC”), the Virginia Bureau of Financial Institutions (the “Bureau”) and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Resource and the Resource Subsidiaries on a consolidated basis. Resource has furnished Fulton with, or made available to Fulton, copies of all such filings made in the last three fiscal years and in the period from January 1, 2003 through the date of this Agreement. Resource is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and, Resource has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Resource and the Resource Subsidiaries on a consolidated basis. The Resource Common Stock is traded on NASDAQ under the symbol “RBKV”.

Section 3.26 Loan Portfolio of Resource Bank.

(a) Attached hereto as Schedule 3.26 is a list of (i) all outstanding commercial loans, commercial loan commitments and commercial letters of credit, of Resource Bank in excess of $1,500,000, (ii) all loans of Resource Bank classified by Resource Bank or any regulatory authority as “Monitor,” “Substandard,” “Doubtful” or “Loss,” (iii) all

17

commercial and mortgage loans of Resource Bank classified as “non-accrual,” and (iv) all commercial loans of Resource Bank classified as “in substance foreclosed.”

(b) Resource Bank has adequately reserved for or charged off loans in accordance with applicable regulatory requirements, United States generally accepted accounting principles and current written policies of Resource Bank.

(c) Except as set forth on Schedule 3.26, Resource Bank does not engage in so-called “subprime Section 32 lending.” For the purposes of this representation, “subprime lending” shall be deemed to refer to programs that target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments or bankruptcies, or that target borrowers with questionable repayment capacity evidenced by low credit scores or high debt-burden ratios.

Section 3.27 Investment Portfolio. Attached hereto as Schedule 3.27 is a list of all securities held by Resource and the Resource Subsidiaries for investment, showing the holder, principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by them as of June 30, 2003. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27. Except as set forth on Schedule 3.27, the investment portfolio of Resource or the Resource Subsidiaries does not include any financial derivatives.

Section 3.28 Regulatory Examinations.

(a) Except for normal examinations conducted by a regulatory agency in the Ordinary Course of Business, no regulatory agency has initiated any proceeding or investigation into the business or operations of Resource or any of the Resource Subsidiaries within the past ten (10) years. Except as otherwise disclosed in Section 3.29, neither Resource nor any of the Resource Subsidiaries have received any objection from any regulatory agency to Resource’s or any of the Resource Subsidiaries’ response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Resource and any of the Resource Subsidiaries which would have a materially adverse effect on Resource and any of the Resource Subsidiaries on a consolidated basis.

(b) Neither Resource nor any of the Resource Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on Resource and any of the Resource Subsidiaries on a consolidated basis.

Section 3.29 Regulatory Agreements. Except as set forth on Schedule 3.29, on the date hereof, neither Resource nor Resource Bank is a party to any assistance agreement, directive, commitment letter, supervisory agreement or letter, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order, decree or similar directive with or by the FDIC, the FRB, the Bureau or any other financial services regulatory

18

agency having jurisdiction over Resource or Resource Bank that relates to the conduct of the business of Resource or Resource Bank, nor has Resource or Resource Bank been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

Section 3.30 Beneficial Ownership of Fulton Common Stock. Resource and the Resource Subsidiaries do not, and prior to the Effective Time, Resource and the Resource Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of Fulton Common Stock.

Section 3.31 Fairness Opinion. Resource’s Board of Directors has received a written opinion from each of Ryan Beck & Co. and Scott & Stringfellow, Inc. to be updated in writing prior to the publication of the Proxy Statement/Prospectus (a copy of such updated written opinion being provided simultaneously to Fulton at the time of receipt), to the effect that the Conversion Ratio, at the time of execution of this Agreement and the mailing of the Proxy Statement/Prospectus, is fair to Resource’s shareholders from a financial point of view.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF FULTON

Fulton represents and warrants to Resource, as of the date of this Agreement and as of the date of the Closing, as follows:

Section 4.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Board of Directors of Fulton, and no other corporate action on the part of Fulton is necessary to authorize this Agreement or the consummation by Fulton of the transactions contemplated herein. This Agreement has been duly executed and delivered by Fulton and, assuming due authorization, execution and delivery by Resource, constitutes a valid and binding obligation of Fulton. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of Fulton or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which Fulton is a party or by which Fulton or any of its properties are bound.

Section 4.2 Organization and Standing. Fulton is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a registered financial holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 4.3 Capitalization. The authorized capital of Fulton consists exclusively of 400,000,000 shares of Fulton Common Stock and 10,000,000 shares of preferred stock without par value (the “Fulton Preferred Stock”). As of August 21, 2003, there were 113,980,807 shares of Fulton Common Stock validly issued, fully paid and non-assessable and 4,425,665 shares are held as treasury shares. No shares of Fulton Preferred Stock have been issued as of the date of this Agreement, and Fulton has no present intention to issue any shares of Fulton Preferred Stock. As of the date of this Agreement, there are no outstanding obligations, options

19

or rights of any kind entitling other persons to acquire shares of Fulton Common Stock or shares of Fulton Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of Fulton Common Stock or into shares of Fulton Preferred Stock, except as follows: (i) 3,440,774 shares of Fulton Common Stock were issuable upon the exercise of outstanding stock options granted under the Fulton Incentive Stock Option Plan and the Fulton Employee Stock Purchase Plan and (ii) there were outstanding 118,984,457 Rights representing the right under certain circumstances to purchase shares of Fulton Common Stock pursuant to the terms of a Fulton Rights Agreement and (iii) 1,331,047 shares of Fulton Common Stock reserved from time to time for issuance pursuant to Fulton’s Employee Stock Purchase and Dividend Reinvestment Plans. All shares of Fulton Common Stock that are issued in the Merger shall include purchase Rights under the Fulton Rights Agreement unless, prior to the Effective Date, all Rights issued under said Agreement shall have been redeemed by Fulton without a Distribution Date having occurred under such Agreement.

Section 4.4 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of Fulton that have been delivered to Resource are true, correct and complete.

Section 4.5 Subsidiaries. Schedule 4.5 contains a list of all subsidiaries (“Subsidiaries”) which Fulton owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) Fulton owns, directly or indirectly, all of the outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than Fulton or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than Fulton or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

Section 4.6 Financial Statements. Fulton has delivered to Resource the following financial statements: Consolidated Balance Sheets at December 31, 2002 and 2001 and Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000, (audited by Arthur Andersen LLP for the years 2000 and 2001 and KPMG LLP for the year 2002) and set forth in the Annual Report to the shareholders of Fulton for the year ended December 31, 2002, and unaudited Consolidated Balance Sheets as of June 30, 2003, unaudited Consolidated Statements of Income for the six-month periods ended June 30, 2003 and 2002, and unaudited Consolidated Statements of Cash Flows for the six-months ended June 30, 2003 and 2002 as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of June 30, 2003 being hereinafter referred to as the “Fulton Balance Sheet”). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Fulton at their respective dates and for the respective

20

periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.7 or as reflected, noted or adequately reserved against in the Fulton Balance Sheet, at June 30, 2003 Fulton had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Fulton Balance Sheet under generally accepted accounting principles. Except as described in Schedule 4.7, since June 30, 2003, Fulton has not incurred any such liability other than liabilities of the same nature as those set forth in the Fulton Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

Section 4.8 Absence of Changes; Dividends, Etc. Since June 30, 2003 (a) there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton and the Fulton Subsidiaries on a consolidated basis and (b) except as disclosed in Schedule 4.8, Fulton has not declared, set aside, made or paid any dividend or other distribution in respect of the Fulton Common Stock, or purchased, issued or sold any shares of Fulton Common Stock or the Fulton Subsidiaries Common Stock.

Section 4.9 Litigation and Governmental Directives. Except as disclosed in Schedule 4.9: (i) there is no litigation, investigation or proceeding pending, or to the knowledge of Fulton threatened, that involves Fulton or any Fulton Subsidiary or its properties and that, if determined adversely to Fulton or the Fulton Subsidiary, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or of any arbitration tribunal against Fulton which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted; and (iii) Fulton has no knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Fulton, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any material manner the right of Fulton to carry on its business as presently conducted.

Section 4.10 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 4.10 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton: (i) Fulton and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of Fulton and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and

21

effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 4.11 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Fulton, Fulton Common Stock, and the involvement of Fulton in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by Fulton to Resource in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Fulton to Resource in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

Section 4.12 Labor Relations. Neither Fulton nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To its knowledge, Fulton and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of Fulton or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Fulton.

Section 4.13 Employee Benefits Plans. Fulton’s contributory profit-sharing plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the “Fulton Pension Plans”) are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the Pension Benefit Guaranty Corporation (the “PBGC”). No “prohibited transaction” or “reportable event” (as such terms are defined in the Code or ERISA) has occurred with respect to the Fulton Pension Plans or any other employee benefit plan to which Fulton or any of its subsidiaries are a party or by which Fulton or any of its subsidiaries are bound (each hereinafter called a “Fulton Benefit Plan”). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the Fulton Pension Plans or any other Fulton Benefit Plan, and no claim is pending or threatened with respect to any Fulton Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Fulton or any of its subsidiaries have incurred any liability for any tax imposed by Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the Fulton Pension Plans or any other Fulton Benefit Plan. There has not been any audit of any Fulton Benefit Plan by the U.S. Department of Labor, the IRS or the PBGC since 1990.

22

Section 4.14 Environmental Matters. Except as disclosed in Schedule 4.14, Fulton has no material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor’s right) or leased by Fulton and which is required to be reflected, noted or adequately reserved against in Fulton’s consolidated financial statements under generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality standard therein, except as disclosed in Schedule 4.14, neither Fulton nor any of the Fulton Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries.

Section 4.15 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Fulton with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.16 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the shareholders of Resource and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Fulton, Fulton Common Stock, and actions taken and statements made by Fulton in connection with the transactions contemplated herein (other than information provided by Resource or Resource Bank to Fulton), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

23

Section 4.17 Regulatory Approvals. Fulton is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to Fulton’s ability to carry on its business.

Section 4.18 No Finder. Fulton has not paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

Section 4.19 Taxes. Fulton has filed, or has received extension for filing, all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by it as of June 30, 2003. Except as disclosed in Schedule 4.19, (i) Fulton has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) Fulton has not received any notice of deficiency or assessment of additional taxes. Except as disclosed in Schedule 4.19, the accruals and reserves reflected in the Fulton Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Fulton’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 4.20 Title to and Condition of Assets. Fulton has good and marketable title to all material consolidated real and personal properties and assets reflected in the Fulton Balance Sheet or acquired subsequent to June 30, 2003 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Fulton Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

Section 4.21 Contracts. All Fulton Material Contracts are enforceable against Fulton, and Fulton has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. “Fulton Material Contracts” shall be defined as each written or oral contract entered into by Fulton or any Fulton Subsidiary (other than contracts with customers reasonably entered into by Fulton in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Fulton or Fulton Subsidiaries are a party or by which Fulton or any of the Fulton Subsidiaries or any of their properties may be bound.

Section 4.22 Insurance. All policies of insurance covering operations of Fulton which are, in the aggregate, material (except for title insurance policies), including without limitation

24

all financial institutions bonds, held by or on behalf of Fulton are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 4.23 Reports. Fulton and the Fulton Subsidiaries has have all material reports, registrations and statements that are required to be filed with the FRB, the FDIC, the Pennsylvania Department of Banking, and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 4.23 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton Subsidiaries on a consolidated basis. Fulton has furnished Resource with, or made available to Resource, copies of all such filings made in the last three fiscal years and in the period from January 1, 2003 to the date of this Agreement. Fulton is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and Fulton has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton subsidiaries. The Fulton Common Stock is traded on NASDAQ under the symbol “FULT.”

ARTICLE V—COVENANTS OF RESOURCE

From the date of this Agreement until the Effective Time, Resource covenants and agrees to do, and shall cause the Resource Subsidiaries to do, the following:

Section 5.1 Conduct of Business. Except as otherwise consented to by Fulton in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Resource and the Resource Subsidiaries shall:

(i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(ii) use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Resource or any of the Resource Subsidiaries;

(iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Resource or any of the Resource Subsidiaries;

25

(v) keep in full force and effect all insurance policies now carried by Resource or any of the Resource Subsidiaries;

(vi) perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which Resource or any of the Resource Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(vii) maintain their books of account and other records in the Ordinary Course of Business;

(viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Resource or any of the Resource Subsidiaries and to the conduct of their businesses;

(ix) not amend Resource’s or any of the Resource Subsidiaries’ Articles of Incorporation or Bylaws (or Articles of Organization or Operating Agreements, as applicable, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(xi) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.12 or which do not exceed, in any case, $200,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(xii) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(xiii) except for the September Split or as permitted in Section 5.10 herein, not declare, set aside or pay any dividend or make any other distribution in respect of Resource Common Stock or of Resource Preferred Stock;

(xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Resource Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of Resource Common Stock or

26

any other equity or debt securities of Resource (other than the Warrant or the Resource Common Stock issuable under the Warrant);

(xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Resource Benefit Plan (as defined in Section 3.18 herein), except as required by law for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein), severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Resource or any of the Resource Subsidiaries, except that Resource and the Resource Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice or their current policy disclosed in writing to Fulton, and are consistent, in magnitude and otherwise, with the current policy disclosed in writing to Fulton of Resource and the Resource Subsidiaries (provided, however, that no Contract Employees shall receive a salary increase or bonus, except as set forth on Schedule 5.1);

(xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein;

(xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Resource Bank and classifying, valuing and retaining its investment portfolio, during the fiscal year ending December 31, 2003 and thereafter, Resource and the Resource Subsidiaries shall consult with Fulton and shall act in accordance with generally accepted accounting principles;

(xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving an amount in excess of $50,000 or for a term of one year or more;

(xx) except as permitted by (xi) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

27

(xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility other than as disclosed on Schedule 5.1(xxi);

(xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(xxiii) not take any other action which would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code; and

(xxiv) following receipt of both shareholder and regulatory approval of the Merger and upon agreement as to the Effective Date by Fulton and Resource, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve; provided, however, (A) in taking such actions, Resource shall not be required to breach any existing contractual obligations and (B) any such actions taken at the request of Fulton shall be subject to the provisions of subparagraph (a) of Section 7.2(f) herein.

Section 5.2 Best Efforts. Resource and the Resource Subsidiaries shall cooperate with Fulton and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Resource and the Resource Subsidiaries shall: (i) cooperate with Fulton in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); and (ii) cooperate with Fulton in making Resource’s and the Resource Subsidiaries’ employees reasonably available for training by Fulton at Resource’s and the Resource Subsidiaries’ facilities prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Fulton to ensure that Resource’s and the Resource Subsidiaries’ facilities will be properly operated in accordance with Fulton’s policies after the Merger.

Section 5.3 Access to Properties and Records. Resource and the Resource Subsidiaries shall give to Fulton and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Resource and the Resource Subsidiaries as Fulton may reasonably request, subject to the obligation of Fulton and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Resource and the Resource Subsidiaries obtained by reason of such access and subject to applicable law.

Section 5.4 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Resource and the Resource Subsidiaries shall promptly

28

prepare and deliver to Fulton as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities prepared by or for either Resource or any of the Resource Subsidiaries (including, without limitation, delivery of Resource’s audited annual financial statements for 2003 as soon as they are available if the Effective Time has not occurred prior to the date Resource’s Form 10-K for 2003 is due under the 1934 Act) (which additional financial statements and reports are hereinafter collectively referred to as the “Additional Resource Financial Statements”). Resource shall be deemed to make the representations and warranties set forth in Section 3.6, 3.7 and 3.8 to Fulton with respect to the Additional Resource Financial Statements upon delivery thereof.

Section 5.5 Update Schedules. Resource or any of the Resource Subsidiaries shall promptly disclose to Fulton in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

Section 5.6 Notice. Resource or any of the Resource Subsidiaries shall promptly notify Fulton in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Fulton in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition(financial or otherwise), assets, liabilities, business, operations or future prospects of Resource or any of the Resource Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

Section 5.7 No Solicitation.

(a) Resource and the Resource Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of Resource determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Resource, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Resource or the Resource Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Resource or any of the Resource Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of Resource or any of the Resource Subsidiaries, whether or not acting on behalf of Resource or any of its subsidiaries, shall be deemed to be a breach of this Section by Resource.

29

(b) Resource shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and shall take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at the meeting, including recommending the approval of this Agreement by Resource’s shareholders; provided, however, that Resource’s Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, after consultation with outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

(c) The Board of Directors of Resource shall not (1) fail to recommend this Agreement, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fulton, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause Resource to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of Resource shall have determined in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Section shall prohibit Resource from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act, as amended, provided, however, that neither Resource nor its Board of Directors shall, except as permitted by paragraph (b) or (c) of this section, propose to approve or recommend, an Acquisition Proposal.

(e) Resource shall promptly (but in any event within one day) advise Fulton orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. Resource will, to the extent reasonably practicable, keep Fulton fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(i) In the event the Board of Directors of Resource takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) in compliance with the standards in (x) and (y) therein, such action shall allow termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination under Section 8.1(a) herein and shall allow exercise of the Warrant. In the event the Board of Directors of Resource takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) without compliance with the standards in (x) and (y) therein, such action shall constitute a breach allowing termination of this Agreement by Fulton under Section 8.1(b)(iii) herein

30

which shall be treated in the same manner as termination by Fulton under Section 8.1(b)(i) herein and shall allow exercise of the Warrant.

(ii) This Agreement may be terminated by Resource prior to the shareholders meeting of Resource if (A) the Board of Directors of Resource shall have determined in good faith after consultation with outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Resource’s shareholders under applicable law, (B) it is not in breach of its obligations under this Section 5.7 in any material respect and has complied with, and continues to comply with, all requirements and procedures of this Section 5.7 in all material respects and the Board of Directors of Resource has authorized, subject to complying with the terms of this Agreement, Resource to enter into a binding written agreement for a transaction that constitutes a Superior Proposal and Resource notifies Fulton in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice; (C) Fulton does not make, within five (5) business days after receipt of Resource’s written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of Resource reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of Resource as the Superior Proposal and during such period Resource reasonably considers and discusses in good faith all proposals submitted by Fulton and, without limiting the foregoing, meets with, and causes its financial and legal advisors to meet with, Fulton and its advisors from time to time as required by Fulton to consider and discuss in good faith Fulton’s proposals, and (D) prior to Resource’s termination pursuant to this Section 5.7(e)(ii), Resource confirms in writing that such termination allows exercise of the Warrant. Resource agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the five (5) business days after Fulton has received the notice to Fulton required by clause (C) and (y) to notify Fulton promptly if its intention to enter into a binding agreement referred to in its notice to Fulton shall change at any time after giving such notice.

(f) For the purpose of this Section 5.7:

(i) “Acquisition Proposal” shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of Resource or any of the Resource Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of Resource or any of the Resource Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Resource or any of the Resource Subsidiaries.

(ii) A “Superior Proposal” shall be an Acquisition Proposal that the Board of Directors of Resource believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition

31

Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor), would, if consummated, result in a transaction more favorable to the shareholders of Resource from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

Section 5.8 Affiliate Letters. Resource shall use its best efforts to deliver or cause to be delivered to Fulton, at or before the Closing, a letter from each of the officers and directors of Resource and shall use its best efforts to obtain and deliver such a letter from each shareholder of Resource who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Resource, in form and substance satisfactory to Fulton and Resource, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of Fulton Common Stock to be received by such person pursuant to this Agreement.

Section 5.9 No Purchases or Sales of Fulton Common Stock During Price Determination Period. Resource and the Resource Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each shareholder of Resource who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of Resource does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period.

Section 5.10 Dividends. Between the date of this Agreement and the Effective Date, Resource shall not declare or pay cash dividends on the Resource Common Stock; provided, however, that Resource may declare and pay a dividend of up to $.17 per share (such amount to be adjusted appropriately with the September Split) on the Resource Common Stock on each of (i) January 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on Fulton Common Stock scheduled to be paid on or about January 15, 2004; (ii) April 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about April 22, 2004; (iii) July 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about July 15, 2004 and (iv) October 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about October 15, 2004 (it being the intent of Fulton and Resource that Resource be permitted to pay a dividend on the Resource Common Stock on the dates indicated in subsections (ii), (iii) and (iv) above only if the shareholders of Resource, upon becoming shareholders of Fulton,

32

would not be entitled to receive a dividend on the Fulton Common Stock on the payment dates indicated in such subsections).

Section 5.11 Best Efforts as to Remaining Waiver Employees. Resource shall use its best efforts to obtain the waivers referenced in Section 3.17 from the Waiver Employees who did not execute waivers prior to the date of this Agreement.

ARTICLE VI—COVENANTS OF FULTON

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Fulton covenants and agrees to do the following:

Section 6.1 Best Efforts. Fulton shall cooperate with Resource and the Resource Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Fulton agrees to do the following:

(a) Applications for Regulatory Approval. Fulton shall promptly prepare and file, with the cooperation and assistance of (and after review by) Resource and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act and Chapter 15 of Title 6.1 of the Virginia Code, as amended.

(b) Registration Statement. Fulton shall promptly prepare, with the cooperation and assistance of (and after review by) Resource and its counsel and accountants, and file with the SEC a registration statement (the “Registration Statement”) for the purpose of registering under the 1933 Act the shares of Fulton Common Stock to be issued to shareholders of Resource under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the “Proxy Statement/Prospectus”) for the purpose of registering under the 1933 Act the shares of Fulton Common Stock to be issued to the shareholders of Resource, and the soliciting of the proxies of Resource’s shareholders in favor of the Merger, under the provisions of this Agreement. Fulton may rely upon all information provided to it by Resource and Resource Bank in this connection and Fulton shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Fulton in reliance upon any information provided to Fulton by Resource or the Resource Subsidiaries or by any of their officers, agents or representatives. Fulton shall provide a draft of the Registration Statement to Resource and its counsel for comment and review at least ten (10) business days in advance of the anticipated filing date.

(c) State Securities Laws. Fulton, with the cooperation and assistance of Resource and its counsel and accountants, shall promptly take all such actions as may be

33

necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d) Stock Listing. Fulton, with the cooperation and assistance of Resource and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of Fulton Common Stock to be issued in the Merger on NASDAQ.

(e) Adopt Amendments. Fulton shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of Fulton’s Common Stock or could reasonably be expected to have a material adverse effect on the ability of Fulton to perform its obligations under this Agreement.

(f) Tax Treatment. Fulton shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

Section 6.2 Access to Properties and Records. Fulton shall give to Resource and to its authorized employees and representatives (including without limitation Resource’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Fulton as Resource may reasonably request, subject to the obligation of Resource and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Fulton obtained by reason of such access.

Section 6.3 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Fulton shall promptly prepare and deliver to Resource as soon as practicable each Quarterly Report to Fulton’s shareholders and any Annual Report to Fulton’s shareholders normally prepared by Fulton. Fulton shall be deemed to make the representations and warranties set forth in Sections 4.6, 4.7 and 4.8 herein to Resource with respect to the financial statements (hereinafter collectively referred to as the “Additional Fulton Financial Statements”) set forth in the foregoing Quarterly Reports and any Annual Report to Fulton’s shareholders upon delivery thereof.

Section 6.4 Update Schedules. Fulton shall promptly disclose to Resource in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

Section 6.5 Notice. Fulton shall promptly notify Resource in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Resource in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

34

Section 6.6 No Purchase or Sales of Fulton Common Stock During Price Determination Period. Neither Fulton nor any Subsidiary of Fulton, nor any executive officer or director of Fulton or any Subsidiary of Fulton, nor any shareholder of Fulton who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Fulton, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period; provided, however, that Fulton may purchase shares of Fulton Common Stock in the ordinary course of business during the Price Determination Period for the benefit of Fulton’s Benefit Plans or Fulton’s Dividend Reinvestment Plan.

Section 6.7 Assumption of Resource Debentures. Fulton agrees that, effective with the Effective Date, it shall assume Resource’s 9.25% Junior Subordinated Debentures due April 15, 2029, Variable Rate Junior Subordinated Debentures due December 8, 2031 and Variable Rate Junior Subordinated Debentures due November 7, 2032, and all of Resource’s obligations under the related Indentures, and shall take all actions necessary or appropriate in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

Section 6.8 Employment Arrangements.

(a) From and after the Effective Time, (i) Fulton, Resource Bank or another subsidiary of Fulton (any such parties employing employees of Resource or a Resource Subsidiary, the “Fulton Employers”) shall: (A) satisfy each of the Employment Obligations (as defined in Section 3.17 herein), and (B) use its good faith efforts to retain each present employee of Resource and the Resource Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Fulton Employers at a compensation commensurate with the position), (ii) in the event that the Fulton Employers shall continue to employ officers or employees of Resource and the Resource Subsidiaries as of the Effective Time, the Fulton Employers shall employ such persons on the Effective Time who are not Contract Employees (as defined in Section 3.17 herein) as “at-will” employees, and (iii) in the event the Fulton Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of, any officers or employees of Resource or the Resource Subsidiaries who are not Contract Employees, the Fulton Employers shall pay severance benefits to such employees (other than Contract Employees) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, the greater of (I) three months’ salary or (II) one week’s salary and one week’s salary for each year of service with Resource or a Resource Subsidiary, thereafter, up to a maximum of 26 weeks’ salary; or (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Fulton or its successor.

35

(b) The Fulton Employers shall be obligated to provide employee benefits to each person who is an employee of Resource or a Resource Subsidiary, on the Effective Time and continues to be employed that are substantially equivalent, in the aggregate, to the benefits under the Resource Benefit Plans prior to the Effective Time, until the earlier of: (A) at least three (3) years after the Effective Date, or (B) the date that the Fulton Employers can no longer satisfy the applicable qualified retirement plan discrimination testing under the Code. For vesting and eligibility purposes for employee benefits, under each Fulton Benefit Plan and/or any employee benefit plan established by Fulton after the Effective Date, employees of Resource and the Resource Subsidiaries shall receive credit for years of service with Resource and the Resource Subsidiaries.

Section 6.9 Insurance; Indemnification.

(a) For four (4) years after the Effective Date, Fulton shall (and Resource Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Resource’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of Resource as of the date of this Agreement and carry such premium (not to exceed the greater of (i) 150% of the current premium for Resource’s existing directors and officers liability insurance policy or (ii) the applicable percentage increase payable by Fulton during such period for its directors and officers liability insurance policy) and that Fulton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) From and after the Effective Date, Fulton shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Resource or a Resource Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fulton, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Resource or a Resource Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or

36

Bylaws of Resource or a Resource Subsidiary as in effect as of the date hereof (and Fulton shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and Fulton’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any claim, shall notify Fulton (but the failure to so notify Fulton shall not relieve Fulton from any liability which Fulton may have under this section except to the extent Fulton is materially prejudiced thereby). In the defense of any action covered by this Section 6.9(b), Fulton shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Fulton and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Fulton shall have an obligation to advance funds to satisfy an obligation of Fulton or any successor to Fulton under this Section 6.9(b) to the same extent that Fulton would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

Section 6.10 Appointment of Fulton Director. Fulton shall, on or promptly after the Effective Date (but no later than Fulton’s next Board of Directors meeting following the Effective Date), appoint to Fulton’s Board of Directors one of Resource’s current directors designated, subject to the reasonable approval of Fulton, by vote of Resource’s Board of Directors prior to the Effective Date, to serve as a director of Fulton. Fulton has a mandatory retirement policy for directors who attain age 70; however, Fulton would “grandfather” the present director of Resource appointed as set forth above from the application of such policy for a three year period after the Effective Date unless such director would have otherwise been obligated to retire from the Board of Resource under any policy it currently has in effect.

Section 6.11 Continuation of Resource Bank’s Structure, Name and Directors.

(a) For a period of three (3) years after the Effective Date, Fulton shall (subject to the right of Fulton and the Resource Bank Continuing Directors (as defined below) to terminate such obligations under this Section 6.11(a) under subsections (b) and (c) below) (i) preserve the business structure of Resource Bank as a Virginia commercial bank; (ii) preserve and use the present name of Resource Bank, and (iii) continue in office the present directors of Resource Bank who indicate their desire to serve (the “Resource Bank Continuing Directors”), provided, that (A) for such three year period, each non-employee Resource Bank Continuing Director shall continue to receive director’s fees from Resource Bank on the same basis as prior to the Effective Date and shall continue to receive such other incidental benefits as he or she was receiving from Resource Bank prior to the Effective Date (the current fees and benefits being set forth on Schedule 6.11 and to remain unchanged through the Effective Date); provided that, in the event an individual Resource Bank Continuing Director ceases to act as a director or as a

37

member of any committee thereof, the foregoing obligation to maintain existing fees and benefits shall not apply to successors in such positions and (B) after such three-year period, each Resource Bank Continuing Director shall be subject to Fulton’s mandatory retirement rules for directors and shall receive the standard fee paid to directors of subsidiary banks of Fulton.

(b) Fulton shall have the right to terminate its obligations under subsection (a) of this Section 6.11 as a result of (i) regulatory requirements, (ii) safe and sound banking practices as enunciated by bank regulatory agencies, or (iii) based upon the advice of outside legal counsel the exercise of their fiduciary duties by Fulton’s directors.

(c) Notwithstanding anything herein to the contrary, the Resource Bank Continuing Directors, in their exercise of their fiduciary duty as to the best interests of Resource Bank and Fulton, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (a) of this Section 6.11.

ARTICLE VII—CONDITIONS PRECEDENT

Section 7.1 Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Resource in accordance with applicable law, NASDAQ rules and regulations, the VSCA and the Articles of Incorporation of Resource.

(b) Regulatory Approvals: The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger), including without limitation, the Federal Reserve Board and the Bureau, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Fulton of a portion of the business of Fulton, or any subsidiary of Fulton or (B) any divestiture by Resource or the Resource Subsidiaries of a portion of their businesses which Fulton in its good faith judgment believes will have a significant and material adverse impact on the business or prospects of Resource or the Resource Subsidiaries, as the case may be, or (ii) impose any condition upon Fulton or Resource Bank, or their other subsidiaries, taken as a whole, which in Fulton’s good faith judgment (x) would be materially burdensome to Fulton and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Fulton as a result of consummating the Merger or (z) would prevent Fulton from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Stock Listing. The shares of Fulton Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ.

38

(d) Tax Opinion. Each of Fulton and Resource shall have received an opinion of Fulton’s counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to Fulton and Resource, addressed to Fulton and Resource, with respect to federal tax laws or regulations, to the effect that:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Fulton and Resource will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code;

(ii) No gain or loss will be recognized by Fulton or Resource by reason of the Merger;

(iii) The bases of the assets of Resource in the hands of Fulton will be the same as the bases of such assets in the hands of Resource immediately prior to the Merger;

(iv) The holding period of the assets of Resource in the hands of Fulton will include the period during which such assets were held by Resource prior to the Merger;

(v) A holder of Resource Common Stock who receives shares of Fulton Common Stock in exchange for his Resource Common Stock pursuant to the reorganization (except with respect to cash received in lieu of fractional shares of Fulton Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

(vi) A holder of Resource Common Stock who receives cash in lieu of a fractional share of Fulton Common Stock will be treated as if he received a fractional share of Fulton Common Stock pursuant to the reorganization which Fulton then redeemed for cash. The holder of Resource Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

(vii) The tax basis of the Fulton Common Stock to be received by the shareholders of Resource pursuant to the terms of this Agreement will include the holding period of the Resource Common Stock surrendered in exchange therefor, provided that such Resource Common Stock is held as a capital asset at the Effective Time.

(viii) The holding period of the shares of Fulton Common Stock to be received by the shareholders of Resource will include the period during which they held the shares of Resource Common Stock surrendered, provided the shares of Resource Common Stock are held as a capital asset on the date of the exchange.

39

(ix) The assumption of the Resource Options described in Section 2.3 shall not be deemed a “modification” of such options under Section 424(h) of the Code.

(e) Registration Statement: The Registration Statement (as defined in Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the shareholders of Resource; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(f) No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Fulton agrees to defend and indemnify Resource and Resource Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Resource and Fulton, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Resource to consummate this Agreement.

(g) Federal and State Securities and Antitrust Laws: All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

Section 7.2 Conditions Precedent to Obligations of Fulton. The obligations of Fulton to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Fulton in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Resource as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Resource shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

40

(c) Opinion of Counsel for Resource: Fulton shall have received an opinion, dated the Effective Time, from Kaufman & Canoles, special counsel to Resource, in substantially the form of Exhibit E hereto. In rendering any such opinion, such special counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Resource, Fulton, affiliates of the foregoing, and others.

(d) Affiliate Agreements: Shareholders of Resource who are or will be affiliates of Resource or Fulton for the purposes of the 1933 Act shall have entered into agreements with Fulton, in form and substance satisfactory to Fulton, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

(e) Resource Options: As may be required by Section 2.3 herein, all holders of Resource Options who have not exercised such options shall have delivered documentation reasonably satisfactory to Fulton with respect to the assumption by Fulton of the Resource Options as set forth in Section 2.3.

(f) No Material Adverse Change: Fulton (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Fulton) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects of Resource and the Resource Subsidiaries on a consolidated basis taken as a whole. In particular, without limiting the generality of the foregoing sentence, the Additional Resource Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Resource as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Resource Balance Sheet. For purposes of this Section 7.2(f), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of Resource or (ii) the ability of Resource to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of any of the following (nor will any of the following be taken into account in determining whether there has been a material adverse change): (a) changes in law, rules, regulations, orders or other binding directives by any governmental entity, including without limitation, changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of Resource taken at the direction or behest of Fulton with the prior written consent of Fulton, including any action or actions, individually or in the aggregate, taken by Resource or the Resource Subsidiaries, (d) changes in economic conditions generally affecting financial institutions or residential mortgage businesses, including, without limitation, changes in the general level of interest rates, (e) the direct effects of

41

compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Resource, including reasonable expenses incurred by Resource in consummating the transactions contemplated by the Agreement, (f) changes in the relative percentages of Resource’s net income generated by Resource Bank’s commercial lending activities and residential mortgage lending activities, (g) national or international political or social conditions, including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), and (i) any existing fact, event, occurrence, or circumstance with respect to which Fulton has knowledge as of the date hereof. At the Closing, Resource shall deliver to Fulton a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Resource or Resource’s transfer agent) as to the issued and outstanding shares of Resource Common Stock and Resource Preferred Stock, shares issuable under outstanding stock options granted under Resource’s Stock Option Plans and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Resource Common Stock or Resource Preferred Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(g) Accountants’ Letter. Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants, Goodman & Company LLP, or any other accounting firm reasonably acceptable to Fulton and Resource, shall have furnished to Fulton an “agreed upon procedures” letter, dated the Effective Date, in form and substance satisfactory to Fulton to the effect that:

(i) In their opinion, the consolidated financial statements of Resource examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Resource, inspection of the minute books of Resource and the Resource Subsidiaries since December 31, 2002, inquiries of officials of Resource and the Resource Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A) any unaudited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Resource included in the

42

Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Registration Statement;

(B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of Resource as compared with amounts shown in the balance sheet as of December 31, 2002 included in the Registration Statement, except in each case for such changes, increases or decreases which the Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

(C) for the period from January 1, 2003 to such specified date, there were any decreases in the consolidated total net interest income, consolidated net interest income after provision for loan losses, consolidated other income, consolidated net income or net income per share amounts of Resource as compared with the comparable period of the preceding year, except in each case for decreases which the Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

(h) Closing Documents: Resource shall have delivered to Fulton: (i) a certificate signed by Resource’s President and Chief Executive Officer and by its Secretary (or other officers reasonably acceptable to Fulton) verifying that, to their knowledge, all of the representations and warranties of Resource set forth in this Agreement are true and correct in all material respects as of the Closing and that Resource has performed in all material respects each of the covenants required to be performed by it under this Agreement; and (ii) such other certificates and documents as Fulton and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Resource Closing Documents”).

Section 7.3 Conditions Precedent to the Obligations of Resource. The obligation of Resource to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Resource in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Fulton as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Fulton shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Fulton.

43

(c) Opinion of Counsel for Fulton: Resource shall have received an opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Fulton, Resource, affiliates of the foregoing, and others.

(d) Fulton Options: Fulton Stock Options shall have been substituted for the Resource Options which have not been exercised pursuant to Section 2.3 herein. Agreements evidencing the assumption of the Resource Options pursuant to Section 2.3 shall have been delivered and the Registration Statement for the purpose of registering the shares necessary to satisfy Fulton’s obligation with respect to the issuance of Fulton Common Stock pursuant to the exercise of the Fulton Stock Options shall have been declared effective.

(e) No Material Adverse Change: Resource (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Resource) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, or results of operations or future prospects of Fulton. In particular, without limiting the generality of the foregoing sentence, the Additional Fulton Financial Statements (as defined in Section 6.3) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Fulton as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Fulton Balance Sheet. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of Fulton or (ii) the ability of Fulton to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of any of the following (nor will any of the following be taken into account in determining whether there has been a material adverse change): (a) changes in law, rules, regulations, orders or other binding directives by any governmental entity, including without limitation, changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions generally affecting financial institutions or residential mortgage businesses, including, without limitation, changes in the general level of interest rates, and (d) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Fulton, including reasonable expenses incurred by Fulton in consummating the transactions contemplated by the Agreement, (e) changes in the relative percentages of Fulton’s net income generated by Fulton’s commercial lending activities and residential mortgage lending activities, (f) national or international political or social conditions,

44

including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (g) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), and (h) any existing fact, event, occurrence, or circumstance with respect to which Resource has Knowledge as of the date hereof. At the Closing, Fulton shall deliver to Resource a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Fulton and/or Fulton’s transfer agent) as to the issued and outstanding shares of Fulton Common Stock, shares of Fulton Common Stock reserved for issuance upon the exercise of stock options, under Fulton’s Employee Stock Purchase Plan, under Fulton’s Dividend Reinvestment Plan and under Fulton’s Shareholders Rights Plan, any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Fulton’s Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(f) Fairness Opinion: Resource shall have obtained from each of Ryan Beck & Co. and Scott & Stringfellow, Inc. or from another independent financial advisor selected by the Board of Directors of Resource, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of Resource stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of Resource from a financial point of view.

(g) Closing Documents: Fulton shall have delivered to Resource: (i) a certificate signed by Fulton’s Chairman and Chief Executive Officer (or other officer reasonably acceptable to Resource) verifying that, to their knowledge, all of the representations and warranties of Fulton set forth in this Agreement are true and correct in all material respects as of the Closing and that Fulton has performed in all material respects each of the covenants required to be performed by Fulton; and (ii) such other certificates and documents as Resource and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Fulton Closing Documents”).

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Resource) as follows:

(a) Mutual Consent: This Agreement may be terminated by mutual consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of Resource and Fulton, followed by written notices given to the other party.

45

(b) Unilateral Action by Fulton: This Agreement may be terminated unilaterally by the affirmative vote of the Board of Directors of Fulton, followed by written notice given promptly to Resource, if: (i) there has been a material breach by Resource of any material representation or, warranty or material failure by Resource to comply with any material covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Fulton to Resource; (ii) any condition precedent to Fulton’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Fulton or unless any such condition remains unsatisfied primarily as a result of Fulton breaching any of its representations, warranties or covenants in this Agreement, on June 30, 2004; provided, that such date may be extended until September 30, 2004 by Resource by written notice to Fulton (given not later than June 30, 2004) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Fulton’s Board of Directors makes an election provided for in Section 5.7(e)(i) herein.

(c) Unilateral Action By Resource: This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of Resource, followed by written notice given promptly to Fulton, if: (i) there has been a material breach by Fulton of any material representation, or warranty or material failure by Fulton to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Resource to Fulton; (ii) any condition precedent to Resource’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Resource or unless any such condition remains unsatisfied primarily as a result of Resource breaching any of its representations, warranties or covenants in this Agreement, on June 30, 2004; provided, that such date may be extended until September 30, 2004 by Fulton by written notice to Resource (given not later than June 30, 2004) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; (iii) Resource’s Board of Directors makes an election provided for in, and subject to the conditions of, Section 5.7(e)(ii) herein, (iv) the fairness opinion described in Section 7.3(f) is withdrawn; or (v) the shareholders of Resource do not approve the Merger at a special shareholders meeting called for such purpose.

Section 8.2 Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

(b) Limited Liability. Subject to the terms of the Warrant Agreement and the Warrant, the termination of this Agreement in accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party’s

46

directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by Fulton by reason of a material breach by Resource, or if this Agreement is terminated by Resource by reason of a material breach by Fulton, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party (i.e., Fulton or Resource) shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives. In no event shall either party’s directors, officers, shareholders, agents or representatives have any personal liability for any misrepresentation or breach in connection with this Agreement.

(c) Confidentiality. In the event of a termination of this Agreement, neither Fulton nor Resource nor Resource Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

Section 8.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Resource), but only by a written instrument duly authorized, executed and delivered by Fulton and by Resource; provided, however, that any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former shareholders of Resource in exchange for their shares of Resource Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Resource in accordance with applicable provisions of the VSCA.

Section 8.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Resource) by a written instrument duly authorized, executed and delivered by such party or parties.

ARTICLE IX—CLOSING AND EFFECTIVE TIME

Section 9.1 Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the “Closing”) at the offices of Fulton at One Penn Square, Lancaster, Pennsylvania, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date to be agreed upon by the parties, at which time the parties shall deliver the Resource Closing Documents, the Fulton Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

47

Section 9.2 Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Fulton and Resource will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) and the Virginia State Corporation Commission (the “Commission” and, with the Department of State, the “Filing Offices”). The Merger shall become effective on 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X—NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.1 No Survival. The representations and warranties of Resource and of Fulton set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI—GENERAL PROVISIONS

Section 11.1 Expenses. Except as provided in Section 8.2(b) herein, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of Fulton.

Section 11.2 Other Mergers and Acquisitions. Subject to the right of Resource to refuse to consummate this Agreement pursuant to Section 8.1(c)(i) herein by reason of a material breach by Fulton of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed: (i) to preclude Fulton from acquiring, or to limit in any way the right of Fulton to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of Fulton Common Stock or otherwise; (ii) to preclude Fulton from issuing, or to limit in any way the right of Fulton to issue, prior to or following the Effective Time, Fulton Common Stock, Fulton Preferred Stock or any other equity or debt securities; or (iii) to preclude Fulton from taking, or to limit in any way the right of Fulton to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

Section 11.3 Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

48

(a) If to Fulton, to:

Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

     With a copy to:

Paul G. Mattaini, Esquire

Barley, Snyder, Senft & Cohen, LLC

126 East King Street

Lancaster, Pennsylvania 17602

(b) If to Resource, to:

Lawrence N. Smith, Chief Executive Officer

Resource Bankshares Corporation

3720 Virginia Beach Boulevard

Virginia Beach, Virginia 23452

     With a copy to:

T. Richard Litton, Jr., Esquire

Kaufman & Canoles, P.C.

150 West Main Street

P.O. Box 3037

Norfolk, Virginia 23514-3037

Section 11.4 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

Section 11.5 Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the VSCA or federal law specifically applies to the Merger and the transactions contemplated thereby.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

49

Section 11.7 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

Section 11.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with the Warrant Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[SIGNATURE PAGE TO FOLLOW]

50

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/S/ RUFUS A. FULTON, JR.
Rufus A. Fulton, Jr. Chairman and Chief Executive Officer

Attest:	/S/ GEORGE R. BARR, JR.
George R. Barr, Jr. Secretary

RESOURCE BANKSHARES CORPORATION

By:	/S/ LAWRENCE N. SMITH
Lawrence N. Smith Chief Executive Officer

Attest:	/S/ DEBRA C. DYCKMAN
Debra C. Dyckman Secretary

51

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

First Amendment to Agreement and Plan of Merger made as of the 28th day of August, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”) and RESOURCE BANKSHARES CORPORATION, a Virginia corporation having its administrative headquarters at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452 (“Resource”).

BACKGROUND:

Fulton and Resource are parties to an Agreement and Plan of Merger dated as of August 25, 2003 (the “Merger Agreement”). The parties desire to amend the Merger Agreement to clarify and confirm that the declaration (and subsequent payment) of Resource’s regular dividend scheduled to be declared on October 1, 2003 (and paid thereafter) is to be permitted.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

1. Section 5.10 of the Merger Agreement is hereby amended and restated as follows:

Between the date of this Agreement and the Effective Date, Resource shall not declare or pay cash dividends on the Resource Common Stock; provided, however, that Resource may declare (and subsequently pay) a dividend of up to $.17 per share (such amount to be adjusted appropriately with the September Split) on the Resource Common Stock on each of (i) October 1, 2003; (ii) January 2, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on Fulton Common Stock scheduled to be paid on or about January 15, 2004; (iii) April 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about April 15, 2004; (iv) July 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about July 15, 2004 and (v) October 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about October 15, 2004 (it being the intent of Fulton and Resource that Resource be permitted to pay a dividend on the Resource Common Stock on the dates indicated in subsections (ii), (iii), (iv) and (v) above only if the shareholders of Resource, upon becoming shareholders of Fulton, would not be entitled to receive a dividend on the Fulton Common Stock on the payment dates indicated in such subsections).

2. Except as hereinabove amended, the Merger Agreement is hereby reaffirmed and ratified in its entirety and shall remain in full force and effect. Should there be any conflict or ambiguity between the matters expressed in this First Amendment and the terms and conditions of the Merger Agreement, the parties intend that the provisions of this First Amendment shall prevail and supersede any such conflict or ambiguity.

3. This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

[SIGNATURE PAGE WILL FOLLOW]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Agreement and Plan of Merger to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:

RESOURCE BANKSHARES CORPORATION

By:

Exhibit “B”

Warrant Agreement

and

Warrant

WARRANT AGREEMENT

THIS WARRANT AGREEMENT is made as of August 25, 2003 by and between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”) and Resource Bankshares Corporation, a Virginia corporation (“Resource”).

W I T N E S S E T H:

WHEREAS, Fulton and Resource are, simultaneously with the execution of this Agreement, entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, as a condition to Fulton’s entry into the Merger Agreement and in consideration of such entry, Resource has agreed to issue to Fulton, on the terms and conditions set forth herein, a warrant entitling Fulton to purchase up to an aggregate of 990,000 shares of Resource’s common stock, $1.50 par value per share (the “Common Stock”);

NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, Fulton and Resource agree as follows:

1. Issuance of Warrant. Concurrently with the execution of the Merger Agreement and this Agreement, Resource shall issue to Fulton a warrant in the form attached as Exhibit A hereto (the “Warrant”, which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 990,000 shares of Common Stock, subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $37.659 per share, subject to adjustment as provided in the Warrant (the “Exercise Price”). So long as the Warrant is outstanding and unexercised, Resource shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock. Resource represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of Common Stock upon exercise of the Warrant. Resource covenants that the shares of Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the “Securities.” So long as the Warrant is owned by Fulton, the Warrant will in no event be exercised for more than that number of shares of Common Stock equal to 990,000 (subject to adjustment as provided in the Warrant) less the number of shares of Common Stock at the time owned by Fulton.

2. Assignment, Transfer, or Exercise of Warrant. Fulton will not sell, assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of Resource except upon or after the occurrence of any of the following: (i) a breach of any representation, warranty, or covenant set forth in the Merger Agreement by Resource which would permit a termination of the Merger Agreement by Fulton pursuant to Section 8.1(b)(i) thereof following: (A) the occurrence of an event described in subparagraphs (iii) or (iv) below or (B) an offer or filing described in subparagraph (v) below; (ii) the failure of Resource’s shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any Person (other than Fulton) of an offer or proposal to acquire 25% or more of the Common Stock (before giving effect to any exercise of the Warrant), or to acquire, merge or consolidate with Resource, or to purchase all or substantially all of Resource’s assets (including without limitation any shares of any subsidiary of Resource or all or substantially all of any such subsidiary’s assets) and, within ten business days after such announcement, the Board of Directors of Resource either fails to recommend against acceptance of such offer by Resource’s shareholders or takes no position with respect thereto; (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv) any Person (other than Fulton) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of Resource such that, upon consummation of such offer, such Person would have Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant) and, within 12 months from such offer or filing, such person consummates an acquisition described in subparagraph (iii) above; (v) Resource shall have entered into an agreement, letter of intent, or other understanding with any Person (other than Fulton) providing for such Person (A) to acquire, merge, consolidate or enter into a statutory share exchange with Resource or to purchase all or substantially all of Resource’s assets (including without limitation any shares of any subsidiary of Resource or all or substantially all of any such subsidiary’s assets), or (B) to negotiate with Resource with respect to any of the events or transactions mentioned in the preceding clause (A); or (vi) termination, or attempted termination, of the Merger Agreement by Resource under Section 8.1(c)(iii) of the Merger Agreement. As used in this Paragraph 2, the terms “Beneficial Ownership” and “Person” shall have the respective meanings set forth in Paragraph 7(f).

3. Registration Rights. If, at any time within two years after the Warrant may be exercised or sold, Resource shall receive a written request therefor from Fulton, Resource shall prepare and file a shelf registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the Warrant and/or the Common Stock issued or issuable upon exercise of the Warrant (the “Securities”), and shall use its best efforts to cause the Registration Statement to become effective and remain current for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to affect such sale or other disposition. Without the prior written consent of Fulton, neither Resource nor any other holder of securities of Resource may include such securities in the Registration Statement.

4. Duties of Resource upon Registration. If and whenever Resource is required by the provisions of Paragraph 3 of this Agreement to effect the registration of any of the Securities under the Securities Act, Resource shall:

(a) prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments to the Registration Statement and supplements to the prospectus contained

2

therein as may be necessary to keep the Registration Statement effective and current;

(b) furnish to Fulton and to the underwriters of the Securities being registered such reasonable number of copies of the Registration Statement, the preliminary prospectus and final prospectus contained therein, and such other documents as Fulton or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

(c) use its best efforts to register or qualify the Securities covered by the Registration Statement under the state securities or blue sky laws of such jurisdictions as Fulton or such underwriters may reasonably request;

(d) notify Fulton, promptly after Resource shall receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to any prospectus forming a part of the Registration Statement has been filed;

(e) notify Fulton promptly of any request by the SEC for the amending or supplementing of the Registration Statement or the prospectus contained therein, or for additional information;

(f) prepare and file with the SEC, promptly upon the request of Fulton, any amendments or supplements to the Registration Statement or the prospectus contained therein which, in the opinion of counsel for Fulton, are required under the Securities Act or the rules and regulations promulgated by the SEC thereunder in connection with the public offering of the Securities;

(g) prepare and promptly file with the SEC such amendments of or supplements to the Registration Statement or the prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) advise Fulton, promptly after Resource shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement, or the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

(i) at the request of Fulton, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel for Resource for the purposes of such registration, addressed to the underwriters and to Fulton, covering such matters as such underwriters and Fulton may reasonably request and as are customarily covered by issuer’s counsel at that time; and (ii) a letter or letters from the independent accountants for Resource, addressed to the underwriters and to Fulton, covering such matters as such underwriters or Fulton may reasonably request, in which letters such accountants shall state (without limiting the

3

generality of the foregoing) that they are independent accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of Resource included in the Registration Statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

5. Expenses of Registration. With respect to the registration requested pursuant to Paragraph 3 of this Agreement, (a) Resource shall bear all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of Resource to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) Fulton shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for Fulton and any other expenses incurred by Fulton.

6. Indemnification. In connection with any Registration Statement or any amendment or supplement thereto:

(a) Resource shall indemnify and hold harmless Fulton, any underwriter (as defined in the Securities Act) for Fulton, and each person, if any, who controls Fulton or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Fulton or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Resource will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Fulton, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

(b) Fulton shall indemnify and hold harmless Resource, any underwriter (as defined in the Securities Act), and each person, if any, who controls Resource or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Resource or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made

4

in reliance upon and in conformity with written information furnished by Fulton specifically for use in the preparation thereof.

(c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

(d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Fulton and Resource agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and Fulton as a group were considered a single entity for such purpose.

7. Redemption and Repurchase Rights.

(a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require Resource to

5

redeem some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the “Redemption Price”) equal to the highest of: (i) 110% of the the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of Resource’s assets or all or substantially all of a subsidiary of Fulton’s assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Resource as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to Resource.

(b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require Resource to repurchase all or any portion of the Warrant at a price (the “Warrant Repurchase Price”) equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring Resource to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

(c) The Holder’s right, pursuant to this Paragraph 7, to require Resource to repurchase a portion or all of the Warrant, and/or to require Resource to redeem some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 60th day following the occurrence of any event described in Paragraph 2.

(d) The Holder may exercise its right, pursuant to this Paragraph 7, to require Resource to repurchase all or a portion of the Warrant, and/or to require Resource to redeem some or all of the shares of Common Stock for which the Warrant was exercised, by surrendering for such purpose to Resource, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be redeemed accompanied by a written notice stating that it elects to require Resource to repurchase the Warrant or a portion thereof and/or to redeem all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, Resource shall deliver or cause to be delivered to the Holder: (i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from redeeming, and/or (ii) the applicable Warrant Repurchase Price, and/or (iii) if the Holder has given Resource notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be redeemed, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock redeemed and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

(e) To the extent that Resource is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or

6

redeeming the Common Stock as to which the Holder has given notice of repurchase and/or redemption, Resource shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which Resource is no longer so prohibited; provided, however, that to the extent that Resource is at the time and after the expiration of 25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and Resource hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), Resource shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which Resource is then so prohibited from repurchasing, and/or Resource shall deliver to the Holder a certificate for the shares of Common Stock which Resource is then so prohibited from redeeming, and Resource shall have no further obligation to repurchase such new Warrant or redeem such Common Stock; and provided further, that upon receipt of such notice and until five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to Resource at its principal office stating that the Holder elects to revoke its election to exercise its right to require Resource to repurchase the Warrant and/or redeem the Common Stock, whereupon Resource will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of Common Stock surrendered to Resource for purposes of such repurchase and/or redemption, and Resource shall have no further obligation to repurchase such Warrant and/or redeem such Common Stock.

(f) As used in this Agreement the following terms have the meanings indicated:

(1) “Acquiring Person” shall mean any “Person” (hereinafter defined) who or which is the “Beneficial Owner” (hereinafter defined) of 25% or more of the Common Stock;

(2) A “Person” shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a “Person” by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

(3) A Person shall be a “Beneficial Owner”, and shall have “Beneficial Ownership,” of all securities:

(i) which such Person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; and

(ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

7

(4) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

8. Remedies. Without limiting the foregoing or any remedies available to Fulton, it is specifically acknowledged that Fulton would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of Resource’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

9. Miscellaneous.

(a) The representations, warranties, and covenants of Resource set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

(b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

(c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/S/ RUFUS A. FULTON, JR.
Rufus A. Fulton, Jr., President and Chief Executive Officer

Attest:	/S/ GEORGE R. BARR
George R. Barr, Secretary

RESOURCE BANKSHARES CORPORATION

By:	/S/ LAWRENCE N. SMITH Lawrence N. Smith, Chief Executive Officer

Attest:	/S/ DEBRA C. DYCKMAN Debra C. Dyckman, Secretary

9

WARRANT

to Purchase up to 990,000 Shares of the

Common Stock, $1.50 Par Value,

of

RESOURCE BANKSHARES CORPORATION

This is to certify that, for value received, Fulton Financial Corporation (“Fulton”) or any permitted transferee (Fulton or such transferee being hereinafter called the “Holder”) is entitled to purchase, subject to the provisions of this Warrant, from Resource Bankshares Corporation, a Virginia corporation (“Resource”), at any time on or after the date hereof, an aggregate of up to 990,000 fully paid and non-assessable shares of common stock, $1.50 par value (the “Common Stock”), of Resource at a price per share equal to $37.659, subject to adjustment as herein provided (the “Exercise Price”).

1. Exercise of Warrant. Subject to the provisions hereof and the limitations set forth in Paragraph 2 of a Warrant Agreement of even date herewith by and between Fulton and Resource (the “Warrant Agreement”), which Warrant Agreement was entered into simultaneously with a Merger Agreement of even date herewith between Fulton and Resource (the “Merger Agreement”), this Warrant may be exercised in whole or in part or sold, assigned or transferred at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to Resource at the principal office of Resource, accompanied by (i) a written notice of exercise, (ii) payment to Resource, for the account of Resource, of the Exercise Price for the number of shares of Common Stock specified in such notice, and (iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

Upon such presentation and surrender, Resource shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. Resource covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

If this Warrant should be exercised in part only, Resource shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by Resource of this Warrant, in proper form for exercise, and subject to the limitations set forth in paragraph 2 of the Warrant Agreement, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Resource may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Resource shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

10

2. Reservation of Shares; Preservation of Rights of Holder.

Resource shall at all times while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. Resource further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by Resource, (ii) it will promptly take all action (including (A) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. §18a and the regulations promulgated thereunder and (B) in the event that, under Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. §1842(a)(3)), or the Change in Bank Control Act of 1978, as amended (12 U.S.C. §1817(j)), prior approval of the Board of Governors of the Federal Reserve System (the “Board”) is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as the Board may require) in order to permit the Holder to exercise this Warrant and Resource duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

3. Fractional Shares. Resource shall not be required to issue fractional shares of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by check at the Exercise Price.

4. Exchange or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Resource for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term “Warrant” as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Resource of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Resource will execute and deliver a new Warrant of like tenor and date.

5. Repurchase. The Holder shall have the right to require Resource to repurchase all or any portion of this Warrant under the terms and subject to the conditions of Paragraph 7 of the Warrant Agreement.

6. Adjustment. The number of shares of Common Stock issuable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

11

(A) Stock Dividends, etc.

(1) Stock Dividends. In case Resource shall pay or make a dividend or other distribution on any class of capital stock of Resource in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution. An adjustment pursuant to the foregoing provisions shall be made on September 5, 2003 with respect to a 3 for 2 stock dividend declared by Resource and payable on that date.

(2) Subdivisions. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

(3) Reclassifications. The reclassification of Common Stock into securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective,” or “the day upon which such combination becomes effective,” as the case may be, within the meaning of clause (2) above.

(4) Optional Adjustments. Resource may make such increases in the number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

(5) Adjustment to Exercise Price. Whenever the number of shares of Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment. An adjustment pursuant to the foregoing provisions shall be made on September 5, 2003 with respect to a 3 for 2 stock dividend declared by Resource and payable on that date.

12

(B) Certain Sales of Common Stock.

(1) Adjustment to Shares Issuable. If and whenever Resource sells or otherwise issues (other than under circumstances in which Paragraph 6(A) applies) any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

(2) Adjustment to Exercise Price. If and whenever Resource sells or otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies) for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by Resource upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

(C) Definition. For purposes of this Paragraph 6, the term “Common Stock” shall include (1) any shares of Resource of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Resource and which is not subject to redemption by Resource, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

7. Notice.

(A) Whenever the number of shares of Common Stock for which this Warrant is exercisable is adjusted as provided in Paragraph 6, Resource shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of Resource, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

(B) Upon the occurrence of any event which results in the Holder having the right to require Resource to repurchase this Warrant, as provided in Paragraph 7 of the Warrant Agreement, Resource shall promptly notify the Holder of such event; and Resource shall

13

promptly compute the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of Resource, setting forth the Warrant Repurchase Price and the basis and computation thereof.

8. Rights of the Holder.

(A) Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of Resource’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

(B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in Resource.

9. Termination. This Warrant and the rights conferred hereby shall terminate (i) upon the Effective Time of the Merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement (except a termination pursuant to Section 8.1(b)(iii) of the Merger Agreement) unless an event described in Paragraph 2 of the Warrant Agreement (including the occurrence of an event described in paragraph (iv)(A) therein) occurs prior to such termination in which case this Warrant and the rights conferred hereby, shall not terminate until 12 months after the occurrence of such event, or (iii) to the extent this Warrant has not previously been exercised, 12 months after the occurrence of an event described in Paragraph 2 of the Warrant Agreement (unless termination of the Merger Agreement in accordance with its terms (other than under Section8.1(b)(iii) thereof) occurs prior to the occurrence of such event, in which case (ii) above shall apply).

10. Governing Law. This Warrant shall be deemed to have been delivered in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that Virginia law governs certain aspects of this Warrant as it relates to Resource. In the event of any inconsistency between this Warrant and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall govern.

[Signature Page Follows]

14

Dated: August 25, 2003

RESOURCE BANKSHARES CORPORATION

By:	/S/ LAWRENCE N. SMITH Lawrence N. Smith, Chief Executive Officer

Attest:	/S/ DEBRA C. DYCKMAN Debra C. Dyckman, Secretary

15

Exhibit “C”

Opinion of Ryan Beck & Co.

and

Opinion of Scott & Stringfellow, Inc.

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Fulton Financial provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See Exhibit Index

(b)	Financial Statement Schedules.

None required.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on December 11, 2003.

FULTON FINANCIAL CORPORATION

By:	/s/ RUFUS A. FULTON, JR.

Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Barr, Jr. and Charles J. Nugent and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ JEFFREY G. ALBERTSON Jeffrey G. Albertson	Director	December 11, 2003

/s/ DONALD M. BOWMAN, JR. Donald M. Bowman, Jr.	Director	December 11, 2003

/s/ BETH ANN L. CHIVINSKI Beth Ann L. Chivinski	Senior Vice President and Controller (Principal Accounting Officer)	December 11, 2003

/s/ CRAIG A. DALLY Craig A. Dally	Director	December 11, 2003

/s/ FREDERICK B. FICHTHORN Frederick B. Fichthorn	Director	December 11, 2003

/s/ CLARK S. FRAME Clark S. Frame	Director	December 11, 2003

/s/ RUFUS A. FULTON, JR. Rufus A. Fulton, Jr.	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	December 11, 2003

SIGNATURE	CAPACITY	DATE

/s/ CHARLES V. HENRY, III Charles V. Henry, III	Director	December 11, 2003

/s/ J. ROBERT HESS J. Robert Hess	Director	December 11, 2003

/s/ GEORGE W. HODGES George W. Hodges	Director	December 11, 2003

/s/ CAROLYN R. HOLLERAN Carolyn R. Holleran	Director	December 11, 2003

/s/ CLYDE W. HORST Clyde W. Horst	Director	December 11, 2003

/s/ SAMUEL H. JONES, JR. Samuel H. Jones, Jr.	Director	December 11, 2003

/s/ JOSEPH J. MOWAD, M.D. Joseph J. Mowad, M.D.	Director	December 11, 2003

/s/ CHARLES J. NUGENT Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 11, 2003

/s/ JOHN O. SHIRK John O. Shirk	Director	December 11, 2003

/s/ R. SCOTT SMITH, JR. R. Scott Smith, Jr.	President, Chief Operating Officer and Director	December 11, 2003

Index of Exhibits

No.	Title	Page

2	Agreement and Plan of Merger, dated August 25, 2003, as amended, between Fulton Financial Corporation and Premier Bancorp, Inc. (Furnished as Exhibit A to the document which is included in Part I of the Registration Statement.)	A-1

3	Articles of Incorporation, as amended and restated, and Bylaws of Fulton Financial Corporation, as amended (Incorporated by reference from Exhibit 3 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.)

4	Rights Agreement, dated April 27, 1999, between Fulton Financial Corporation and Fulton Bank (Incorporated by reference to Fulton Financial Corporation’s Form 8-K, Exhibit 4, filed May 6, 1999.)

5.1	Opinion of Barley, Snyder, Senft & Cohen, LLC regarding legality

8	Opinion of Barley, Snyder, Senft & Cohen, LLC regarding tax matters

13	Annual Report on Form 10-K for Fulton Financial Corporation for the year ending December 31, 2002 (Incorporated by reference in the document which is included in Part I of this Registration Statement.)

21	Subsidiaries of Registrant (Incorporated by reference to Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.)

23.1	Consent of Barley, Snyder, Senft & Cohen, LLC (Included as part of Exhibit 5.1 and Exhibit 8.)

23.2	Consent of Ryan Beck & Co.

23.3	Consent of Scott & Stringfellow, Inc.

23.4	Consent of KPMG LLP

23.5	Consent of Goodman & Company, L.L.P.

23.6	Consent of Stambaugh Ness, PC

24	Power of Attorney (Included in the signature page)

99.1	Form of Proxy

99.2	Letter to shareholders of Resource Bankshares Corporation

99.3	Notice of Special Meeting of Shareholder of Resource Bankshares Corporation